AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------
                              NAXOS RESOURCES LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         Canada                                1041                     Not applicable
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)          Classification No.)           Identification No.)

                                 SIDNEY W. KEMP
                                    PRESIDENT
                              409-808 NELSON STREET
                         VANCOUVER, B.C., CANADA V6Z 2H2
                                 (604) 669-8078
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      DELAWARE CORPORATION ORGANIZERS, INC.
                            1201 NORTH MARKET STREET
                              POST OFFICE BOX 1347
                           WILMINGTON, DELAWARE 19899
                                  (302)575-7371
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:
                               DAVID J. KATZ, ESQ.
                         MITCHELL SILBERBERG & KNUPP LLP
                          11377 WEST OLYMPIC BOULEVARD
                       LOS ANGELES, CALIFORNIA 90064-1683

          Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement and the effective date of the continuance of Naxos Resources Ltd., a Canadian corporation (the "Company"), as a domestic corporation under the Delaware General Corporation Law (the "DGCL") under the name Dekka Mining Corporation, (the Company, as continued under the DGCL, "Dekka" or the "Registrant").

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM         PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF           AMOUNT TO BE          OFFERING PRICE PER       AGGREGATE OFFERING             AMOUNT OF
 SECURITIES TO BE REGISTERED         REGISTERED                SHARE(1)                 PRICE(1)            REGISTRATION FEE(1)
   Common Stock, $0.01 par      31,176,406 shares(2)       $0.58 per Share           $18,082,316.00              $5,334.28
            value

(1) Estimated solely for purposes of calculating the registration fee. Computed pursuant to Rule 457(c) based on the average of the closing bid and ask prices of the Common Stock on September 25, 1998 as reported on the OTC Bulletin Board.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement covers such indeterminable number of additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of outstanding options and warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

                              NAXOS RESOURCES LTD.


                                                 ____________________ __, 1998


                               TO OUR SHAREHOLDERS

          Enclosed with this letter is an Information Circular/Prospectus relating to a Meeting of the shareholders of Naxos Resources Ltd., a Canadian corporation (the "Company") called for ________________ __, 1998 at 10:00 a.m. (Pacific Standard Time) at the Sheraton Wall Centre, 1088 Burrard Street, Vancouver, British Columbia, Canada to consider, and if thought fit, approve the change of the corporate domicile of the Company from Canada to the United States.

          As described in detail in the enclosed material, management of the Company and the Board of Directors have unanimously concluded that the emigration is in the best interests of the Company and recommend that the shareholders approve the emigration. The principal reasons for the proposed emigration include: the majority of the shareholders of the Company reside in the United States, the Company views the United States as its primary source for raising capital; the Company believes that lower costs of capital will result from improved access to the U.S. capital markets; the Company's increasingly limited contact with Canada; and the constraints imposed by the Canada Business Corporations Act, which require a majority of the Company's Board of Directors be Canadian residents.

          We look forward to your attendance at the meeting. If you are unable to attend personally, please complete and file a proxy in accordance with the instructions contained in the enclosed material.

          Also included with this letter are important United States federal income tax materials. These materials require prompt attention by shareholders subject to the United States federal income tax laws.

Sincerely,

NAXOS RESOURCES LTD.



Sidney W. Kemp
President

                                TABLE OF CONTENTS


                                                                                                                    Page
                                                                                                                    ----
AVAILABLE INFORMATION............................................................................................    5

SUMMARY  ........................................................................................................    7
         The Company and Dekka...................................................................................    7
         The Continuance.........................................................................................    7
         Background to and Principal Reasons for the Continuance.................................................    9
         Selection of State of Delaware..........................................................................    9
         Comparison of the Company Shares and Dekka Shares.......................................................   10
         Differences in Shareholder Rights Under the CBCA and the DGCL...........................................   10
         Certain Canadian and United States Federal Income Tax Considerations....................................   10
         The Meeting.............................................................................................   12
         Board May Abandon Continuance ..........................................................................   13
         Recommendation of the Board of Directors................................................................   13
         Other Consents Required.................................................................................   13
         Right to Dissent........................................................................................   13
         Recent Market Prices for Common Shares..................................................................   13
         Recent Developments.....................................................................................   13

RISK FACTORS.....................................................................................................   15
         Canadian Federal Income Tax Considerations..............................................................   15
         United States Federal Income Tax Considerations.........................................................   15
         Effects of the Continuance on Shareholders' Rights......................................................   16
         Lack of Profitability; Continuing Losses; and Doubtful Ability to Continue as a Going Concern...........   17
         Lack of Positive Assay Results..........................................................................   17
         Uncertainty of Title to Claims..........................................................................   17
         Lack of Liquidity of Shares.............................................................................   17
         Competition.............................................................................................   17
         Lack of Dividends and Future Dividends .................................................................   17
         Speculative Nature of Mineral Exploration and Uncertainty of Development Projects.......................   18
         Difficulty of Obtaining Capital.........................................................................   18
         Marketability Risks.....................................................................................   18
         Price Volatility........................................................................................   18
         Mining Risks and Risk of Non-availability of Insurance..................................................   18
         Regulation, Environmental Risks and Unpatented Mining Claims............................................   19
         Risks Related to Venezuela..............................................................................   19
         Year 2000 Compliance....................................................................................   20
         Enforceability of Civil Liabilities Against Foreign Persons.............................................   20

NATURE OF TRADING MARKET AND DIVIDEND INFORMATION ...............................................................   21

SELECTED FINANCIAL DATA..........................................................................................   22

THE MEETING......................................................................................................   24
         General  ...............................................................................................   24
         Purpose of the Meeting..................................................................................   24
         Voting Rights...........................................................................................   24
         Solicitation and Revocation of Proxies..................................................................   25

THE CONTINUANCE..................................................................................................   26
         General  ...............................................................................................   26
         Continuance by the Company as Dekka in Accordance With the Special Resolution...........................   26
         Effects of the Continuance..............................................................................   27
         Background to and Principal Reasons for the Continuance.................................................   27
         Selection of State of Delaware..........................................................................   28

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS...............................................................   29
         The Company.............................................................................................   29
         Shareholders Resident in Canada.........................................................................   29
         Shareholders Not Resident in Canada.....................................................................   30

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..........................................................   30
         Tax-Free Reorganization.................................................................................   30
         Consequences to the Company.............................................................................   31
         Consequences to Participating U.S. Shareholders.........................................................   31
         Dissenting Shareholders.................................................................................   32
         Dividends Paid to Non-U.S. Shareholders.................................................................   32
         Backup Withholding......................................................................................   32

COMPARISON OF SHAREHOLDERS' RIGHTS...............................................................................   33
         Vote Required for Extraordinary Transactions............................................................   33
         Amendment to Governing Documents........................................................................   34
         Dissenters' Rights......................................................................................   34
         Oppression Remedy.......................................................................................   35
         Derivative Action.......................................................................................   35
         Shareholder Consent in Lieu of Meeting..................................................................   36
         Director Qualifications.................................................................................   36
         Fiduciary Duties of Directors...........................................................................   36
         Indemnification of Officers and Directors...............................................................   36
         Director Liability......................................................................................   37
         Anti-Takeover Provisions and Interested Stockholder Transactions........................................   37

DISSENTING SHAREHOLDERS' RIGHTS..................................................................................   38

BUSINESS AND PROPERTIES OF THE COMPANY...........................................................................   40
         Summary and Background..................................................................................   40
         Limited Operations......................................................................................   44
         Glossary of Terms.......................................................................................   46
         Properties..............................................................................................   47
         Examination of New Technologies.........................................................................   53
         Risks Inherent in Mining................................................................................   53
         Competition.............................................................................................   54
         Regulations and Government Rules........................................................................   54
         Risks Related to Venezuela..............................................................................   56
         Legal Proceedings.......................................................................................   57

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS...............................................................................   61
         Overview ...............................................................................................   61
         Liquidity and Capital Resources.........................................................................   61
         Results of Operations...................................................................................   64

MANAGEMENT OF THE COMPANY........................................................................................   66

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS.................................................................   68
         Cash Compensation.......................................................................................   68
         Stock Option Plans......................................................................................   68
         Other ..................................................................................................   70
         Summary Compensation Table..............................................................................   70
         Incentive Plans.........................................................................................   71
         Options and SAR Repricings..............................................................................   72
         Option/SAR Grants to Directors and Repricing of Option/SAR Grants to Directors .........................   73
         Retirement and Pension Plans............................................................................   73
         Employment/Management Contracts and Termination of Employment...........................................   73
         Composition of Compensation Committee...................................................................   73
         Performance Graph.......................................................................................   74
         Report on Executive Compensation........................................................................   74
         Compensation of Directors...............................................................................   74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................   75
         Indebtedness of Directors and Executive Officers........................................................   75

PRINCIPAL SHAREHOLDERS ..........................................................................................   75

DESCRIPTION OF CAPITAL STOCK.....................................................................................   77

LEGAL MATTERS....................................................................................................   77

EXPERTS  ........................................................................................................   77

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING..................................................................   77

DIRECTORS' STATEMENT.............................................................................................   77

CERTIFICATE......................................................................................................   77

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NAXOS RESOURCES LTD................................................   F-1

SCHEDULE "A" SPECIAL RESOLUTION WITH RESPECT TO CONTINUANCE......................................................   Sch. A-1

SCHEDULE "B" SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT.................................................   Sch. B-1

SCHEDULE "C" FORM OF CERTIFICATE OF DOMESTICATION OF NAXOS RESOURCES LTD.........................................   Sch. C-1

SCHEDULE "D" FORM OF CERTIFICATE OF INCORPORATION OF DEKKA MINING CORPORATION....................................   Sch. D-1

SCHEDULE "E" FORM OF BYLAWS OF DEKKA MINING CORPORATION..........................................................   Sch. E-1

                              NAXOS RESOURCES LTD.
                          P.O. BOX 12153 NELSON SQUARE
                           SUITE 409-808 NELSON STREET
                         VANCOUVER, B.C., CANADA V6Z 2H2
                             TEL. NO. (604) 669-8078
                             FAX NO. (604) 669-8068

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of NAXOS RESOURCES LTD. (the "Company") will be held at the Sheraton Wall Centre located at 1088 Burrard Street, Vancouver, British Columbia, Canada on ________________ ___, 1998 at 10:00 a.m. (Pacific Standard Time) (the "Meeting"), to transact the following business:

     1. to approve, confirm and adopt, with or without modification, by way of a special resolution, the following resolution to continue the Company out of the Federal jurisdiction of Canada and into the jurisdiction of the State of Delaware:

          "BE IT RESOLVED, by way of special resolution, that:

          a. the Company be and is hereby authorized and directed to apply to the Director of Companies of the Federal jurisdiction for authorization to permit the Company to apply for a Certificate of Continuance under the Delaware General Corporation Law (the "DGCL") pursuant to Section 188 of the Canada Business Corporations Act;

          b. the Company is hereby authorized and directed to apply to the Secretary of State of the State of Delaware to continue the Company as a Delaware corporation under the new name of Dekka Mining Corporation under the DGCL;

          c. the Company be and is hereby and directed to adopt the Certificate of Incorporation and the Bylaws of Dekka Mining Corporation, as attached hereto, in substitution of the Company's Articles and By-Laws;

          d. the Board of Directors be and is hereby authorized, in its discretion, to abandon the Company's continuation and any related filings without further approval of the Company's shareholders;

          e. the Company's Board of Directors be and is hereby authorized and directed to do such acts and execute and deliver such documents as are required and acceptable to the regulatory authorities having jurisdiction over the Company's affairs to give effect to the Company's continuation into the State of Delaware."

     2. The transaction of such further and other business as may properly come before the meeting or any adjournment thereof.

     The Special Resolution will be approved if passed by at least 66 2/3% of the votes cast at the Meeting. A dissenting shareholder is entitled to be paid the fair value of his or her shares in accordance with Section 190 of the CBCA.

     The accompanying Circular/Prospectus provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice. Copies of any documents to be considered, approved, ratified and adopted or authorized at the Meeting will be available for inspection at the Company's Registered Office at 1500 -

1030 West Georgia Street, Vancouver, B.C., V6E 2Y3, during normal business hours up to _________ ___, 1998, and at the Meeting.

     The Company's Board of Directors has fixed ________________ ____, 1998 as the Record Date for the determination of shareholders entitled to receive this notice.

     A shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote in his stead. If you are unable to attend the Meeting in person, please complete, sign and date the enclosed Form of Proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location in accordance with the instructions set out in the Form of Proxy and in the Circular/Prospectus accompanying this Notice.

     Please advise the Company of any change in your address.

DATED at the City of Vancouver, in the Province of British Columbia this ___________ ____, 1998.


                                            BY THE ORDER OF THE BOARD OF
                                            DIRECTORS

                                            NAXOS RESOURCES LTD.


                                            Per:   "Signed"


                                            Sidney W. Kemp
                                            President and Director

                              NAXOS RESOURCES LTD.
                              409-808 NELSON STREET
                         VANCOUVER, B.C., CANADA V6Z 2H2

                              INFORMATION CIRCULAR
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                    TO BE HELD ___________________ __, 1998


                                   PROSPECTUS

                                  COMMON SHARES
                                       OF
                              NAXOS RESOURCES LTD.

     This Information Circular/Prospectus (the "Circular/Prospectus") is being furnished as a management proxy circular in connection with the solicitation by the Board of Directors and management of Naxos Resources Ltd., a Canadian corporation (the "Company"), of proxies for use at the special meeting of shareholders of the Company to be held on _____________ __, 1998 (the "Meeting") at the Sheraton Wall Centre, 1088 Burrard Street, Vancouver, British Columbia, Canada, or any adjournment or adjournments thereof. Proxies will be solicited primarily by mail and may also be solicited by the directors and/or officers of the Company at nominal cost. The cost of such solicitation will be borne by the Company.

     At the Meeting, the Company's shareholders will be asked to vote upon a proposal to (i) continue the Company as a Delaware corporation under the new name Dekka Mining Corporation ("Dekka") under the Delaware General Corporation Law (the "DGCL") and simultaneously discontinue the Company's existence in Canada under the Canada Business Corporations Act (the "CBCA") (the "Continuance"); (ii) approve the Certificate of Incorporation of Dekka (the "Certificate of Incorporation"), which is attached as Schedule "D" hereto and will be filed with the Secretary of State of the State of Delaware along with a Certificate of Domestication (together with the Certificate of Incorporation, the "Delaware Filings"), which is attached as Schedule "C" hereto and incorporated herein by reference, as part of the Continuance; (iii) authorize the Company to apply to the Director of the CBCA for authorization to continue (the "CBCA Authorization"), file the CBCA Authorization and the Delaware Filings with the Secretary of State of the State of Delaware and a notice of the Delaware Filings with the Director of the CBCA; and (iv) authorize the directors of the Company, in their discretion, to abandon the Continuance and any filings related thereto without further approval of the shareholders (collectively, the "Proposals"). In order to take effect, the Proposals must be passed by at least 66 2/3% of the votes cast at the Meeting. The text of the Special Resolution concerning the Continuance is attached as Schedule "A" hereto. The persons named in the enclosed form of proxy intend to vote in favor of the Special Resolution. The Continuance, if approved, will effect a change in the legal domicile of the Company as of the effective date of the Continuance, but will not change the business or operations of the Company. The directors and officers of Dekka immediately following the Continuance will be identical to the current directors and officers of the Company. By operation of law, when the Continuance becomes effective, all of the assets, property, rights, liabilities and obligations of the Company immediately prior to the Continuance will continue to be the assets, property, rights, liabilities and obligations of Dekka, and Dekka will retain the original incorporation date of the Company in Canada as Dekka's date of incorporation for purposes of the DGCL.

     This Circular/Prospectus also constitutes the Prospectus of Dekka under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Dekka Common Stock, par value $0.01 per share (the "Dekka Shares"), to be held by the Company's shareholders following the effective date of the Continuance.

     A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY ATTACHED HERETO, WHO ARE DIRECTORS OF THE COMPANY. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to either the office of the Registrar and Transfer Agent of the Company, Montreal Trust Company of Canada, or the Registered Office of the Company, Walker & Company, on or before ____________ __, 1998. A shareholder who has given a proxy may revoke it at any time prior to its use either (i) by signing a proxy bearing a later date and delivering it to the office of the Registrar and Transfer Agent of the Company, Montreal Trust Company of Canada, or the Registered Office of the Company, Walker & Company, on or before ____________ __, 1998 or (ii) by signing a written notice of revocation and delivering it to the Chairman of the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE CONTINUANCE, THE DELAWARE FILINGS AND CBCA AUTHORIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTINUANCE, THE DELAWARE FILINGS, THE CBCA AUTHORIZATION AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE COMPANY, IN ITS DISCRETION, TO ABANDON THE CONTINUANCE AND ANY FILINGS RELATED THERETO WITHOUT FURTHER APPROVAL OF THE SHAREHOLDERS.

     THE VOTE APPROVING THE SPECIAL RESOLUTION AND THE SECURITIES SUBJECT HEREOF INVOLVE CERTAIN IMPORTANT FACTORS TO BE CONSIDERED. SEE "RISK FACTORS."

     THE COMPANY HAS FILED A REGISTRATION STATEMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN WASHINGTON, D.C. COVERING SHARES OF STOCK OF DEKKA TO BE HELD BY SHAREHOLDERS OF THE COMPANY FOLLOWING THE EFFECTIVE DATE OF THE CONTINUANCE DESCRIBED IN THIS CIRCULAR/PROSPECTUS. THIS
CIRCULAR/PROSPECTUS WAS FILED AS PART OF SUCH REGISTRATION STATEMENT.

     THE SECURITIES SUBJECT HEREOF HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY IN CANADA NOR HAS THE COMMISSION OR SUCH CANADIAN REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS CIRCULAR/PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH STATEMENTS ARE BASED ON BELIEFS OF MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. FORWARD-LOOKING STATEMENTS INCLUDE THOSE PRECEDED BY THE WORDS "BELIEVE," "ESTIMATE," "EXPECT," "INTEND," "WILL," AND SIMILAR EXPRESSIONS, AND INCLUDE ASSAY AND RECOVERY METHODS, ASSAY AND RECOVERY RESULTS, RESERVE ESTIMATES OF FUTURE PRODUCTION, COSTS PER OUNCE, COMMENCEMENT OF OPERATIONS AND COST SAVINGS. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS. SOME IMPORTANT FACTORS AND ASSUMPTIONS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS ARE DISCUSSED BELOW, BUT SUCH LISTING IS NOT MEANT TO BE EXCLUSIVE.

ASSAYING AND RESERVE ESTIMATION ARE INTERPRETIVE PROCESSES BASED ON DRILLING RESULTS, PAST EXPERIENCE, ORE CHARACTERISTICS, ASSAY PROTOCOLS, CONVENTIONAL AND NON-CONVENTIONAL METHODOLOGY, PRICES, COSTS OF MINING, MINING DILUTION AND PROCESSING, CAPITAL EXPENDITURES AND MANY OTHER FACTORS. ACTUAL QUALITY AND CHARACTERISTICS OF ORE DEPOSITS CANNOT BE KNOWN UNTIL ORE IS ACTUALLY MINED. GRADES OF ORE PROCESSED AT ANY TIME ALSO MAY VARY FROM RESERVE ESTIMATES DUE TO GEOLOGIC VARIATIONS WITHIN AREAS MINED. PRODUCTION MAY VARY FROM ESTIMATES BECAUSE OF CHANGES IN RESERVES, FEASIBILITY STUDIES, VARIATION IN ORE MINED FROM ESTIMATED GRADE AND METALLURGICAL CHARACTERISTICS, UNEXPECTED GROUND CONDITIONS, MINING DILUTION, LABOR ACTIONS AND GOVERNMENT RESTRICTIONS. CASH COSTS MAY VARY DUE TO CHANGES FROM RESERVE AND PRODUCTION ESTIMATES, UNEXPECTED MINING CONDITIONS AND CHANGES IN ESTIMATED COSTS OF EQUIPMENT, SUPPLIES, AND UTILITIES, LABOR COSTS AND EXCHANGE RATES.

OTHER FACTORS AND ASSUMPTIONS INCLUDE, WITHOUT LIMITATION, THOSE DESCRIBED IN THIS CIRCULAR/PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE STATEMENTS UNDER "SUMMARY," "RISK FACTORS," "BUSINESS AND PROPERTIES OF THE COMPANY," AND ELSEWHERE HEREIN.

     The date of this Circular/Prospectus is ______________ __, 1998 and is being mailed to shareholders on or about _______________ __, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "SEC"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically via EDGAR with the SEC at www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the Alberta Securities Commission ("ASC") at 4th Floor, 300 - 5th Avenue, S.W., Calgary, Alberta T2P 3C4 and the British Columbia Securities Commission (the "BCSC") at 200 - 865 Hornby Street, Vancouver, British Columbia V6Z 2H4. Upon completion of the Continuance, Dekka will continue to be subject to such informational requirements. The Company's Common Shares are quoted on the Over-The-Counter Bulletin Board operated by NASDAQ (the "OTC Bulletin Board") under the symbol NAXOF.

     The Company has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act, of which this Circular/Prospectus forms a part, with respect to the Dekka Shares, to be held by shareholders of the Company following the effective date of the Continuance in connection with the Continuance and pursuant to this Circular/Prospectus. This Circular/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C. or electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CIRCULAR/PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS CIRCULAR/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS CIRCULAR/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE CONTINUANCE AND THE ACQUISITION OF SECURITIES OF DEKKA AND THE DISPOSITION OF SECURITIES OF THE COMPANY WHICH IS DEEMED TO HAVE OCCURRED THEREBY FOR PURPOSES OF THE UNITED STATES SECURITIES LAWS MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA WHICH ARE MORE FULLY DESCRIBED HEREIN.

     THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS OF THE UNITED STATES IN UNITED STATES OR CANADIAN COURTS MAY BE AFFECTED ADVERSELY PRIOR TO THE EFFECTIVE DATE OF THE CONTINUANCE BY THE FACT THAT (i) THE COMPANY IS CURRENTLY INCORPORATED UNDER THE LAWS OF CANADA AND SHALL CONTINUE TO BE SO DOMICILED UNTIL THE EFFECTIVE DATE OF THE CONTINUANCE,
(ii) SOME OR ALL OF THE COMPANY'S OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA BOTH PRIOR TO AND AFTER THE EFFECTIVE DATE OF THE CONTINUANCE AND (iii) ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE COMPANY AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES BOTH PRIOR TO AND AFTER THE EFFECTIVE DATE OF THE CONTINUANCE. IT MAY NOT BE POSSIBLE FOR INVESTORS TO EFFECT SERVICE OF

PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR TO ENFORCE AGAINST THEM OUTSIDE THE UNITED STATES JUDGMENTS OF COURTS OF THE UNITED STATES PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES. IN THE OPINION OF CANADIAN COUNSEL TO THE COMPANY, RUSSELL & DUMOULIN, A JUDGMENT OF A COURT OF THE UNITED STATES PREDICATED SOLELY UPON SUCH SECURITIES LAWS WOULD BE RECOGNIZED BY A CANADIAN COURT IF THE UNITED STATES COURT IN WHICH THE JUDGMENT WAS OBTAINED HAD JURISDICTION OVER THE DEFENDANT(S), AS DETERMINED BY RULES OF PRIVATE INTERNATIONAL LAW. THERE IS SUBSTANTIAL DOUBT WHETHER AN ORIGINAL ACTION COULD BE BROUGHT SUCCESSFULLY IN CANADA AGAINST ANY OF SUCH PERSONS PREDICATED SOLELY UPON SUCH SECURITIES LAWS.

                                     SUMMARY

     The following is a brief summary of certain information contained in this Circular/Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Circular/Prospectus and the Schedules hereto. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS
CIRCULAR/PROSPECTUS, INCLUDING THE SCHEDULES HERETO, IN ITS ENTIRETY.

THE COMPANY AND DEKKA

     The Company was federally incorporated pursuant to the Canada Business Corporations Act on May 23, 1986. The Company was extra-provincially registered in the Province of British Columbia, Canada, on March 23, 1987 and in the Province of Alberta, Canada, on April 18, 1990. The Company applied for cancellation of registration in Alberta and received a notice of deregistration on August 28, 1998. Unless there is a good reason, the cancellation of registration will become effective 120 days after the date of the notice.

     The Company, through its subsidiaries, is engaged in the exploration and, if warranted, development of mineralized properties. Still in the development stage, the Company has not generated any material revenue from operations, and the Company cannot state that it has any commercially viable mineralized properties. The Company's principal exploration properties are located in the United States, Venezuela and Canada.

     The Company has continued to expand its holdings in the vicinity of its major properties and to explore, and develop if warranted, these properties. During the past five fiscal years, the Company concentrated its efforts on its the Franklin Lake Property located near Death Valley Junction, California and on pursuing the acquisition of gold and diamond mining properties in Venezuela.

     The Company's principal executive office is located in rented space at:
409-808 Nelson Street, Vancouver, British Columbia V6Z 2H2 Canada. The Company considers its space adequate for its current purposes. The Company's telephone number is: (604) 669-8078; fax (604) 669-8068. The Company's contact person is:
Sidney W. Kemp, President/Director. The Company's fiscal year end is October
31st.

     The common shares of the Company ("Common Shares") are quoted on the OTC Bulletin Board under the symbol "NAXOF."

     The Company does not intend to change its business or operations as a result of the Continuance as Dekka. See "The Continuance -- Effects of the Continuance."

     Unless otherwise expressly stated to the contrary, all references to dollars or $ are to Canadian dollars.

THE CONTINUANCE

     General. The Continuance, if approved, will effect a change in the legal domicile of the Company as of the effective date thereof, but will not change the business or operations of the Company. See "The Continuance," "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations." On the effective date of the Continuance, holders of Common Shares will continue to hold one Dekka Share for each Common Share held. The existing share certificates representing the Common Shares will not be canceled. Holders of options to purchase the Common Shares on the effective date of the Continuance will continue to hold options to purchase an identical number of Dekka Shares on substantially the same terms. Similarly, holders of warrants to purchase the Company's Common Shares will continue to hold warrants to purchase an identical number of Dekka Shares on substantially the same terms. See "The Continuance -- Effects of the Continuance" and "Description of Capital Stock."

     The principal attributes of the classes and series of capital stock of Dekka will be identical to those of the corresponding shares of the Company, other than differences in shareholders' rights under the CBCA and the DGCL. The change of jurisdiction from Canada to the State of Delaware, and certain provisions of the Dekka Certificate of Incorporation, will result in various changes in the existing rights of the Company's shareholders. See "The Continuance -- Effects of the Continuance," "Comparison of Shareholders' Rights" and "Description of Capital Stock."

     Effective Date of the Continuance. Assuming that the Special Resolution is approved by the Company's shareholders at the Meeting, it is currently expected that an application for continuance will be filed with the Director of the CBCA, and the Delaware Filings will be filed with the Secretary of State of the State of Delaware and a notice of the Delaware Filings will be filed with the Director of the CBCA as soon as practicable thereafter in order to give effect to the Continuance. See "The Continuance -- General."

     Directors and Officers. The directors and officers of Dekka immediately following the Continuance will be identical to the current directors and officers of the Company. As of the effective date of the Continuance, the election, duties, resignation and removal of Dekka's directors and officers shall be governed by the DGCL, and the Certificate of Incorporation and Bylaws of Dekka. See "The Continuance -- Effects of the Continuance" and "Management of the Company."

     OTC Bulletin Board Quotation. The Common Shares are listed and quoted on the OTC Bulletin Board under the symbol "NAXOF." The Company plans to change its name to Dekka Mining Corporation on the effective date of the Continuance, and will use its best efforts to change its trading symbol as a consequence of the name change.

     Securities Regulation. Following the Continuance, Dekka will be subject to the reporting obligations of domestic U.S. issuers under the U.S. securities laws, which are more comprehensive than the disclosure obligations applicable to the Company as a foreign private issuer and which include, among other things, the proxy disclosure and solicitation requirements under Section 14 of the Exchange Act and the short swing profit rules and reporting requirements under
Section 16 of the Exchange Act. The Company also anticipates that it will continue to be a "reporting issuer" in the Province of Alberta but will no longer be a "reporting issuer in the Province of British Columbia, immediately following the Continuance. In 1998, the Company applied to the Province of Alberta to be relieved of its reporting obligations, but was denied such relief pending the outcome of the Alberta Securities Commission hearing. See "Legal Proceedings -- Alberta Securities Commission."

BACKGROUND TO AND PRINCIPAL REASONS FOR THE CONTINUANCE

     The Board of Directors believes that it is desirable for the Company to continue its corporate existence under the laws of the State of Delaware for the following reasons (see "The Continuance -- Background to and Principal Reasons for the Continuance"):

     Cost of Capital. The Company's principal sources of capital are located outside Canada, principally in the U.S. The need to pay, or to structure the Company's financing arrangements or operations to avoid or minimize the impact of, Canadian withholding taxes imposes additional costs and administrative burdens on the Company which would not be applicable if it were a U.S. corporation.

     Improved Market Access. In addition, the Continuance is viewed by the Board of Directors as facilitating access to the capital markets in the U.S., currently the Company's principal source of equity financing, and to investors currently not permitted or not interested in investing in the Company because its securities are treated as foreign securities.

     Increasingly Limited Contact with Canada. While the Company's operations at one time were located in Canada, and the Company's executive offices are in Canada, as the Company's business has focused increasingly upon the mining business in the United States and Venezuela, its connections with Canada have become attenuated. In addition, the Company's Common Shares currently trade only in the United States on the OTC Bulletin Board and the principal trading market for the Company's shares is now the United States. As of September 25, 1998, approximately 75% of the Company's outstanding Common Shares were held by shareholders of record who are non-Canadian residents.

     Director Residency Requirements. The CBCA requires that a majority of the directors, and a majority of any committee of the directors, be Canadian residents. This requirement has substantially inhibited the Company's ability to diversify the composition of its board of directors.

SELECTION OF STATE OF DELAWARE

     For many years Delaware has followed a policy of encouraging incorporation in that State and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations initially have chosen Delaware for their domicile or subsequently have reincorporated, continued or domesticated in Delaware. As a consequence of these circumstances, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that Delaware corporate law will continue to be interpreted and explained in a number of significant court decisions which may provide greater predictability with respect to the corporate legal affairs of Delaware corporations.

COMPARISON OF THE COMPANY SHARES AND DEKKA SHARES

     The principal attributes of the Company's Common Shares and the Dekka Shares will be identical, other than differences in shareholders' rights under the CBCA and DGCL. See "The Continuance -- Effects of the Continuance," "Description of Capital Stock" and "Comparison of Shareholders' Rights."

DIFFERENCES IN SHAREHOLDER RIGHTS UNDER THE CBCA AND THE DGCL

     While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a Canadian corporation, there are certain material differences between the CBCA and the DGCL in several areas, including:

     - Votes required for extraordinary transactions

     - Amendment to governing documents

     - Dissenters' rights

     - Oppression remedies

     - Shareholder derivative actions

     - Shareholder consent in lieu of a meeting

     - Director qualifications

     - Fiduciary duties of directors

     - Indemnification of directors

     - Liability of directors

     - Anti-takeover provisions

     - Interested shareholder transactions

See "Comparison of Shareholders' Rights."

CERTAIN CANADIAN AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     THE INFORMATION CONTAINED IN THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DISCUSSIONS UNDER "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS." ALL CANADIAN AND UNITED STATES SHAREHOLDERS SHOULD READ THESE SECTIONS CAREFULLY AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

     THE CONTINUANCE MAY ALSO HAVE TAX CONSEQUENCES TO SHAREHOLDERS WHO ARE NEITHER CANADIAN NOR UNITED STATES SHAREHOLDERS. SUCH SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

     Canadian Federal Income Tax Considerations. Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the

Continuance. The Company will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares. The Company will not be resident in Canada for purposes of the Act after the Continuance.

     The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has concluded that no Canadian federal taxes should be due and payable by the Company under the Act as a result of the Continuance. No opinion has been obtained in respect of this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling prior to the Continuance. It is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of the determinations involved. In reaching its conclusions, the Company has made certain favorable assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

     Shareholders will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their Common Shares.

     It is anticipated that Dekka will not pay dividends in the foreseeable future. However, following the Continuance, the dividends received by a shareholder resident in Canada on Dekka Shares will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

     After the effective date of the Continuance, dividends received by a shareholder that is a non-resident of Canada on Dekka Shares will not be subject to Canadian withholding tax.

     United States Federal Income Tax Considerations. The Continuance should qualify as a tax-free reorganization to the Company. This means that the Company will not be required to recognize gain or loss or incur any United States income taxes resulting from the Continuance. The Company, however, does not intend to request the IRS for a ruling that the Continuance will qualify as a tax-free reorganization either to the Company or any of its shareholders.

     While normally no gain or loss is recognized by shareholders of a corporation that is a party to a tax-free reorganization, special rules are applicable where, as here, a foreign corporation is being domesticated. The IRS has issued Temporary Regulations that are currently in effect which provide for the recognition of income for two categories of shareholders. One category is shareholders who own 10% or more of a domesticating corporation's outstanding stock (either directly or by virtue of the application of certain attribution rules). The second category is shareholders of the domesticating corporation who are domestic corporations.

     In order to trigger the recognition of income, however, the rules governing both categories of shareholders require that the foreign corporation being domesticated have positive earnings and profits. In the present case, it is not expected that Company will have any earnings and profits at the time of the Continuance. As a result, under the existing Temporary Regulations, no U.S. Shareholder of the Company will be required to recognize any taxable income by reason of the Continuance.

     The IRS, however, has issued Proposed Regulations, which are not yet in effect, which would change the tax treatment for U.S. Shareholders who own less than 10% of the stock of the Company (after taking into account certain stock ownership attribution rules contained in the Code). Under Proposed Treasury Regulation Section 1.367(b)-3(c) any such shareholder would be required to recognize gain (but not loss) in connection with the Continuance. The Proposed Regulation will be effective 30 days after it is issued in final form. While the Company does not believe that this Proposed Regulation will become effective prior to the Continuance, if it were to become effective prior to the Continuance, such shareholders would be required to recognize gain (but not loss) in the Continuance.

     Assuming that no U.S. Shareholder will be required to recognize taxable income resulting from the Continuance, each U.S. Shareholder will obtain a tax basis in the shares of Dekka received as a result of the Continuance equal to his, her, or its basis in the shares of the Company owned immediately prior to the effective date of the Continuance. Additionally, each such U.S. Shareholder's holding period in the shares of Dekka received in the Continuance will include the holding period of the shares of the Company that he, she, or it owned immediately prior to the effective date of the Continuance.

     Dissenting shareholders who receive cash in exchange for their shares may recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis in the shares surrendered if, as a result of the distribution, a dissenting shareholder no longer owns, directly or constructively, any shares of the Company.

     Following the Continuance, the Company will be subject to United States federal income taxation on its worldwide net taxable income (if any), subject to any applicable foreign tax credits available for income taxed in other jurisdictions, whereas, prior to the Continuance, the Company has been taxable only on United States source income and on income considered to be effectively connected with a trade or business of the Company conducted within the United States.

     Any dividends that are paid to non-U.S. Shareholders after the Continuance may be subject to United States withholding tax at the basic rate of 30%, subject to reduction by the terms of any applicable tax treaty, including treaties with Canada and the United Kingdom. Where the dividend is effectively connected with a United States trade or business, however, it will be subject to the regular United States federal income tax.

     A holder of Dekka stock may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends if any paid on, or the proceeds of a sale, exchange or redemption of, such stock, unless such holder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's United States federal income tax liability.

THE MEETING

     Date, Time, Place and Purpose of the Meeting. The Meeting will be held on ______________ __, 1998 at the Sheraton Wall Centre,1088 Burrard Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Pacific Standard Time). At the Meeting, shareholders will be asked to approve the Special Resolution necessary to implement the Continuance. See the Notice of Special Meeting of Shareholders accompanying this Circular/Prospectus and "The Continuance."

     Record Date. _____________ __, 1998. See "The Meeting -- Voting Rights."

     Shareholder Approvals Required at the Meeting for the Special Resolution. The Special Resolution is required to be passed by at least 66 2/3% of the votes cast by holders of Common Shares present in person or represented by proxy and entitled to vote at the Meeting. See "The Meeting -- Voting Rights" and "The Continuance -- General -- Procedures under the CBCA." In the event that the shareholders do not approve the Continuance, the Company will continue to be a Canadian corporation under the CBCA. The Board of Directors has not considered any alternative action if the Continuance is not approved.

BOARD MAY ABANDON CONTINUANCE

     Shareholder approval of the Continuance will include authorization to the Board of Directors, in its discretion, to abandon the Continuance without further approval of the shareholders. Accordingly, the Continuance may be abandoned by the Board of Directors of the Company in its sole discretion at any time prior to the filing of the Delaware Filings. This could occur if the Board of Directors determines that the Continuance is no longer in the best interest of the Company or its shareholders for reasons which could include: (i) a material change in the business or financial condition of the Company; (ii) a change in the anticipated tax consequences of the Continuance to the Company or its shareholders; (iii) the existence of any injunction or pending litigation relating to the Continuance; or (iv) rights of dissent being exercised by shareholders of the Company to a degree which, in the opinion of the Board of Directors, would represent an unacceptable cash cost in light of the Company's current or anticipated cash requirements or would have adverse tax consequences to the Company or its shareholders.

     In the event the Board of Directors abandons the proposed Continuance subsequent to shareholder approval, the Board of Directors will not reinstate the Continuance at a later date, unless the Company resolicits shareholder approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE CONTINUANCE, THE DELAWARE FILINGS AND CBCA AUTHORIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTINUANCE, THE CERTIFICATE OF INCORPORATION, THE CBCA AUTHORIZATION AND THE AUTHORIZATION OF THE DIRECTORS OF THE COMPANY, IN THEIR DISCRETION, TO ABANDON THE CONTINUANCE AND ANY FILINGS RELATED THERETO WITHOUT FURTHER APPROVAL OF THE SHAREHOLDERS.

OTHER CONSENTS REQUIRED

     Under the CBCA, a corporation may apply to the Delaware jurisdiction requesting that the Company be continued, provided that the Company obtains the approval of the shareholders and establishes that the Director of the CBCA is satisfied that the proposed continuance will not adversely affect creditors or shareholders of the Company.

RIGHT TO DISSENT

     Common shareholders of the Company are provided with a right to dissent from the Special Resolution relating to the Continuance under and in compliance with Section 190 of the CBCA, reprinted in its entirety as Schedule "B" to this Circular/Prospectus. See "Dissenting Shareholders' Rights."

RECENT MARKET PRICES FOR COMMON SHARES

     The average of the closing bid and ask prices of the Company's Common Shares reported on the OTC Bulletin Board on September 25, 1998 was U.S.$0.58. See "Nature of Trading Market and Dividend Information."

RECENT DEVELOPMENTS

     On March 12, 1998, the Company accepted the resignation of Mr. Jimmy John as President of the Company. Mr. John remains as a director and assumed the position as Chairman of the Board on the date of his resignation. On the same date Sidney W. Kemp was appointed interim President until a qualified successor could be appointed.

     At the Company's Annual General Meeting held on July 24, 1998, the Company's shareholders elected the following persons to serve on the Company's Board of Directors: Sidney W. Kemp, Jimmy John, Ian M. Gordon, Stanley R. Combs, Paul del Giudice and Mark Summers. Immediately following such meeting, the Board appointed Mr. Kemp to serve as the President and Mr. Gordon as the Treasurer and Secretary of the Company. Mr. John was appointed Chairman of the Board. In September 1998, the Board of Directors appointed Barry Riback to serve as the seventh member of the Board of Directors of the Company.

     On September 14, 1998, the Company announced that it signed a letter of intent with Laminco Resources Inc. of Mexico to acquire a 70% interest in the Luz del Cobre copper deposit. This deposit is located in the Sonora District of Mexico, approximately 140 kilometers east south-east of Hermosillo in the San Antonio claim area. At the time of signing of the letter of intent, the Company paid Laminco Cdn$30,000. The Company will pay Laminco monthly payments of Cdn$25,000 while conducting its due diligence, including drilling holes to confirm the existing reserve model and to generate material for completion of metallurgical test work. The due diligence is expected to take up to 3 months. Upon satisfactory conclusion of due diligence and closing of any financing required to place the project into production, the Company will pay Laminco an additional Cdn$100,000. At that stage, the Company plans to commence construction of mining operations and receive 70% of the net income from the project.

     On September 15, 1998, the Company announced that it had entered into an agreement in principle with Johnson, Lett and Company ("Johnson, Lett") whereby the Company would provide financial support to Johnson, Lett for a program of technical work to be conducted by Johnson, Lett. The Company will make monthly payments of U.S.$20,000 on a month-to-month basis to defray the cost of conducting intensive research and testing on ore samples from the Company's Franklin Lake Property ore. The Company also has a right of first negotiation to purchase any research and testing technology developed by Johnson, Lett in the course of the program. If an agreement for such a purchase is not reached and such technology is sold by Johnson, Lett to a third party, Johnson, Lett will be required to pay a break-up fee equal to the total of all the monthly U.S.$20,000 payments paid by the Company.

                                  RISK FACTORS

     Holders of the Company's Common Shares should carefully consider the information set forth below, together with the other information contained in this Circular/Prospectus, in light of their own circumstances.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof, and will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has concluded that no Canadian federal taxes should be due and payable by the Company under the Act as a result of the Continuance. In reaching its conclusions, the Company has made certain favorable assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. No opinion has been obtained in respect of this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling. It is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of the determinations involved. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     It is expected that for U.S. income tax purposes, the Continuance will qualify as a tax-free reorganization pursuant to Code Section 368(a)(1)(F). As a result, the Company believes that it will not incur a U.S. income tax liability resulting from the Continuance. Additionally, because the Company is not expected to have any earnings and profits at the time of the Continuance, no U.S. Shareholder should be required to recognize gain (or loss) as a result of the Continuance except in the limited circumstances described below. The Company, however, does not intend to request a the IRS for a ruling that the Continuance will qualify as a tax-free reorganization either to the Company or any of its shareholders.

     While normally no gain or loss is recognized by the shareholders in a reorganization under Code Section 368(a)(1)(F), special rules are applicable in the case of a domestication of a foreign corporation. There are Temporary Regulations presently in effect which result in the recognition of income for two classes of taxpayers. First, income is recognized by shareholders who own 10% or more of the outstanding stock of the domesticating foreign corporation (either directly or by virtue of the application of certain attribution rules). See Regulation Section 7.367(b)-7(c)(1). Second, income is recognized by shareholders who are domestic corporations. See Regulations Section 7.367(b)-7(c)(2). The amount of income realized by a shareholder who falls into the first category is equal to the "Section 1248 amount", as that term is defined in Regulations Section 1.367(b)-2(d), to the extent the value of the stock exceeds its basis. The amount of income realized by a shareholder who falls into the second category is equal to the "all earnings and profits amount", as that term is defined in Regulations Section 1.367(b)-2(f). The definitions of the "Section 1248 amount" and the "all earnings and profits amount" both require that the foreign corporation being domesticated have positive earnings and profits. In the present case, the Company does not expect that it will have any earnings and profits at the time of the Continuance. In this situation, pursuant to the existing Temporary Regulations, no U.S. Shareholder of the Company will recognize any taxable income by reason of the Continuance.

     There are, however, Proposed Regulations, not yet in effect, which would change the tax treatment for U.S. Shareholders who own less than 10% of the stock of Company (after taking into account the attribution rules). Under Proposed Treasury Regulation Section 1.367(b)-3(c), any such shareholder would be required to recognize gain (but not loss) in connection with the Continuance. This Proposed Regulation will be effective 30 days after it is issued in final form. While the Company does not believe that this Proposed Regulation will become effective prior to the Continuance, if it were to become effective prior to the Continuance, such shareholders would recognize gain (but not loss) in the Continuance.

     Dissenting shareholders who receive cash in exchange for their shares may recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis in the shares surrendered if, as a result of the distribution, a dissenting shareholder no longer owns, directly or constructively, any shares of the Company.

     Following the Continuance, the Company will be subject to United States federal income taxation on its worldwide net taxable income (if any), subject to any applicable foreign tax credits available for income taxed in other jurisdictions, whereas, prior to the Continuance, the Company has been taxable only on United States source income and on income considered to be effectively connected with a trade or business of the Company conducted within the United States. U.S. Shareholders who participate in the Continuance and fail to make the QEF elections, if necessary, with respect to the Company may recognize gain or loss in connection with the Continuance. In order to qualify for such non-recognition treatment, a U.S. Shareholder who realizes gain on the Continuance must comply with detailed notice requirements presently set forth in Temp. Reg. Section 7.367(b)-1(c).

     It is not anticipated that Dekka will pay dividends in the foreseeable future. However, any dividends that are paid to non-U.S. Shareholders after the Continuance will be subject to United States withholding tax at the basic rate of 30%, subject to reduction by the terms of any applicable tax treaty. Where the dividend is effectively connected with a United States trade or business, however, it will be subject to the regular United States federal income tax.

     A shareholder of Dekka may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends, if any, paid on, or the proceeds of a sale, exchange or redemption of, such stock, unless such holder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's United States federal income tax liability.

     ALL CANADIAN AND UNITED STATES SHAREHOLDERS SHOULD READ CAREFULLY THE MORE DETAILED DISCUSSIONS UNDER "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

EFFECTS OF THE CONTINUANCE ON SHAREHOLDERS' RIGHTS

     Upon the effective date of the Continuance, all shareholders of the Company will become shareholders of Dekka. The Company is a corporation organized under and governed by Canadian law, the Articles of the Company and the Bylaws of the Company. Dekka will be a corporation organized under and governed by Delaware law, the Certificate of Incorporation and the Bylaws of Dekka. The principle attributes of Dekka Shares on the one hand and the Company's Common Shares on the other hand, will be identical other than differences in shareholders' rights under the CBCA and DGCL. While the rights and privileges of stockholders of a Delaware corporation under the DGCL are, in many instances, comparable to those of shareholders of a Canadian corporation under the CBCA, there are certain material differences. See "Comparison of Shareholders' Rights" for a more complete description of these differences.

     THE FOLLOWING RISK FACTORS RELATE TO THE COMPANY AND ITS BUSINESS GENERALLY AT THE PRESENT TIME, AND WILL APPLY TO DEKKA AFTER THE CONTINUANCE, AND TOGETHER WITH OTHER INFORMATION SET FORTH IN THIS CIRCULAR/PROSPECTUS, SHOULD BE CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND DEKKA.

LACK OF PROFITABILITY; CONTINUING LOSSES; AND DOUBTFUL ABILITY TO CONTINUE AS A GOING CONCERN

     The Company has incurred accumulated losses of $26,147,534 from inception to October 31, 1997. The Company can give no assurance if or when it will become profitable in the future. If the Company is unable to secure adequate capital for operations and exploration and development it may be unable to continue as a going concern and in such circumstance, shareholders may lose some or all of the value of their Dekka Shares.

LACK OF POSITIVE ASSAY RESULTS

     The Company has received various conflicting assays with respect to the work conducted on the Franklin Lake Property. Differences in expert opinions exist as to what methods of analysis to use, whether the deposit is homogeneous throughout and what metals, if any, are present, and if present, of what grade. The Company is continually reviewing the test results in an attempt to provide a clearer picture of which results are faulty and which results have a high probability of validity. Work is also continuing to develop the optimal assaying and recovery techniques. Because of the inconclusive nature of the assays, the Company cannot predict what mineral deposits, if any, the Franklin Lake Property contains or whether it is a commercially viable minable property.

UNCERTAINTY OF TITLE TO CLAIMS

     The Company's property consists partly of recorded mineral claims which have not been surveyed, and therefore, the precise area and location of such claims may be in doubt. As a development stage company there are risks involved in obtaining all necessary permits and licenses and maintaining them on a current basis. While the Company has taken steps to minimize the effects of such matters (including the receipt of an order of the Superior Court of the State of California quieting title on the P+K claims) there is no assurance that one or more of such factors could not have a materially adverse impact on the Company. Such steps include examining title of properties and when feasible obtaining title reports. While the Company has obtained the usual industry standard title report with respect to its property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native claims that have priority. Title may also be affected by other undetected defects.

LACK OF LIQUIDITY OF SHARES

     The Common Shares are currently quoted on the OTC Bulletin Board. The Company anticipates that following the Continuance, the Dekka Shares will be included for quotation on the OTC Bulletin Board. No assurance can be given that a trading market will develop for the Dekka Shares, or if developed, such market will be sustained.

COMPETITION

     The Company experiences significant competition from other mining exploration and development companies with operations similar to those of the Company. Many of the mining companies with which the Company competes have much larger operations and financial strength much greater than that of the Company.

LACK OF DIVIDENDS AND FUTURE DIVIDENDS

     The Company has not paid any dividends since the date of its incorporation and it is not anticipated that Dekka will declare any dividends in the foreseeable future.

SPECULATIVE NATURE OF MINERAL EXPLORATION AND UNCERTAINTY OF DEVELOPMENT
PROJECTS

     Exploration for minerals is a speculative venture necessarily involving substantial risk and frequently is nonproductive. Success in discovering and developing commercially viable quantities of minerals is the result of a number of factors, including the quality of management, the Company's level of geological and technical expertise, the quality of land available for exploration and other factors. Once mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that the Company's exploration programs will result in discoveries of commercially viable quantities of ore.

DIFFICULTY OF OBTAINING CAPITAL

     There is no known body of ore on the Company's mineral properties. Funds are required for the further geological and assaying work on the Company's mineral properties. If the Company's exploration programs are successful, additional funds will be required for the development of an economic ore body and to place it in commercial production. The only viable sources of future funds presently available to the Company are the sale of equity capital, or the offering by the Company of an interest in its properties to be earned by another party or parties carrying out further exploration or development of the properties. As a result of the controversy surrounding Bre-X Minerals Ltd.'s Indonesian mineral properties, the Company anticipates that the ability of junior resource companies (like the Company) to raise capital may be adversely impacted.

MARKETABILITY RISKS

     Resource exploration and development is a speculative business and involves a high degree of risk. The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, the proximity and capacity of precious metals markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company's not receiving any return on invested capital or the loss of the common shareholder's entire investment.

PRICE VOLATILITY

     The future profitability of the Company may be significantly affected by changes in the market price of gold as well as of any other minerals the Company may produce. Market gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production and cost levels in major gold-producing regions. In addition, the price of gold sometimes is subject to rapid short-term changes because of speculative activities. The current demand for and supply of gold affect gold prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.

MINING RISKS AND RISK OF NON-AVAILABILITY OF INSURANCE

     The business of mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement or hazardous weather conditions or other unfavorable operating conditions and other acts of God. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Production costs also can be affected by unforeseen changes in ore grades and recoveries, permitting requirements, environmental factors, work interruptions, operating circumstances, unexpected changes in the quantity or quality of reserves, unstable or unexpected ground conditions, and technical issues.

     The Company maintains property and liability insurance against risks which are typical in the operation of its business and in amounts which it believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. There can be no assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. For example, coverage for environmental liability generally is limited and may be totally unavailable.

REGULATION, ENVIRONMENTAL RISKS AND UNPATENTED MINING CLAIMS

     The Company's mining operations and exploration activities are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. The Company may in the future be subject to clean-up liability under the United State Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable laws in states, provinces and countries which establish clean-up liability for the release of hazardous substances. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with the compliance with such laws, regulations and permits could become such that the Company would not proceed with the development of a project or the operation or further development of a mine.

     Amendments to current laws and regulations governing operations and activities of mining companies are actively considered from time to time and could have a material adverse impact on the Company.

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on U.S. Federal lands. Although no such legislation has been adopted to date, there can be no assurances that such legislation will not be adopted in the future. If ever adopted, such legislation, could, among other things, impose royalties on gold production from currently unpatented mining claims located on U.S. Federal lands. If such legislation is ever adopted, it could reduce the amount of future exploration and development activity conducted by the Company on such U.S. Federal lands. In addition, in 1992, a holding fee of U.S.$100 per claim was imposed upon unpatented mining claims located on U.S. Federal lands. In October 1994, a moratorium on the processing of new patent applications was approved. While such moratorium currently remains in effect, its future is unclear. Approximately 90% of the Company's U.S. claims are located on unpatented mining claims on U.S. Federal lands, the remainder being located on state or private land.

RISKS RELATED TO VENEZUELA

     Whenever there is investment in foreign mining operations there is an abnormal risk due to unfamiliarity with such foreign country and its business and political climate. In addition, especially in Venezuela, there are possible risks associated with nationalization, confiscatory taxation, political, economic or social instability or other developments if instituted by or suffered under the Venezuelan government, repatriation of earnings, currency fluctuations, title discrepancies and conflicts of interest inherent in mining development operations. See " Business and Properties of the Company - Risks Related to Venezuela."

YEAR 2000 COMPLIANCE

     While the Company believes that its internal computer systems are Year 2000 compliant and does not anticipate that it will incur significant expenditures to ensure that such systems will not have problems relating to date coding in the year 2000 and beyond, there can be no assurance that such systems are fully Year 2000 compliant, or that the systems of third parties on which the Company may be dependent will be fully Year 2000 compliant.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     U.S. shareholders may experience impediments to the enforcement of civil liabilities in the United States against foreign persons such as an officer, director or expert acting on behalf of the Company in Canada or Venezuela. Such difficulty arises out of the uncertainty as to whether a court in the United States would have jurisdiction over a foreign person in the United States, whether a U.S. judgment is enforceable under Canadian or Venezuelan law and whether suits under federal securities laws could initially be brought in Canada or Venezuela.

                NATURE OF TRADING MARKET AND DIVIDEND INFORMATION

     HISTORY AND CURRENT STATUS

     The Company's Common Stock was formerly listed on The Alberta Stock Exchange (the "ASE") under the symbol "NXR." The ASE halted trading of the Common Stock on May 30, 1996 and, without resumption of trading, subsequently suspended trading on September 3, 1996. On January 22, 1997, the ASE issued a Notice of Hearing for a hearing on the proposed delisting of the Common Stock. On July 18, 1997, the Company settled its dispute with the ASE and voluntarily delisted the trading of its Common Stock.

     The Company's Common Stock currently trades only in the United States on the OTC Bulletin Board under the symbol "NAXOF". Commencing April 1, 1998, quotes for the Company's Common Stock, like that of other foreign companies that file their financial statements to the SEC, became available on a real-time basis on the OTC Bulletin Board. Formerly, the Company's stock price, like that of other foreign private issuers, was quoted only twice daily.

     In late 1994 and again in early 1996, the Company applied for listing of the Common Stock on NASDAQ Small Cap. The National Association of Securities Dealers ("NASD") denied the 1994 application for listing because of the Company's failure to meet the share price and total asset requirements and denied the 1996 application because of the Company's continuing dispute with the ASE. See "Business and Properties of the Company -- Legal Proceedings."

     HISTORICAL TRADING ACTIVITY

     The table below lists the volume of trading and high, low and closing sales prices for shares of the Common Stock for the eight fiscal quarters ended July 31, 1998. The volume and prices noted for fiscal 1998 and the three fiscal quarters ended July 31, 1998 were for trading on the over-the-counter Pink Sheets and Bulletin Board and the prices are in U.S. dollars.

       Fiscal Years 1997 and 1998 Stock Trading Activity (in U.S. Dollars)

Quarter Ended   Volume           High         Low        Closing
-------------   ------           ----         ---        -------
07/31/98       5,213,900        9.750        4.750        5.500
04/30/98       3,382,900        6.000        2.625        3.375
01/31/98       5,077,700        3.875       0.6875        1.062
10/31/97       8,970,900       10.175        1.984        6.250
07/31/97       2,429,900        2.500        0.750        2.125
04/30/97       3,266,700        4.500        1.500        1.750
01/31/97       3,390,100        4.375        1.000        2.750
10/31/96       trading halted     n/a          n/a          n/a

     The Common Stock is issued in registered form and the following information is taken from the records of Montreal Trust Company of Canada (through its offices located in Calgary and Vancouver), the registrar and transfer agent for the Common Stock. Based upon the number of proxy statements and annual reports requested by shareholders and brokers for the Company's 1998 annual shareholders' meeting and other research conducted by the Company, the Company believes it had, as of September 25, 1998, approximately 7,200 beneficial owners of the Common Stock, approximately 95% of whom were residents of the United States.

     DIVIDENDS

     The Company has not declared any dividends for the last five fiscal years and does not anticipate that it will do so in the foreseeable future.

                             SELECTED FINANCIAL DATA

     The following selected financial data of the Company with respect to each of the five years ended October 31, 1997, has been derived from the Company's audited consolidated financial statements prepared in accordance with Canadian GAAP with appropriate reconciliation under U.S. GAAP. The following selected financial data for the nine months ended July 31, 1998 and 1997 are derived from unaudited financial statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the financial condition and results of operations for such periods. The following selected financial data should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this Circular/Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Also see Note 2 to the consolidated financial statements regarding a change in accounting policy during fiscal year 1996.

                             Selected Financial Data
                 (in 000's, except per share data - Cdn Dollars)


                                 Nine Months    Nine Months
                                    Ended          Ended        Year Ended    Year Ended   Year Ended    Year Ended     Year Ended
                                July 31, 1998  July 31, 1997    10/31/97      10/31/96      10/31/95*     10/31//94*     10/31/93*
                                        (unaudited)
Net Sales                           $     0        $     0        $     0      $     0       $     0        $     0        $     0
Net Loss                             (6,087)        (2,830)        (7,134)      (5,127)       (3,537)        (3,291)        (1,833)
Loss Per Share                        (0.20)         (0.11)         (0.26)       (0.20)        (0.16)         (0.18)         (0.12)
Dividends per Share                       0              0              0            0             0              0              0

Working capital                     $ 2,090        $ 1,199        $ 1,723      $   (27)      $   184        $   192        $  (555)
Natural Resource Assets                   0          1,904            735        1,835         1,780          1,305            571
Long Term Debt                            0              0              0            0             0              0              0
Shareholders' Equity                  5,550          7,645          6,049        7,034         4,475          3,525          1,664
Total Assets                          6,357          7,827          6,634        7,453         4,759          3,525          1,664

Net Loss U.S. GAAP                  $(6,087)       $(2,830)       $(7,134)     $(5,127)      $(3,537)       $(3,291)       $ 4,082
Loss Per Share U.S. GAAP              (0.20)         (0.11)         (0.26)       (0.20)        (0.16)         (0.18)         (0.26)
Resource Assets U.S. GAAP                 0          1,904            735        1,835         1,780          1,305            571
Shareholders' Equity U.S. GAAP        5,550          7,645          6,049        7,034         4,475          3,525          1,664
Total Assets U.S. GAAP                6,357          7,827          6,634        7,453         4,759          3,784          3,004


Cumulative net loss since incorporation to October 31, 1997 is $(26,147,534). (*restated)

     The Government of Canada permits a floating exchange rate to determine the value of the Canadian Dollar against the U.S. Dollar. The table below sets forth the rate of exchange for the Canadian Dollar reported by the Federal Reserve Bank of New York at the end of each of the five most recent fiscal years ended October 31st, the average rates for the year, and the range of high and low rates for each year.

     For purposes of the following table, the rate of exchange means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The table sets forth the number of Canadian Dollars required under that formula to buy one U.S. Dollar. The average rate means the average of the exchange rates on the last day of each month during the period.

                  Canadian Dollar to U.S. Dollar Currency Rates
                    Five Fiscal Years Ended October 31, 1997

                                      Average       High         Low         Close
                                      -------       ----         ---         -----
Fiscal Year Ended 10/31/97            1.3781       1.4099       1.3310       1.4099
Fiscal Year Ended 10/31/96            1.3649       1.3820       1.3409       1.3409
Fiscal Year Ended 10/31/95            1.3734       1.4238       1.3285       1.3401
Fiscal Year Ended 10/31/94            1.3602       1.3954       1.2935       1.3527
Fiscal Year Ended 10/31/93            1.2851       1.3390       1.2415       1.3220

                                   THE MEETING

GENERAL

     This Circular/Prospectus is being furnished as a management proxy circular in connection with the solicitation by the Board of Directors and management of the Company of proxies for use at the special meeting of shareholders of the Company to be held on ___________ __, 1998 at the Sheraton Wall Centre, Vancouver, British Columbia, Canada at 10:00 a.m. (Pacific Standard Time), or any adjournment or adjournments thereof. Proxies will be solicited primarily by mail and may also be solicited by the directors and/or officers of the Company at nominal cost. The cost of such solicitation will be borne by the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE CONTINUANCE, THE DELAWARE FILINGS AND CBCA AUTHORIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTINUANCE, THE DELAWARE FILINGS, THE CBCA AUTHORIZATION AND THE AUTHORIZATION OF THE DIRECTORS OF THE COMPANY, IN ITS DISCRETION, TO ABANDON THE CONTINUANCE AND ANY FILINGS RELATED THERETO WITHOUT FURTHER APPROVAL OF THE SHAREHOLDERS.

PURPOSE OF THE MEETING

     At the Meeting, the Company's common shareholders will be asked to vote upon a proposal to (i) continue the Company as Dekka under the DGCL and simultaneously discontinue the Company's existence in Canada under the CBCA;
(ii) approve the Certificate of Incorporation, which will be filed with the Secretary of State of the State of Delaware along with a Certificate of Domestication, which are attached as Schedules "D" and "C" hereto, respectively;
(iii) authorize the Company to apply to the Director of the CBCA for the CBCA Authorization, file the CBCA Authorization and the Delaware Filings with the Secretary of State of the State of Delaware and a notice of the Delaware Filings with the Director of the CBCA; and (iv) authorize the directors of the Company, in their discretion, to abandon the Continuance and any filings related thereto without further approval of the shareholders. In order to take effect, the proposal must be passed by at least 66 2/3% of the votes cast at the Meeting. The text of the Special Resolution concerning the Continuance is attached as Schedule "A" hereto. The persons named in the enclosed form of proxy intend to vote in favor of the Special Resolution.

VOTING RIGHTS

     The Board of Directors of the Company has set ___________ ___, 1998 as the Record Date for the determination of shareholders of the Company entitled to notice and to vote at the Meeting. At September 25, 1998, the Company had outstanding 31,176,406 Common Shares, each of which carries one vote. Only holders of such Common Shares of record as of ____________ __, 1998 or transferees of such shares who produce, prior to ____________ ___, 1998, proper evidence of ownership of such shares will be entitled to vote at the Meeting.

     So far as the directors and officers of the Company are aware, the only person or Company beneficially owning, directly or indirectly, or exercising control or direction over shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company is St. Michael Trust Corp. Trustee of the Jimmy John Family Trust ("St. Michael Trust"), which beneficially owned 3,860,211 Common Shares, being 10.5% of all voting rights outstanding as of September 25, 1998.

     The Special Resolution is required to be passed by at least 66 2/3% of the votes cast by common shareholders present in person or represented by proxy and entitled to vote at the Meeting. In the event that the shareholders do not approve the Continuance, the Company will continue to be a Canadian corporation under the CBCA. The Board of Directors has not considered any alternative action if the Continuance is not approved.

     Each shareholder may vote personally or by proxy; and a person acting by proxy need not be a shareholder of the Company.

SOLICITATION AND REVOCATION OF PROXIES

     Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, telegraph or personal interview by directors, officers or employees of the Company at a nominal cost. Arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodian, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by such persons and the Company shall reimburse such persons for reasonable fees and out-of-pocket expenses incurred by them in so doing. The cost of any such solicitation will be borne by the Company.

     All shares represented at the Meeting by properly executed proxies will be voted (including the voting on any ballot), in accordance with the instructions specified in the Form of Proxy. In the absence of any such specification, the Management designees, if named in the Form of Proxy, will vote in favor of the matters set out therein. The Management designees named in the enclosed Form of Proxy are directors and officers of the Company and have indicated their willingness to represent as proxy the shareholder who appoints them.

     The enclosed Form of Proxy, when properly signed, confers discretionary authority upon the persons named therein with respect to amendments or variations of matters identified in the Notice of Meeting and any other matters which may properly be brought before the Meeting. As of the date hereof, the Management of the Company is not aware that any such amendments to, variations of or other matters are to be presented for action at the Meeting. However, if any other matters which are not now known to the Management should properly come before the Meeting, then the Management designees intend to vote in accordance with the judgment of the Management of the Issuer.

     A shareholder has the right to designate a person (who need not be a shareholder of the Company), other than Sidney W. Kemp or Ian M. Gordon, both of whom are directors and officers of the Company and the Management designees, to attend and act for the shareholder at the Meeting. Such right may be exercised by inserting the name of the person to be designated as proxyholder and by crossing out or otherwise deleting the names of the Management designees therefrom or by completing another proper form of proxy and delivering same to either the office of the Registrar and Transfer Agent of the Company, Montreal Trust Company of Canada, Stock Transfer Department, 510 Burrard Street, 4th Floor, Vancouver, British Columbia, Canada, V6E 3B9, or the Registered Office of the Company, Walker & Company, 1500-1030 West Georgia Street, Vancouver, British Columbia, V6E 3B9, no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time set for the Meeting or any adjournment thereof.

     The Form of Proxy, to be valid, must be signed by the shareholder or by the shareholder's attorney duly authorized in writing, or, if the shareholder is a corporation, the Form of Proxy shall bear the corporate seal of such corporation and shall be executed by an officer of such corporation or by an attorney duly authorized in writing. If the proxy is executed by an attorney for an individual shareholder or by an officer or attorney of a corporate shareholder, the instrument so empowering the officer or attorney, as the case may be, or a notarial copy thereof, must accompany the Form of Proxy.

     In addition to revocation in any manner permitted by law, a proxy may be revoked by an instrument in writing signed by the shareholder or by his attorney duly authorized in writing or, if the shareholder is a corporation, the instrument in writing shall bear the corporate seal of such corporation and shall be executed by an officer of such corporation or by an attorney duly authorized in writing, and deposited either at the officer of the Registrar and Transfer Agent of the Company, Montreal Trust Company of Canada, Stock Transfer Department, 510 Burrard Street, 4th Floor, Vancouver, British Columbia, Canada, V6E 3B9 or the Registered Office of the Company, Walker & Company, 1500 - 1030 West Georgia Street, Vancouver, British Columbia, V6E 3B9, at any time up to and including the last business day preceding the day of the , no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time set for the Meeting or any adjournment thereof.

                                 THE CONTINUANCE
GENERAL

     Through the Continuance, the Company intends to change its domicile from Canada to Delaware by means of domestication in the State of Delaware, a process available to non-United States corporations under Section 388 of the DGCL. Simultaneously with the domestication, the Company will apply for a Certificate of Discontinuance under Section 188(7) of the CBCA.

     Procedures Under the DGCL. Unlike in the case of a change of domicile via an interstate migratory merger (as is common practice for domiciliary changes by corporations between states within the United States), the Continuance does not involve the merger of two separate corporations. In an interstate migratory merger within the United States, a shell corporation is typically created in the state of intended domicile prior to the merger; and, at the effective time of such merger, the migrating corporation is merged into the shell corporation, with only the shell corporation surviving. In the case of a continuance and domestication, on the other hand, no corporate entity will exist under the DGCL prior to the effective date of the Continuance. Consequently, there is no "surviving corporation" and "target corporation" as is typical in merger practice. Rather, the corporate entity domiciled in the non-United States jurisdiction consents to the jurisdiction of Delaware by filing a certificate of incorporation that complies with the provisions of the DGCL applicable to domestic Delaware corporations and an additional document, a certificate of domestication, which states (i) the date on which and jurisdiction where the corporation originally came into being, (ii) the name of the corporation prior to the filing of the certificate of domestication, (iii) the name of the corporation as set forth in its new certificate of incorporation under the DGCL and (iv) the jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or any other equivalent thereto under applicable law, immediately prior to the filing of the certificate of incorporation. Upon filing the new certificate of incorporation and the certificate of domestication, a corporation becomes subject to the jurisdiction of Delaware and the DGCL, but retains the original incorporation date from its previous domicile as the incorporation date for purposes of the DGCL. In addition, Section 388 of the DGCL provides explicitly that the domestication shall not be deemed to affect any obligations or liabilities of the corporation incurred prior to its domestication. The process is analogous to an individual changing nationality.

     Procedures Under the CBCA. Simultaneously with the domestication in Delaware, the migrating corporation must terminate its existence under the laws of its then current jurisdiction. Under Section 188 of the CBCA, a corporation may apply to the appropriate official or public body of another jurisdiction requesting that the corporation be continued as if it had been incorporated under the laws of that other jurisdiction. Such an application for continuance requires (i) approval by a special resolution requiring approval of 66 2/3% of shareholders and (ii) the satisfaction of the Director of the CBCA that the proposed continuance will not adversely affect the creditors or shareholders of the migrating corporation. The Director of the CBCA may endorse the application if he is satisfied that the laws of the jurisdiction where continuance is sought provide in effect that following continuance (a) the property of the corporation continues to be the property of the body corporate; (b) the body corporate continues to be liable for the obligations of the corporation; (c) an existing cause of action, claim or liability to prosecution is unaffected; (d) a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate; and (e) a conviction against the corporation may be enforced against the body corporate or a ruling, order or judgment in favor of or against the corporation may be enforced by or against the body corporate.

CONTINUANCE BY THE COMPANY AS DEKKA IN ACCORDANCE WITH THE SPECIAL RESOLUTION

     If the Special Resolution is passed, the Company will immediately thereafter apply to the Director of the CBCA for authorization to continue. The Company will file this authorization with the Secretary of State of the State of Delaware, along with the Delaware Filings. Once the Delaware Filings have been filed in Delaware and the Company has continued in Delaware, and the Director of the CBCA has issued a Certificate of Discontinuance, the CBCA will cease to apply to the Company.

EFFECTS OF THE CONTINUANCE

     Applicable Law. As of the effective date of the Continuance, the legal domicile of the Company will be Delaware and the Company, as Dekka, will no longer be subject to the corporate governance provisions of the CBCA. All matters of corporate governance of Dekka will be determined under the DGCL. Dekka will retain the original incorporation date of the Company in Canada as Dekka's date of incorporation for purposes of the DGCL.

     Assets, Liabilities, Obligations, Etc. By operation of law under the DGCL, as of the effective date of the Continuance, all of the assets, property, rights, liabilities and obligations of the Company immediately prior to the Continuance will continue to be the assets, property, rights, liabilities and obligations of Dekka. As required to receive authorization of the Continuance by the Director of the CBCA, on the effective date of the Continuance, the property of the Company will continue to be the property of Dekka; Dekka will continue to be liable for the obligations of the Company; an existing cause of action, claim or liability to prosecution against the Company will be unaffected; a civil, criminal or administrative action or proceeding pending by or against the Company may be continued to be prosecuted by or against Dekka; a conviction against the Company may be enforced against Dekka or a ruling, order or judgment in favor of or against the Company may be enforced by or against Dekka.

     Capital Stock. On the effective date of the Continuance, holders of Common Shares will continue to hold one Dekka Share for each Common Share of the Company held immediately prior to the effective date. The existing share certificates representing shares of the Company's stock will not be canceled. Holders of options to purchase the Company's Common Shares on the effective date of the Continuance will continue to hold options to purchase an identical number of Dekka Shares on substantially the same terms. Similarly, holders of warrants to purchase the Company's Common Shares will continue to hold warrants to purchase an identical number of Dekka Shares on substantially the same terms.

     The principal attributes of the Company's Common Shares and the Dekka Shares will be identical, other than differences in shareholders' rights under the CBCA and DGCL. See "Comparison of Shareholders' Rights" and "Description of Capital Stock."

     Business and Operations. The Continuance, if approved, will effect a change in the legal domicile of the Company as of the effective date thereof, but the Company will not change its business or operations after the effective date of the Continuance as Dekka.

     Directors and Officers. The directors and officers of Dekka immediately following the Continuance will be identical to the current directors and officers of the Company. See "Management of the Company." As of the effective date of the Continuance, the election, duties, resignation and removal of Dekka's directors and officers shall be governed by the DGCL, the Certificate of Incorporation of Dekka and the Bylaws of Dekka.

     Listings. The Company's Common Shares are currently quoted on the OTC Bulletin Board under the symbol "NAXOF." The Company plans to change its name to Dekka Mining Corporation following the Continence, maintain its listing on the OTC Bulletin Board and use its best efforts to change its trading symbol to reflect the name change.

     Securities Regulation. Following the Continuance, Dekka will be subject to the reporting obligations of domestic U.S. issuers under the U.S. securities laws, which are more comprehensive than the disclosure obligations applicable to the Company as a foreign private issuer and which include, among other things, the proxy disclosure and solicitation requirements under Section 14 of the Exchange Act and the short swing profit rules and reporting requirements under
Section 16 of the Exchange Act. The Company also anticipates that it will continue to be a "reporting issuer" in the Province of Alberta but will no longer be a "reporting issuer in the Province of British Columbia, immediately following the Continuance. In 1998, the Company applied to the Province of Alberta to be relieved of its reporting obligations, but was denied such relief pending the outcome of the Alberta Securities Commission hearing. See "Legal Proceedings -- Alberta Securities Commission."

BACKGROUND TO AND PRINCIPAL REASONS FOR THE CONTINUANCE

     The Board of Directors believes that it is desirable for the Company to continue its corporate existence under the laws of the State of Delaware for the following reasons:

     Cost of Capital. The Company's principal sources of capital are located outside Canada, principally in the U.S. As a result of withholding taxes imposed in Canada on payments to investors located outside Canada, or the necessity to arrange the terms of any financing to minimize or avoid the impact of such withholding taxes, the cost to the Company of raising capital from sources outside Canada is greater than it would be if the Company was incorporated in the U.S. In addition, the need to comply on an ongoing basis with conditions under which financing was undertaken in order to minimize or avoid Canadian withholding taxes has imposed, and could continue to impose, significant constraints on the manner in which the Company proposes to do business, or the kinds of transactions in which the Company could engage.

     Improved Market Access. In addition, the Continuance is viewed by the Board of Directors as facilitating access to the capital markets in the U.S., currently the Company's principal source of equity financing. The Board believes that, not only will the greater identification of the Company with the U.S. improve the receptivity of the Company's securities among investors in the U.S. but, more specifically, this will permit the Company to access certain regulated investors currently not permitted to invest in the Company's securities because they are treated as foreign securities, as well as other investors who overlook or reject the Company's securities for such reason.

     Increasingly Limited Contact with Canada. While the Company's operations at one time were located in Canada, and the Company's executive offices are in Canada, as the Company's business has focused increasingly upon the mining business in the United States and Venezuela, its connections with Canada have become attenuated. In addition, the Company's Common Shares currently trade only in the United States on the OTC Bulletin Board and the principal trading market for the Company's shares is now the United States. As of September 25, 1998, approximately 75% of the Company's outstanding Common Shares were held by shareholders of record who are non-Canadian residents.

     Director Residency Requirements. The CBCA requires that a majority of the directors, and a majority of any committee of the directors, be Canadian residents. While to date, the Company has been fortunate in being able to attract qualified Canadian residents to serve on its board, this requirement has substantially inhibited the Company's ability to attract to its board persons who are involved in the countries in which the Company actually does business or which are the principal sources of its capital, as well as its opportunities to diversify the composition of its board. The DGCL does not impose any such requirement, and thus the Continuance will provide greater flexibility to the Company in the future with respect to the composition of its board of directors.

SELECTION OF STATE OF DELAWARE

     The selection of the State of Delaware as the jurisdiction into which the Company should continue its corporate existence was based upon the following:

     For many years Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have chosen Delaware initially for their domicile, or have subsequently reincorporated in, continued into or domesticated in Delaware. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing the DGCL and establishing specific legal principles and policies with respect to Delaware corporations. Not only has this served to provide greater legal predictability with respect to the corporate legal affairs of Delaware corporations, but it has also given Delaware an important role in respect of the corporate laws of the United States generally, inasmuch as many of its principles and policies have been adopted by, and become important precedents for the laws of other States. It is anticipated that Delaware corporate law will continue to assume its leadership position in respect of the development of corporate law in the United States, and that the Delaware legislature will continue to endeavor to ensure that the DGCL itself remains as up to date, and as flexible as possible.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Russell & DuMoulin, Canadian tax counsel to the Company, the following is a summary of the principal Canadian federal income tax considerations generally applicable to the Company and to shareholders of the Company in connection with the Continuance. The summary applies to the Company and to shareholders that, for purposes of the Act, hold Common Shares as capital property and deal at arm's length and are not affiliated with the Company. This summary does not apply to shareholders that are "financial institutions" or in respect of whom the Company is at any time a "foreign affiliate" for purposes of the Act.

     This summary is based on the current provisions of the Act, the regulations thereunder and all proposals to amend the Act and the Regulations publicly announced by the Department of Finance prior to the date hereof and counsel's understanding of the current published administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). Otherwise, this summary does not take into account or anticipate any changes in law, or the administration thereof, whether by legislative, governmental or administrative action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

THE COMPANY

     Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the Continuance. The Company will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax at the rate of 5% on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares, except that if one of the main reasons for the Company changing domicile to the United States was to reduce the amount of such additional tax or Canadian withholding tax, the rate of such tax would be 25%. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has advised counsel that, as of the date of the Circular/Prospectus, no Canadian federal taxes should be due and payable by the Company under the Act as a result of the Continuance. This conclusion is based in part on analyses of the fair market value of the Company's property and certain other factual matters, and counsel can express no opinion on such matters of factual determination. No opinion has been sought in this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling. Moreover, it is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of the determinations involved. In reaching its conclusions, the Company has also made certain favorable assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

SHAREHOLDERS RESIDENT IN CANADA

     Shareholders of the Company who are resident in Canada for purposes of the Act will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost basis to shareholders of their Common Shares.

     Following the Continuance, dividends received by a shareholder on Dekka Shares will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

     Dekka Shares will be a qualified investment for trusts governed by Deferred Income Plans. However, such shares will be foreign property after the effective date of the Continuance, and accordingly, the holding of such shares by Deferred Income Plans or by certain other tax-exempt entities including registered investments and registered pension plans may subject such holders to penalty taxes under the Act. Such holders are urged to contact their own tax advisors to determine the potential applicability of such penalty taxes to them.

     Although the matter is not free from doubt, cash amounts paid to a dissenting shareholder will likely constitute proceeds of disposition of his or her Common Shares. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the holder. If a holder is a corporation, partnership or trust, any capital loss arising on the disposition of a Common Share of the Company may in certain circumstances be reduced by the amount of any dividends which have been received on the Common Share. A dissenting shareholder will be required to include three-quarters of any capital gain (a "taxable capital gain") in computing his or her income for purposes of the Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the detailed provisions of the Act in that regard.

SHAREHOLDERS NOT RESIDENT IN CANADA

     Shareholders who are not resident or deemed under the Act to be resident in Canada and do not hold their Common Shares in the course of carrying on a business in Canada will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their Common Shares. After the effective date of the Continuance, dividends received by a shareholder on Dekka Shares will not be subject to Canadian withholding tax.

     Such shareholders will also not be subject to Canadian tax on any capital gain arising on the eventual disposition of such Common Share unless at any time during the five-year period that ends at the time of disposition the shareholder (together with persons not dealing at arm's length with the shareholder) owned 25% or more of the shares (or rights to acquire shares) of any class or series of the Company and, in general, more than 50% of the fair market value of the Dekka Shares was derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties and timber resource properties. Although the matter is not free from doubt, cash amounts paid to a dissenting shareholder who is not resident in Canada will not be subject to tax in Canada provided that the 25% test described above is not met.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING IS A SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE. THIS DISCUSSION MAY NOT IDENTIFY UNITED STATES TAX CONSEQUENCES APPLICABLE TO EACH SHAREHOLDER IN VIEW OF THE SHAREHOLDER'S PARTICULAR TAX SITUATION, AND DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT THE SHAREHOLDER'S OWN TAX ADVISOR TO EVALUATE THE TAX CONSEQUENCES OF THE CONTINUANCE.

TAX-FREE REORGANIZATION

     In the opinion of Mitchell, Silberberg & Knupp LLP, United States counsel to the Company, for United States federal income tax purposes, the Continuance should qualify as a reorganization in which neither gain nor loss is recognized to the Company or its U.S. Shareholders, except as described below.

     Counsel's opinion is based upon certain representations furnished by the Company. In connection with Counsel's opinion, the Company has represented that
(i) the principal purposes of the Continuance are to reduce administrative burdens associated with being organized in Canada, to improve access to capital markets to lower the costs of financing, among other reasons; (ii) the fair market value of the Dekka stock held by each of the Company's shareholders immediately following the effective date of the Continuance will be approximately equal to the fair market value of the Company's shares held immediately prior to the effective date of the Continuance; (iii) to the best of the knowledge of management of the Company, there is no specific plan on the part of any shareholder of the Company to sell, exchange or otherwise dispose of any of the shares of Dekka stock held as a result of the Continuance; (iv) immediately following consummation of the Continuance, the shareholders of the Company will own all of the outstanding Dekka stock and will own such stock solely by reason of their ownership of the Company's shares immediately prior to the Continuance; (v) immediately following consummation of the Continuance, Dekka will possess the same assets and liabilities, except for assets used to pay dissenters to the Continuance, and assets used to pay expenses incurred in connection with the Continuance, as those possessed by the Company immediately prior to the Continuance; (vi) assets used to pay expenses, assets used to pay dissenters to the Continuance, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Continuance will, in the aggregate, constitute less than one percent of the net assets of the Company; (vii) dissenting shareholders will own less than one percent of the Company's shares; (viii) the Company has no intention of Dekka reacquiring any of its stock immediately following the Continuance; (ix) the liabilities of the Company assumed by Dekka plus the liabilities, if any, to which the assets transferred as a result of the Continuance are subject were incurred by the Company in the ordinary course of its business and are associated with the assets transferred; (x) following the Continuance, Dekka will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business; (xi) the shareholders will pay their respective expenses, if any, incurred in connection with the Continuance; (xii) the Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;
(xiii) the Company will comply with the reporting requirements of Temp. Reg.
Section 7.367(b)-1(c); and (xiv) the Company is not, and has not been within the five-year period ending on the effective date of the Continuance, a "controlled foreign corporation" within the meaning of Section 957 of the Code.

     The Company has not requested and does not intend to request the IRS for a ruling that the Continuance will qualify as a tax-free reorganization. Unlike a ruling, counsel's opinion does not bind the IRS or the courts. If the Continuance were determined not to qualify as a tax-free reorganization, the shareholders of the Company who are United States persons would recognize taxable gain or loss with respect to their shares. The remainder of this discussion assumes that the Continuance will be treated as a tax-free reorganization for United States federal income tax purposes.

CONSEQUENCES TO THE COMPANY

     The Company will recognize no gain or loss in the Continuance, except as otherwise noted in this paragraph. Following the Continuance, the Company will be subject to United States federal income taxation on its worldwide net taxable income (if any), subject to any applicable foreign tax credits available for income taxed in other jurisdictions, whereas, prior to the Continuance, the Company has been taxable only on United States source income and on income considered to be effectively connected with a trade or business of the Company conducted within the United States.

CONSEQUENCES TO PARTICIPATING U.S. SHAREHOLDERS

     EACH U.S. SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR IN CONNECTION WITH THE REPORTING REQUIREMENTS OF THE TREASURY REGULATIONS.

     A U.S. Shareholder who does not recognize gain or loss in the Continuance will obtain a tax basis in the shares of Dekka received in the Continuance equal to the U.S. Shareholder's adjusted tax basis in the shares of the Company converted in the Continuance, and the U.S. Shareholder's holding period in the shares of Dekka received in the Continuance will include the holding period of the shares of the Company.

     While normally no gain or loss is recognized by shareholders of a corporation that is a party to a tax-free reorganization, special rules are applicable where, as here, a foreign corporation is being domesticated. The IRS has issued Temporary Regulations that are currently in effect which provide for the recognition of income for two categories of shareholders. One category is shareholders who own 10% or more of a domesticating corporation's outstanding stock (either directly or by virtue of the application of certain attribution rules). The second category is shareholders of the domesticating corporation who are domestic corporations.

     In order to trigger the recognition of income, however, the rules governing both categories of shareholders require that the foreign corporation being domesticated have positive earnings and profits. In the present case, it is not expected that Company will have any earnings and profits at the time of the Continuance. As a result, under the existing Temporary Regulations, no U.S. Shareholder of the Company will be required to recognize any taxable income by reason of the Continuance.

     The IRS, however, has issued Proposed Regulations, which are not yet in effect, which would change the tax treatment for U.S. Shareholders who own less than 10% of the stock of the Company (after taking into account certain stock ownership attribution rules contained in the Code). Under Proposed Treasury Regulation Section 1.367(b)-3(c) any such shareholder would be required to recognize gain (but not loss) in connection with the Continuance. The Proposed Regulation will be effective 30 days after it is issued in final form. While the Company does not believe that this Proposed Regulation will become effective prior to the Continuance, if it were to become effective prior to the Continuance, such shareholders would be required to recognize gain (but not loss) in the Continuance.

     Assuming that no U.S. Shareholder will be required to recognize taxable income resulting from the Continuance, each U.S. Shareholder will obtain a tax basis in the shares of Dekka received as a result of the Continuance equal to his, her, or its basis in the shares of the Company owned immediately prior to the effective date of the Continuance. Additionally, each such U.S. Shareholder's holding period in the shares of Dekka received in the Continuance will include the holding period of the shares of the Company that he, she, or it owned immediately prior to the effective date of the Continuance.

DISSENTING SHAREHOLDERS

     Dissenting shareholders who receive cash in exchange for their shares will be treated as receiving such cash as a distribution in redemption of their shares. If, as a result of the distribution, a dissenting shareholder no longer owns, directly or constructively, any shares of the Company, the redemption will be treated as a distribution in exchange for the shares redeemed. Accordingly, such dissenting shareholders will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares were held as capital assets and will be long-term capital gain or loss if the shareholder has held its shares for more than one year. Under limited circumstances, dissenting non-U.S. Shareholders will be subject to United States federal income taxation at graduated rates upon gain recognized with respect to their shares, if such gain is treated as effectively connected with the conduct of the recipient's trade or business within the United States.

DIVIDENDS PAID TO NON-U.S. SHAREHOLDERS

     It is anticipated that Dekka will not pay dividends in the foreseeable future. Any dividends that are paid to non-U.S. Shareholders after the Continuance will be subject to United States withholding tax at the basic rate of 30%, subject to reduction by the terms of any applicable tax treaty. Under the United States-Canada Income Tax Convention, the withholding rate on dividends paid to Canadian persons generally is 15%. Where the dividend is effectively connected with a United States trade or business, however, it will be subject to the regular United States federal income tax.

BACKUP WITHHOLDING

     A shareholder of Dekka may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends if any paid on, or the proceeds of a sale, exchange or redemption of, such stock, unless such holder

(i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's United States federal income tax liability.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     Upon the effective date of the Continuance, all shareholders of the Company will become shareholders of Dekka. The Company is a corporation organized under and governed by Canadian law, the Articles of the Company and the Bylaws of the Company. Dekka will be a corporation organized under and governed by Delaware law, the Certificate of Incorporation and the Bylaws of Dekka. The principle attributes of the Dekka Shares and the Company's Common Shares will be identical other than differences in shareholders' rights under the CBCA and DGCL. While the rights and privileges of stockholders of a Delaware corporation under the DGCL are, in many instances, comparable to those of shareholders of an a Canadian corporation under the CBCA, there are certain differences. The following is a summary of the material differences between the rights of holders of shares of the Company after the effective date of the Continuance and the rights of holders of shares of the Company at the date hereof. These differences arise from differences between United States and Canadian securities laws, between the DGCL and the CBCA, and between the Company's Articles and Bylaws as presently constituted and the Certificate of Incorporation and Bylaws of Dekka, attached hereto as Schedules D and E, respectively.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CBCA, THE DGCL, THE ARTICLES OF INCORPORATION OF THE COMPANY, THE BYLAWS OF THE COMPANY, THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF DEKKA.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended in any respect by the merger, (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (iii) either no shares of common stock, including securities convertible into common stock will be issued in the merger or the number of shares of common stock to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The Certificate of Incorporation will not require such a vote. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. Finally, unless required by its certificate of incorporation, stockholder approval is not required under the DGCL for a corporation to merge with or into a direct or indirect wholly-owned subsidiary of a holding company (as defined in the DGCL) in certain circumstances. The Certificate of Incorporation will not require such a vote.

     The Company has instituted a shareholder rights plan. Shareholder rights plans, in a variety of forms, are common to many corporations incorporated in the United States and serve to afford a corporation's board of directors the opportunity to withstand an unsolicited takeover attempt while providing the board of directors sufficient time to evaluate the offer and its adequacy , to consider alternative measures or transactions that may be appropriate in responding to the offer and in order to ensure that the shareholders receive equal treatment in the event of a change in control of the Company. The

DGCL permits shareholders' rights plans in general and permits the adoption of shareholders' rights plans by a board of directors without shareholder approval.

AMENDMENT TO GOVERNING DOCUMENTS

     Under the CBCA, any amendment to the articles generally requires the approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Under the CBCA, unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the bylaw amendment to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject, amend or repeal the bylaw amendment by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders present and entitled to vote on the resolution.

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to a corporation's certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Certificate of Incorporation will not require a greater level of approval for an amendment thereto. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation resides in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Certificate of Incorporation will expressly authorize the board of directors to adopt, amend or repeal Dekka's Bylaws.

DISSENTERS' RIGHTS

     The CBCA provides that shareholders of a CBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
(iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation or (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interest.

     Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the NASDAQ National Market or held of record by more than 2,000 stockholders unless the agreement of merger or consolidation converts such shares into anything other than (i) stock of the surviving corporation, (ii) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the NASDAQ National Market or held of record by more than 2,000 stockholders,
(iii)
cash in lieu of fractional shares or (iv) any combination of (i), (ii) or (iii) above. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

OPPRESSION REMEDY

     Pursuant to Section 241 of the CBCA which provides an oppression remedy, a court is enabled to make any order, both interim and final, to rectify the matters complained of, if the Director of the CBCA is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (ii) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner or (iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner; that is oppressive or unfairly prejudicial to, or that unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates, (c) the Director of the CBCA and (d) any other person who, in the discretion of the court, is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interest of shareholders and other complainants with a substantial interest in the corporation.

     The DGCL does not provide for a similar remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors. Under the DGCL, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the stockholder must overcome the "business judgment rule," which simply stated means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors' decisions are presumed by the courts to have been made in good faith and in the best interests of the corporation.

DERIVATIVE ACTION

     Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith and (iii) it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the CBCA, the court in a derivative action may make any order it thinks fit, including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

     A derivative action may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Certificate of Incorporation will not provide otherwise. The corporation is required to give prompt notice of the taking of the corporate action to stockholders who have not consented in writing.

DIRECTOR QUALIFICATIONS

     A majority of the directors of a CBCA corporation must be resident Canadians. The DGCL does not have comparable requirements.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under the CBCA and the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duty of care.

     Pursuant to section 122 of the CBCA, the duty of care requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interest of the stockholders pursuant to the "business judgment rule."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the CBCA and pursuant to the Company's Bylaws, the Company may indemnify a director or officer, a former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate if: (i) he or she acted honestly and in good faith with a view to the best interest of the Company and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the Company if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or such body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in
(i) and (ii) above.

     The DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which such expenses were advanced. The CBCA does not expressly provide for such advance payment.

DIRECTOR LIABILITY

     The CBCA contains certain provisions which limit or eliminate the liability of directors to the corporation or its stockholders with respect to certain malfeasance or nonfeasance on the part of the directors. In some circumstances a director will not be liable if he proves that he did not know and could not have known of the unlawful act. Also, certain actions to enforce a liability imposed by the CBCA may not be commenced after two years from the date of the act complained of. Further, a director will not be liable under certain sections of the CBCA if he relied in good faith on (a) financial statements of the corporation fairly represented to him by an officer of the corporation or in a written report of the auditor of the corporation to reflect the financial condition of the corporation, or (b) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by him.

     The DGCL provides that a corporation's certificate of incorporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit.

     The Certificate of Incorporation of Dekka will provide that no director of Dekka shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     Section 120 of the CBCA provides that a director or officer of a corporation who (a) is a party to a material contract or proposed material contract with the corporation, or (b) is a director or an officer of or has a material interest in any other corporation which is a party to a material contract or proposed material contract with the corporation, must disclose in writing to the corporation or request to have entered in the minutes of the meeting of the directors the nature and extent of his interest and must abstain from voting on the material contract.

     The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value of 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting, and not by written consent; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (v) the corporation has opted out of this provision. Dekka will not opt out of this provision.

                         DISSENTING SHAREHOLDERS' RIGHTS

     Pursuant to Section 190 of the CBCA, reprinted in its entirety as Schedule B to this Circular/Prospectus, shareholders of the Company are provided with a right to dissent from the Special Resolution relating to the Continuance. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 190 OF THE CBCA.

     Any shareholder of the Company who dissents from the Special Resolution in compliance with section 190 of the CBCA (a "Dissenting Shareholder") will be entitled, in the event the Continuance becomes effective, to be paid by the Company the fair value of the shares held by such Dissenting Shareholder determined as at the close of business on the day before the Special Resolution is adopted.

     A shareholder who wishes to dissent must send to the Company, no later than the termination of the Special Meeting (or any adjournment thereof), written objection to the Special Resolution (a "Dissent Notice"). The CBCA does not provide, and the Company will not assume, that a vote against the Special Resolution or an abstention constitutes a Dissent Notice but a shareholder need not vote his or her shares against the Special Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of the Special Resolution does not constitute a Dissent Notice; however, any proxy granted by a shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Special Resolution, should be validly revoked in order to prevent the proxy holder from voting such shares in favor of the Special Resolution and thereby disentitling the shareholder from his or her right to dissent. Under the CBCA, there is no right of partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

     The Company is required, within 10 days after the shareholders adopt the Special Resolution, to notify each shareholder who has filed a Dissent Notice that the Special Resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the Special Resolution or who has withdrawn his or her Dissent Notice.

     A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Special Resolution has been adopted or, if he or she does not receive such notice, within 20 days after he or she learns that the Special Resolution has been adopted, send to the Company a written notice (a "Payment Demand") containing his or her name and address, the number of shares in respect of which he or she dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending a Payment Demand, the Dissenting Shareholder must send to the Company's transfer agent the certificates representing the shares in respect of which he or she dissents. A

Dissenting Shareholder who fails to send to the Company, within the appropriate time frame, the share certificates representing the shares in respect of which he or she dissents forfeits his or her right to make a claim under section 190 of the CBCA. The Company's transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

     On sending a Payment Demand to the Company, a Dissenting Shareholder ceases to have any rights as a shareholder, other than the right to be paid the fair value of his or her shares as determined under section 185 of the CBCA, except where (i) the Dissenting Shareholder withdraws his or her Payment Demand before the Company makes an offer to him or her pursuant to the CBCA; (ii) the Company fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws his or her Payment Demand; or (iii) the Continuance does not proceed; in which case his or her rights as a shareholder are reinstated as of the date he or she sent the Payment Demand.

     The Company is required, not later than seven days after the later of the effective time of the Continuance or the date on which the Company received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her shares in an amount considered by the board of directors of the Company to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. The Company must pay for the shares of a Dissenting Shareholder within 10 days after an offer made as aforesaid has been accepted by a Dissenting Shareholder, but any such offer lapses if the Company does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

     If the Company fails to make an Offer to Pay for a Dissenting Shareholder's Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, the Company may, within 50 days after the effective time of Continuance or within such further period as a court may allow, apply to a court to fix a fair value for the shares of Dissenting Shareholders. If the Company fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

     Upon an application to a court, all Dissenting Shareholders whose shares have not been purchased by the Company will be joined as parties and bound by the decision of the court, and the Company will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all Dissenting Shareholders who have not accepted an Offer to Pay. The final order of a court will be rendered against the Company in favor of each such Dissenting Shareholder and for the amount of the fair value of his or her shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the effective time of Continuance until the date of payment.

     THE ABOVE IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA, WHICH ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WISHING TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHTS UNDER THOSE PROVISIONS SEEK HIS OR HER OWN LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE HIS OR HER RIGHT OF DISSENT. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Certain Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada -- Dissenting Shareholders" and "-- Shareholders Not Resident in Canada -- Dissenting Shareholders" and "Certain United States Federal Income Tax Considerations -- Dissenting Shareholders."

                     BUSINESS AND PROPERTIES OF THE COMPANY

SUMMARY AND BACKGROUND

     The Company was federally incorporated pursuant to the Canada Business Corporations Act on May 23, 1986. The Company was extra-provincially registered in the Province of British Columbia, Canada, on March 23, 1987 and in the Province of Alberta, Canada, on April 18, 1990. The Company applied for cancellation of registration in Alberta and received a notice of deregistration on August 28, 1998. Unless there is a good reason, the cancellation of registration will become effective 120 days after the date of the notice.

     The Company, through its subsidiaries, is engaged in the exploration and, if warranted, development of mineralized properties. Still in the development stage, the Company has not generated any material revenue from operations, and has not established the existence of any commercially viable mineralized properties.

     The Company has the following principal exploration properties:

                  Franklin Lake, California, U.S.A.
                  La Hoyada, Venezuela
                  Stefania, Venezuela
                  Rio Guariche, Venezuela
                  Kilometre 88, Venezuela
                  Shumway Lake and Page Claims, British Columbia, Canada

     The Company has continued to expand its holdings in the vicinity of its major properties and to explore these properties. During the past five fiscal years, the Company concentrated its efforts on the Franklin Lake Property in California and on pursuing the acquisition of gold and diamond mining properties in Venezuela.

     The Company's principal executive office is located in rented space at:
409-808 Nelson Street, Vancouver, British Columbia V6Z 2H2 Canada. The Company considers its space adequate for its current purposes. The Company's telephone number is: (604) 669-8078; fax (604) 669-8068. The Company's contact person is:
Sidney W. Kemp, President/Director. The Company's fiscal year end is October
31st.

     The Company's common stock (the "Common Stock") was formerly listed on the ASE under the symbol "NXR." The ASE halted trading of the Common Stock on May 30, 1996 and, without resumption of trading, subsequently suspended trading on September 3, 1996. On December 18, 1996, the ASE notified the Company of its intention to delist the Company from the ASE on the close of business on Monday, January 27, 1997, for failure to maintain listing requirements. Subsequently, on January 22, 1997, the ASE issued a Notice of Hearing and Particulars to consider whether the Company and its former President, Jimmy John, are in breach of any ASE requirements, the ASE Policies and Procedures Manual, the Bylaws and/or any provisions of the Alberta Securities Act.

     On May 31, 1997, the Company and over 120 of its shareholders filed a class action lawsuit against the ASE and certain other parties related to the above dispute alleging that the ASE breached its fiduciary duty owed to the Company's shareholders and acted recklessly and in bad faith or negligently with respect to its action of halting trading of the Company's Common Stock and the ASE's action subsequent thereto. On July 18, 1997, the Company settled its dispute and lawsuit with the ASE and voluntarily delisted the trading of its Common Stock. See "Legal Proceedings" and "Nature of Trading Market."

     The Company applied to list its Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small Cap during late calendar year 1994 and again in early 1996 and was denied listing. The National Association of Securities Dealers ("NASD") denied the 1994 application for listing because of the Company's failure to meet the share price and total asset requirements and denied the 1996 application because of the Company's then unsettled dispute with the ASE. Since August, 1997, the Company's shares have been traded in the United States on the OTC Bulletin Board operated by NASDAQ under the symbol "NAXOF".

     On May 27, 1997, the Alberta Securities Commission ("ASC") issued a Notice of Hearing ("the ASC Notice") to the Company and its officers and directors. The hearing was initially scheduled for June 26, 1997 and was subsequently rescheduled several times. The hearing commenced on May 4, 1998 and has been ongoing since that time, although the hearing officers have heard evidence on a very limited basis. Generally, evidenced is presented for a period of days or weeks and then the panel recesses for a period of weeks or months and then reconvenes. Currently, the ASC has completed its case in chief and has presented its evidence and counsel for the Company's present and past directors (that are defendants) is now providing evidence in response to the ASC's allegations. The hearing is set to resume on October 21st for a few days and again in November for a few days. It is anticipated that the matter will not be completed until February, 1999, at the earliest.

     The ASC Notice alleges that the Company and some of its officers and directors acted in contravention of Alberta securities laws. Firstly, the ASC alleges that the Company has failed to disclose information regarding certain assay results with respect to the Franklin Lake Property and failed to correct false or misleading news releases regarding such assay results. Secondly, the ASC alleges that the Company's directors were late in filing some of their insider reports with the ASC and violated Canadian insider trading laws. Thirdly, the ASC alleges that the Company failed to file Material Change Reports regarding Company affairs. The Company is vigorously defending the ASC claims. See "Legal Proceedings."

     The Company has the following nine (9) subsidiaries, some of which in turn own other corporations, as depicted on the Corporate Chart of Subsidiary Companies of Naxos Resources Ltd., included below:

     a) Naxos Resources (U.S.A) Ltd., incorporated in California, U.S.A on January 4, 1990;

     b) Franklin Mining Corporation, incorporated in Nevada, U.S.A on December 30, 1988;

     c) NXR Trading Ltd. (inactive), incorporated in British Columbia, Canada, on September 20, 1989; name changed from Alabaster Creations Ltd. on October 17, 1989;

     d) 436218 B.C. Ltd. ("436218"), incorporated in British Columbia, Canada. 436218 owns one hundred percent (100%) of the issued and outstanding shares of Paud Financial Services Corporation, a Barbados corporation ("Paud"), and one hundred percent (100%) of Caratoro Enterprises Ltd., a Barbados corporation ("Caratoro") and Caratoro in turn owns one hundred percent (100%) of Procesadora Nova, C.A., a Venezuelan corporation. Paud owns one hundred percent (100%) of the issued and outstanding shares of Inversiones Dos Cerros, C.A., a Venezuelan corporation ("Dos Cerros Caracas"), and Dos Cerros Caracas in turn owns one hundred percent (100%) of the issued and outstanding stock of three Venezuelan corporations: Inversiones Dos Cerros, C.A. (Ciudad Bolivar), Desarrollos Mineros Yuragua and Desarrollos Mineros Guayura. In 1994, the Company incorporated two additional subsidiaries in Venezuela, Compania Minera La Hoyada, C.A., 50% owned by Dos Cerros Caracas and 50% owned by a former joint venture partner, Juan Otero Rodriguez ("Rodriguez"), and Inversiones Regency Holdings, C.A. (100% owned by Dos Cerros Caracas) ("Regency");

     e) 491607 B.C. Ltd., incorporated in British Columbia, Canada on March 2, 1995;

     f) Resecro International Limited, incorporated in Barbados on February 2, 1996, which in turn owns one hundred percent (100%) of the issued and outstanding shares of Corporacion Tass, S.A., a Venezuelan corporation ("Tass"). Tass owns 100% of the issued and outstanding shares of each of Sindumaq Servicio Industrial de Maquinaria, S.R.L., a Venezuelan corporation, and Xena Gerencia de Mantenimiento de

          Campamento, S.R.L., a Venezuelan corporation and Minera Kimberly de Venezuela, C.A.;

     g) Siresco International Limited, incorporated in Barbados on February 2, 1996, which in turn owns one hundred percent (100%) of the issued and outstanding shares of Acico Arrendadora de Sistemas de Contruccion, S.R.L. (Equipment), Naxos Resources de Venezuela, C.A. and Kimberly Eximport, C.A.

     h) Naultgaid International Limited, incorporated in Barbados on February 5, 1996.

     i) Panax Gold (USA) Ltd. ("Panax") incorporated in Nevada, U.S.A. on April 26, 1996. The Company owns seventy percent (70%) of the outstanding shares of Panax. The remaining shares are owned by Pan Pacific Gold Corporation, a British Columbia company.

                                  [FLOW CHART]

LIMITED OPERATIONS

     The Company is a "development stage company" pursuant to Regulation S-X promulgated by the SEC. Such term is defined in the Statement of Financial Accounting Standards No. 7 (Accounting and Reporting by Development Stage Enterprises). A company is considered to be in the development stage if it is devoting substantially all of its efforts to establishing a new business and either of the following conditions exists: (1) planned principal operations have not commenced; or (2) planned principal operations have commenced, but there has been no significant revenue therefrom. In using such term, the Company does not wish to imply that its exploratory work has disclosed a commercially minable ore deposit which is presently in the development stage. For purposes of the Company's mining activities, the Company is deemed to be an "exploration-stage company" under Industry Guide 7 promulgated by the SEC, because the Company is engaged in the search for mineral deposits (reserves) and has not established commercially minable deposits (reserves) for extraction.

     AS OF THE DATE OF THIS CIRCULAR/PROSPECTUS, THERE CAN BE NO ASSURANCE THAT A COMMERCIALLY VIABLE MINERAL DEPOSIT (RESERVES) EXISTS AT THE COMPANY'S PROPERTIES UNTIL FURTHER METALLURGICAL TESTING OF THE METALS CONTAINED IN THE SUBJECT PROPERTIES ARE UNDERTAKEN TO DETERMINE WHETHER SUCH PROPERTIES CONTAIN PROVEN OR PROBABLE MINERAL RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

     FUNDING

     The initial public offering of the Common Stock was made in Canada under the auspices of the ASE on November 10, 1986. The Company sold 1,000,000 shares of Common Stock at $0.06 per share, raising $50,000 (net of commissions); upon completion of the offering 1,620,000 shares of Common Stock were outstanding.

     As a development stage company, the Company is not in a position to fund its cash requirements through current operations. The Company continues the use of limited offerings of its Common Stock, options and warrants to raise the capital necessary for continued operations and capital expenditures. To date, the Company has been able to raise sufficient capital as needed, however, the Company is uncertain about its continued ability to raise such funds and can make no assurances that future limited offerings will occur or that any such limited offerings will raise the necessary capital for the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Continued Dependence Upon Equity Investments."

     Since late 1993, the Company has completed twelve (12) private placements. In each private placement, units consisting of one share of Common Stock and one share purchase warrant exercisable during a two year period for one share of Common Stock, were sold. The following sets forth the date of each private placement, the number of units, unit price, warrant exercise price and gross proceeds of each private placement:

                                                                       Warrant
Date                         No. of Units          Unit Price       Exercise Price          Gross Proceeds
----                         ------------          ----------       --------------          --------------
November 1993                   600,000                 $1.75               $2.05               $1,050,000
January 1994                    250,000                 $2.34               $2.75                 $585,000
April 1994                      300,000                 $2.00               $2.37                 $600,000
July 1994                       800,000                 $1.10               $1.33                 $880,000
December 1994                   618,000                 $2.00               $2.30               $1,236,000
March 1995                      100,000                 $2.25               $2.65                 $225,000
April 1995                      400,000                 $2.00               $2.25                 $800,000
June 1995                       323,827                 $2.10               $2.50                 $680,037
July 1997                     1,600,830              US $1.25            US $1.50            US $2,000,475
October 1997                    200,000  (1)         US $5.00            US $6.00            US $1,000,000
January 1998                    175,999  (1)         US $6.00           US $6.625            US $1,055,994
June 1998                       472,388              US $2.25            US $2.75            US $1,062,873

(1) These units received limited price protection provisions for a period of 12 months from the closing of the offering.

     The Company will likely continue its efforts with limited offerings, until the Franklin Lake Property and the Venezuelan properties provide it with sufficient income, profit and cash flow with which to fund continued operations and capital expenditures.

     AS A RESULT OF THE CONTROVERSIES SURROUNDING BRE-X MINERALS LTD.'S INDONESIAN MINERAL PROPERTIES AND A FEW OTHER JUNIOR RESOURCE COMPANIES, THE COMPANY BELIEVES THAT THE ABILITY OF JUNIOR RESOURCE COMPANIES, LIKE THE COMPANY, TO RAISE CAPITAL HAS BEEN ADVERSELY IMPACTED. IF THE COMPANY IS UNABLE TO SECURE ADEQUATE CAPITAL FOR OPERATIONS AND EXPLORATION AND DEVELOPMENT IT MAY BE UNABLE TO CONTINUE AS A GOING CONCERN AND IN SUCH CIRCUMSTANCE, SHAREHOLDERS MAY LOSE SOME OR ALL OF THE VALUE OF THEIR SHARES OF COMMON STOCK.

     BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

     The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and all amounts therein are expressed in Canadian Dollars unless otherwise stated. Reconciliation to U.S. generally accepted accounting principles ("U.S. GAAP") is contained in the Notes to the consolidated financial statements. The value of the Canadian Dollar in relation to one U.S. Dollar was Cdn$1.513 as of September 25, 1998, Cdn$1.41 as of October, 31, 1997, Cdn$1.34 as of October 31, 1996, and
Cdn$1.34 as of October 31, 1995. In this Circular/Prospectus, all dollar amounts are expressed in Canadian Dollars unless otherwise stated. See the attached Consolidated Financial Statements and Notes thereto.

     STAFFING

     As of September 25, 1998, the Company employed 5 full time people in Canada, 5 in the United States and 20 in Venezuela. The Company believes that its relations with its employees are good.

     DETERMINATION OF ACQUISITION PRICES

     During the period that the Company's common stock was listed on the ASE, the ASE required, in general, that acquisitions of property, assets or a business by an ASE listed Company be, if acquired from an insider (i.e., in non-arms- length transactions), no greater than the seller's consideration (i.e., out of pocket costs) or in the case of an arms-length transaction, for the negotiated price, subject to certain qualifications. In particular, with respect to a non arms-length transaction, the ASE could have required that an independent evaluation of the property, asset or business be made or that an engineer's report be prepared and, possibly, that shareholder approval be obtained. The ASE also imposed a requirement that performance based shares be issued where the value of the property/asset is indeterminate.

     Furthermore, the ASE required that once the appropriate value/consideration was determined, the price of the shares to be issued could not be lesser than the closing price of the shares on the ASE on the day prior to the notice date less the applicable discount. The ASE permitted a discount of twenty-five percent (25%) if the share price was $0.50 or less, up to twenty percent (20%) if the share price was between $0.51 and $1.00, eighteen percent (18%) if it was between $1.01 and $2.00, fifteen percent (15%) if it was between $2.01 and $5.00, and ten percent (10%) if it was greater than $5.00. If the weighted average price of the shares for the ten trading days immediately prior to the notice date was greater than the actual closing price on the date immediately prior to the notice date, by more than ten percent (10%), then the ASE could have required that the weighted average price be used instead of the share price on the date prior to the notice date.

     The Company had to apply to the ASE for regulatory approval of the foregoing types of transactions. The ASE had the authority to approve, disapprove or modify the Company's calculations of the deemed issuance price of shares and the consideration paid in a particular transaction.

     The consideration paid by the Company for the following transactions was calculated in accordance with the rules, regulations, policies and approval of the ASE.

GLOSSARY OF TERMS

     For assistance in understanding some of the terms used in this document, the Company provides the following glossary:

Alkali claims             -        mineral claims

Alluvial concession       -        sedimentary material deposited by flowing water, as in a delta or riverbed

Arcan claims              -        name of a particular claim

Assaying                  -        chemical analysis of a substance, especially of an ore

Borax tailings dump/pile  -        tailings and dumps from U.S. Borax claims owned by Franklin Mining Corporation

Bulk testing              -        chemical analysis of substances, especially of an ore, using large sample sizes

Concession                -        tract of land, granted especially by a government to be used for a particular purpose

Claim                     -        interest in mining property

Fusion metallurgical
process                   -        form of extraction

Grab sample               -        sample of soil or rocks taken from the surface of a mining claim

Lead fire assay           -        chemical technique for assessing the amount of ore/precious metals in a rock or soil sample

Lode claims               -        a form of mining interest in hard rock claims

Minable ore               -        deposit of ore of sufficient amount to economically justify mining

Placer mining claims      -        a legal mining interest in deposits left by a glacier or river that contains particles of valuable materials

P+K claims                -        the Company's placer mining claims located near Death Valley Junction

Playa                     -        a level area at the bottom of a desert basin that is at times covered with water

Proof of Labor            -        a document filed annually evidencing work on any mining claims

Saprolite                 -        clay-rich intensely weathered bedrock of various colors formed under tropical to sub-tropical conditions; may extend to 100 meters in depth

SKS claims                -        the Company's associated placer mining claims to the west of the P+K claims

"T" grid                           a closely knit, extensively sampled area in the southern most portion of the P+K claims

Tight grid                 -        same as the "T" grid

PROPERTIES

     FRANKLIN LAKE PROPERTY, DEATH VALLEY JUNCTION, CALIFORNIA

     The Company owns, or has mineral leases for, approximately 24,000 acres of mineral claims near Death Valley Junction, California (collectively, the "Franklin Lake Property"), which were acquired as set forth below. On December 1, 1989, the Company entered into an Assignment of Lease with Ashley Enterprises, Inc., a Nevada corporation, covering 51 mineral claims, known as the North Eagle claims, covering approximately 8,000 acres near Death Valley in Inyo County, California. The proposed consideration was the issuance of 100,000 shares of Common Stock of the Company and a one percent (1%) net smelter return royalty. On March 11, 1990, a First Amendment was made to the December 1, 1989 Assignment of Lease. Under this amendment, the P+K 1-408 Placer Claims were substituted for the then abandoned 51 North Eagle claims which were the subject matter of the original lease. A Second Amendment was made to the foregoing Lease Agreement, on March 11, 1992, extending the date for completion of exploration expenditures to December 1, 1993.

     On March 22, 1992, the Company entered into a Sale and Purchase Agreement with Lila Lee Pete, the Lila Lee Pete Trust and Jeffrey L. Kauffman to acquire the P+K 1-408 Placer claims. Consideration for the acquisition was 225,000 shares of Common Stock. The purchase was completed and the deeds transferring the claims to the Company were executed and registered. The claims remain subject to a four percent (4%) royalty payment upon commencement of commercial production to Lila Lee Pete Trust, Lila Lee Pete and Jeffrey L. Kauffman. The Company is obligated to pay an advance royalty of $2,500 per month. The Company has the option to buy out the royalty requirement for U.S.$1,500,000 in cash or Common Stock prior to October 31, 2000. All advance royalties are credited against the final purchase price of the royalty buyout if exercised.

     On April 6, 1992 the Company entered into an additional Sale and Purchase Agreement with Lila Lee Pete, the Lila Lee Pete Trust and Jeffrey L. Kauffman to acquire the 4,000 acre Arcan Placer group of claims which extend south from the P+K group at Franklin Lake. Terms and conditions of the agreement are as follows: (1) 30,000 shares of Common Stock to be issued to the sellers no later than ten days from the approval date of the agreement; (2) a further 40,000 shares of Common Stock to be issued no later than 180 days from the approval date; (3) a further 42,500 shares of Common Stock to be issued no later than 360 days after the approval date; (4) upon the issuance of the foregoing 112,500 shares, all right, title and interest in and to the property would vest in and be owned by the Company free and clear; and (5) the Company had to complete all necessary work commitments on the property, and file Proof of Labor with the Inyo County Records Office and California State Office of the BLM. Each of the foregoing were accomplished. The shares issued in consideration for the Arcan Claims were issued at a deemed issuance price of $2.00 per share.

     The Company completed staking of its Franklin Lake lode claims 1-352 ("FLL") between April 1992 and August 1992. These claims are located under the southern portion of the Company's P+K claims in Inyo County, California. Subsequently, the Company allowed the FLL 202 - 352 claims to expire and retains only the FLL 1 - 201 claims.

     The Company has obtained a Mineral Prospecting Permit from the California State Lands Commission to acquire two blocks of State-owned land in the vicinity of the Company's Franklin Lake Property consisting of 640 acres.

     During 1995, as a result of the passage of the California Desert Conservation Act, the Company re-staked the Arcan claims and kept the portions outside of the protected area, being the Arcan 2-6, 8-21, and 23-25 claims.

     The Company also leased certain of its properties, including a tailings pond and tailings dump, pursuant to a Lease Agreement dated April 25, 1991 with Amargosa Opera House Inc. of Death Valley Junction, California (an unrelated third party). Under the terms of the agreement, consideration was U.S.$800 and advance royalties of U.S.$1,000 per month, or five percent (5%) of net smelter returns from the tailings pile and settling pond ore, whichever was greater.

     The Company also leased the SKS claims and Alkali claims from SKS Enterprises, a partnership, by that certain Amended Mineral Lease and Option to Purchase, dated December 1, 1990. Pursuant to such lease, the Company was obligated to pay SKS Enterprises advance royalties of U.S.$1,500 per month and production royalties in excess of such advance royalties at ten percent (10%) of net smelter returns on metals, minerals and mineral ores, other than uranium.

     In summary, the Company's claims, leased land and personal properties at Franklin Lake include:

                  the P+K claims, Nos. 1 to 408;
                  the Arcan claims, Nos. 2-6, 8-21, and 23-25;
                  the FLL claims, Nos. 1 to 201;
                  the SKS claims, #1 to #79;
                  the Alkali claims, #1 to #41;
                  a borax tailings dump;
                  a tailings pond; and
                  land and certain buildings.

                  Historical Drill and Assay Program

     Initial exploration and drilling of the Franklin Lake Property was conducted in 1989. Further drilling in 1990 extended the indications of mineralization on a 1.5 by 2.0 mile reconnaissance grid. The Company then carried out a significant research and development project during 1991. Since 1991, the Company has completed numerous drilling and assay programs. Throughout fiscal year 1997, the Company worked extensively with Ledoux & Company to verify and assess different sample preparation assay techniques for the most effective methodology for assaying platinum group elements and gold present at the Franklin Lake Property. The initial material from the Company's SRK drill hole, drilled under the supervision of consultants hired by the ASE was used in these tests. Various assay techniques and sample preparation techniques showed the presence of gold, as evidenced by certified assays from Ledoux & Company. However, the results were inconsistent. One of the above-mentioned technologies was optioned by the Company from Johnson, Lett.

     During 1997, the Company obtained permits for a portion of the proposed 225 drill hole program. Five additional holes were drilled under the strict supervision of Behre Dolbear Engineering. Chain of custody was preserved on these holes and the material was shipped to Colorado Mineral Research Institute ("CMRI") for sample preparation and, subsequently, to Ledoux & Company for analysis; again, it showed the presence of gold. During the year and subsequent to the year end, a total of 2 1/2 holes were analyzed from the Behre Dolbear program, which constituted Phase I of the Company's three phase drill program.

     On April 20, 1998, under the supervision of Kleinfelder Engineering and Sanguinetti Engineering, the Company commenced Phase II of its 3-Phase program. Phase II consisted of the drilling of 28 holes to a maximum depth of 300 feet. Phase III of the program, also under the supervision of Kleinfelder and Sanguinetti, was completed and consisted of 40 drill holes to a depth of 150 feet. Material was then forwarded under chain of custody to Rocky Mountain Geochemical. Thereafter, the ore was prepared and split and sent to two other laboratories, Ledoux & Company and Alfred H. Knight for assaying, in addition to assaying performed by Rocky Mountain Geochemical.

     Subsequent to fiscal year end 1997, Ledoux & Company advised the Company that it was achieving success using a conventional approach involving preparation, drying, grinding and splitting of ore.

     In July of 1998, the Company learned from Ledoux & Company that it had received economically viable assay results with regard to the ore assayed in the 1998 program. However, shortly thereafter, the Company was notified by Rocky Mountain Geochemical and Alfred H. Knight that their assaying revealed no economically viable precious metals in the ore from the Franklin Lake Property. Ledoux & Company has since retracted its assays for the 1998 drill program, stating that it had contamination at its lab when it conducted such tests. After receiving the conflicting results, the Company questioned Ledoux & Company as to why it had certified economically viable assay results while the other two labs that had worked from Ledoux & Company's assay protocol had not achieved similar results. Ledoux & Company's response was that there was contamination in the processing of the material at the Ledoux & Company lab that resulted from the rotation of gold and silver as collectors in the protocol. Ledoux & Company did however reaffirm their support for the assay results certified by them with regard to ore processed prior to the 1998 drill program.

     The Company instituted its drill program within the confines of the U.S. Geological Survey and U.S. Bureau of Mines restrictions or regulations with the inference of a resource. To this end, the physical disturbance area patterns or drill hole locations have been reduced in size.

     Over the years, the Company has received various conflicting assays with respect to the work conducted on the Franklin Lake Property. Differences in expert opinions exist as to what methods of analysis to use, whether the deposit is homogeneous throughout and what metals, if any, are present, and if present, of what grade. The Company is continually reviewing the test results in an attempt to provide a clearer picture of which results are faulty and which results have a high probability of validity. Work is also continuing to develop the optimal assaying and recovery techniques. The Company cannot predict what mineral deposits, if any, the Franklin Lake Property contains or whether it is a commercially viable minable property.

     Mintek of South Africa is assisting the Company with its evaluation of the mineralogical component of the Franklin Lake ore. Mintek is making use of x-ray diffractive ("XRD") as well as Scanning Electron Microscope ("SEM") technologies in order to understand and identify the main mineralogical components. Mintek is also currently investigating, in tandem with the mineralogical investigation, milling power curves, i.e., the amount of power required to mill a particle feed size to a given particle product size. This is imperative for quantifying base metallurgical costs for production of the Franklin Lake Property. The current mineralogical component of this work is to investigate in what fraction the particulate gold occurs and to what extent is this made available by liberation, i.e., milling, and at what fraction size or liberation size do these particles become accessible to either chemical attack or gravity concentration.

     LA HOYADA - DOS CERROS CARACAS CONCESSIONS

     In April 1993, the Company announced that it had entered into a Letter Agreement for the purchase of one-hundred percent (100%) of the shares of 436218 which, through a subsidiary, owns Dos Cerros Caracas. Dos Cerros Caracas owns a mineral lease and certain mining rights in an approximately 492 hectare La Hoyada diamond-gold alluvial concession, CAMYC 1.11, a diamond and gold concession in the Santa Elena region of south-eastern Venezuela. Dos Cerros Caracas subsequently negotiated an option which gave similar mining rights to Dos Cerros Caracas on fourteen additional diamond-gold concessions in the Santa Elena area, concessions known as CAMYC 1.1 to 1.10 and 1.12 to 1.15. The Company entered into a joint venture agreement with Rodriguez as 50/50 partner whereby Dos Cerros Caracas receives fifty percent (50%) of the net returns. The joint venture agreement provides for a buy-out of Rodriguez's interest for U.S.$1,000,000. The joint venture agreement was amended on November 30, 1993 to permit Dos Cerros Caracas to mine by mechanized means anywhere on the CAMYC 1.11 property provided that Dos Cerros Caracas pays a fifteen percent (15%) royalty. Also, the payment schedule was amended to provide for payments of U.S.$250,000, U.S.$250,000 and U.S.$300,000 in 1994. Payments of U.S.$200,000 and U.S.$250,000
were made by The Company prior to the end of 1993. In June 1994, the Company was scheduled to make a payment of U.S.$250,000 to Rodriguez but withheld such payment and served notice upon Rodriguez of his failure to comply with the joint venture agreement. See "Legal Proceedings" with regard to litigation with Rodriguez.

     In accordance with the letter agreement, the Company purchased all of the issued and outstanding shares of 436218 and assumed the debt of 436218, to Jimmy John in the amount of $1,202,404. The Company issued 561,000 shares in accordance with this agreement of which 250,000 were allocated to debt to Jimmy John in the amount $281,250 and 311,000 shares were allocated to the acquisition of the shares of 436218. The Company agreed to and obtained regulatory approval from the ASE for settlement of such debt through a combination of cash and shares of the Company. The Company issued the foregoing 250,000 shares (valued at $281,250) and assumed debt to Jimmy John in the amount of $918,154.

     Heavy duty production and exploration equipment was purchased in 1994 by Dos Cerros Caracas including heavy-duty equipment to mechanize the existing five operating pits. The Company shipped to the area a large amount of good, late model heavy duty mining equipment, including fuel trucks, large bulldozers, excavators, generators, pumps, etc. The Company has constructed six staff houses, a cook-house and a bunk-house at the La Hoyada property and acquired a house with six (6) acres of grounds in Santa Elena for use by Company personnel.

     No further exploration work was conducted on this property during fiscal 1997 and the Company has no present intent to do any further work on the property.

     In early calendar year 1996, the Company was successful in obtaining an order of the Court in Caracas permitting seizure of Rodriguez' assets and bank accounts and appointing the Company's subsidiary, Dos Cerros Caracas, administrator of the CAMYC-1.11 concession. In a related action, Dos Cerros Caracas has sued Rodriguez in the Venezuelan courts claiming U.S. $3.5 million in damages for, among other causes, fraud, misuse and lack of payment for use of equipment.

     The litigation commenced by the Company against Rodriguez was settled in August of 1996. The terms of the settlement involved the payments to Rodriguez of U.S. $50,000 (paid) and a further U.S. $200,000 upon legal transfer of the concession to the Company. U.S. $250,000 of an additional U.S. $750,000 was to be paid by the Company in monthly payments to be paid every 30 days in the amount of U.S. $31,250. The first payment was to be paid 30 days after the register of the document legally transferring the concession to the Company. The remaining balance of U.S. $500,000 was to be paid after the first U.S. $500,000 was paid. The balance of U.S. $500,000 was to be paid on a royalty basis with minimum payments of U.S. $50,000 per month. This settlement was renegotiated in October of 1997 to provide for splitting of proceeds from the concession as opposed to specified payments by the Company to Rodriguez. Specifically, the settlement provides that the gross total product from the concession will be divided 70% to the Company and 30% to Rodriguez. As part of the settlement, the Company distributed U.S. $350,000 to various former employees, attorneys and consultants.

     Upon reaching the settlement, the Company began hiring management personnel and laborers to re-open the alluvial diamond and gold operation at Hoyada. During September, October and November 1996, existing equipment was repaired and modifications completed to the alluvial plant. During the latter half of November, limited production was commenced on the property. During the spring of 1998, production ceased due to a lack of water on the concession. There have been no further significant operations at Hoyada during 1998.

     During fiscal year 1994, income from the joint venture to the Company was $153,842 and royalties to Rodriguez were $26,175. During fiscal 1995, income from the joint venture to the Company was $22,064. As a result of the litigation with Rodriguez, there were no substantial operations conducted at the Dos Cerros Caracas concessions and thus there was no material income from the joint venture in fiscal years 1996 or 1997, or the nine months ended July 31, 1998. See "-- Legal Proceedings."

     STEFANIA DIAMOND AND GOLD CONCESSION, POLACO DIAMOND DISTRICT

     On September 1, 1993, Dos Cerros Caracas signed a Letter of Intent with Temca, C.A. to acquire all mining rights to the Stefania Concession, and acquired an option on the same concession in November 1993 with respect to 550 hectares (1,359 acres) in the major Polaco diamond area west of Santa Elena de Uairen in Bolivar State, and an option with similar rights to two other concessions (La Neglina and La Cuaima) comprising 900 hectares (2,223 acres) each. All permits for mining are in place for production. The acquisition has been completed, bringing the Company's mining rights in the Stefania area to 2,350 hectares (5,804 acres).

     By agreement dated November 17, 1993 between Temca, C.A. and Dos Cerros Caracas, the Company made a payment of U.S.$100,000 and issued 94,000 shares of Common Stock.

     Road construction into the Stefania concession located in the Polaco diamond district was completed in July 1994.

     During 1995, two separate geological work programs were completed on the concession involving a ground based soil sampling and an exploration program, the results of which identified a number of future target areas for subsequent exploration. The second program involved a geomagnetic survey.

     No further exploration work was conducted on this property during fiscal 1997 and the Company has no present intent to do any further work on the property.

     RIO GUARICHE GOLD CONCESSIONS, KILOMETRE 33

     In accordance with that certain Stock Acquisition Agreement dated January 18, 1994, between the Company and Baudilio Catalino Gomez La Rosa and Dos Cerros Caracas, the Company completed the purchase of the outstanding shares of Desarrollos Mineros Guayura, C.A. for the aggregate sum of U.S.$250,000. This payment was made through a combination of cash and shares of Common Stock.

     A similar agreement exists whereby the Company acquired all of the issued and outstanding shares of Desarrollos Mineros Yuragua, C.A, another Venezuelan company. Similar payments and share issuances have been made to purchase Desarrollos Mineros Yuragua, C.A.

     The foregoing companies hold two gold concessions located near Kilometre 33, approximately 39 miles west of El Dorado, Venezuela. Each concession consists of 2,400 hectares (5,928 acres).

     Total purchase price of the optioned acquisitions (U.S.$500,000) was made through cash payments of U.S. $300,000 and the issuance of 137,000 shares of the Company at a deemed price of Cdn $2.00 per share.

     No further exploration work was conducted on this property during fiscal 1997 and the Company has no present intent to do any further work on the property.

     KILOMETRE 88 MILL AND PROPERTIES

     In December 1995, the Company entered into five mining agreements with various parties owning or controlling gold resource properties in the Kilometre 88 mining district of Bolivar, Venezuela. See "-- Glossary of Terms" for applicable definitions.

     Mill Agreement

     An Asset Agreement was entered into among the Company, its subsidiary Caratoro Enterprises Ltd., a Barbados corporation ("Caratoro Enterprises Barbados"), Reditus Investments A.V.V., an Aruba corporation and wholly-owned subsidiary of Vengold ("Reditus"), and Vengold. The Agreement grants the Company the right to operate an already existing mill (the "Mill") for a five year term. The total consideration for the operation rights is U.S.$700,000, payable in monthly minimum royalty installments of $120,000 over six months, until paid. As of March 31, 1997, all amounts were paid against the total consideration.

     The Mill was run by Reditus for about 2 years and Vengold has reportedly expended over $1,000,000 in construction and retrofitting costs for the Mill.

     Caratoro Enterprises Barbados also purchased a 50-man camp pursuant to the Asset Agreement.

     The Company commenced limited production testing of the mill facility during the fall of 1996. Improvements to the mill recovery system are being undertaken by the Company to increase gold recovery which will improve the profitability of the operation. The Company will process local ore on a contract basis until all permits are obtained for the alluvial property under option from Vengold. During the year, repairs and upgrades were completed on the mill after considerable reorganization of the facility. Regular and continuous production started on October 19, 1997. From the period of October 19, 1997 to December 12, 1997, a total of 3,704 dry metric tons were processed through the mill with an average head grade of 3.02 grams per ton of gold. The total downtime for the period of October 19, 1997 to January 31, 1998 was 17 days. During this period, total feed to the plant was 359 troy ounces of gold with a yield of 305 troy ounces of gold, which equates to an 88% plant recovery level. Improvements are being made to increase production on the mill to further increase recovery.

     Alluvial Mining Agreement

     An Alluvial Mining Agreement was entered into among Caratoro Enterprises Barbados, the Company, Lexitor Management Ltd., a subsidiary of Vengold, and Vengold. The Alluvial Mining Agreement grants Caratoro Enterprises Barbados the right to mine certain concessions located in the Kilometre 88 mining district. The term of the Alluvial Mining Agreement is five (5) years commencing December 19, 1995. The Alluvial Mining Agreement provides that Caratoro Enterprises Barbados has the right and license to mine certain concessions in exchange for payment of a three percent (3%) royalty on the proceeds received or realized from the sale or disposition of the gold or diamonds in or under the concessions.

     Through September 25, 1998, no royalties were paid under the Alluvial Mining Agreement.

     Alluvial & Saprolite Mining Agreements

     The Company entered into three Alluvial & Saprolite Mining Agreements, each dated December 19, 1995. The first is among Caratoro Enterprises Barbados, the Company, Reditus and Vengold (the "Alluvial & Saprolite Agreement No.1"). The second and third agreements are among Caratoro Enterprises Barbados, the Company, Venezuelan Mining Company Ltd., a Barbados corporation and subsidiary of Vengold and Vengold (the "Alluvial & Saprolite Agreement Nos.2 & 3").

     Each of Alluvial & Saprolite Agreements No. 1, No. 2 and No.3 provide the Company with the right to mine certain concessions located in the Kilometre 88 mining district to a depth of thirty meters. The term of each of the Alluvial and Saprolite Mining Agreements is five years commencing December 19, 1995. The Alluvial Mining Agreement provides that Caratoro Enterprises Barbados has the right and license to mine certain concessions in exchange for payment of a three percent (3%) royalty on the proceeds received or realized from the sale or disposition of the gold or diamonds in or under the concessions (whether sold in untreated, milled or smelted form) less charges or levies charged with respect to the costs of smelting the ore or deductions for undesirable elements in the ore and/or other products.

     Through September 25, 1998, no royalties were paid under the Alluvial & Saprolite Mining Agreements.

     The Alluvial & Saprolite Mining Agreements also provide that Caratoro Enterprises Barbados has the right to use the camp in the same manner as under the Alluvial Mining Agreement.

     SHUMWAY LAKE CLAIMS AND PAGE CLAIMS; BRITISH COLUMBIA, CANADA

     Pursuant to an Option Agreement dated April 28, 1989, amended September 7, 1990, with Jimmy John, (then President/Director of the Company) and Harold Jones, (then Chairman and a director of the Company), the Company acquired the majority of the Shumway Lake Claims.

     Consideration was $5,000 and the issuance of 300,000 shares of Common Stock (deemed value $40,500 ($0.135 issue price)). Further, the Option Agreement required exploration expenditures by the Company of $180,000 by August 31, 1992; the issuance of 600,000 additional shares of Common Stock, 200,000 shares of Common Stock by August 31, 1990 ($0.135 issue price, consideration of $27,000), 200,000 shares by August 31, 1991 ($0.135 issue price, consideration of $27,000), and a final 200,000 shares by August 31, 1992 ($0.20 issue price, consideration of $40,000). The foregoing obligations were satisfied by the Company. As of October 31, 1993, the Company expended approximately $283,500 on exploration of the claims and all of the 900,000 shares of Common Stock were issued, earning the Company a seventy percent (70%) ownership interest in the claims.

     In 1990, the Company acquired the Rich and Add 2, 3, 4, 10 and 11 mineral claims, and in 1991 the Company signed an option agreement with Mr. Mike Boyle of British Columbia to acquire the Mike #1 claim over a six-year period. All payments are current. In 1992, the Company acquired, by staking, the Bar 1 to 4 mineral claims, and the Tod 1 to 5 mineral claims. The acquisition prices of the foregoing were 30,000 shares for the Add claims ($1.25 issue price, $37,500 consideration), 20,000 shares for the Tod claims ($0.45 issue price, $9,000 consideration), and 15,000 shares for the Rich claims ($1.55 issue price, $23,250 consideration).

     The Company acquired additional claims at Shumway Lake, namely the NXR 3 and NXR 7-12 claims. All the Shumway claims with the exception of the Mike #1 claim had lapsed by the end of fiscal 1996.

     The Company has not been active in recent fiscal years at its Shumway Lake Project choosing instead to concentrate its resources on its Franklin Lake Property and Venezuelan projects.

     The Company acquired the Page 1-4 claims in the Liard Mining District of British Columbia in 1990, which the Company holds until 2001.

     LUZ DEL COBRE COPPER DEPOSIT

     The On September 14, 1998, the Company announced that it signed a letter of intent with Laminco Resources Inc. of Mexico to acquire a 70% interest in the Luz del Cobre copper deposit. This deposit is located in the Sonora District of Mexico, approximately 140 kilometers east south-east of Hermosillo in the San Antonio claim area. At the time of signing of the letter of intent, the Company paid Laminco Cdn$30,000. The Company will pay Laminco monthly payments of Cdn$25,000 while conducting its due diligence, including drilling holes to confirm the existing reserve model and to generate material for completion of metallurgical test work. The due diligence is expected to take up to 3 months. Upon satisfactory conclusion of due diligence and closing of any financing required to place the project into production, the Company will pay Laminco an additional Cdn$100,000. At that stage, the Company plans commence construction of mining operations and receive 70% of the net income from the project.

     THE KLONDIKE LICENSE

     In 1992, the Company acquired from Klondike Industries Ltd. ("Klondike")an unrestricted non-exclusive license for a metallurgical process developed to recover precious metals. Considerations was 400,000 Common Shares at a deemed price of Cdn$0.42 per share and a net profits interest in precious metals recovered during the process. A former director of the Company has disclosed that he has a material interest in Klondike. In 1994, the Company terminated the license. On April 15, 1994, the Company entered into a new license agreement with Klondike and two other parties. Pursuant to this new license agreement (the "Klondike License"), each party will receive a royalty of eight percent of net profits from the revenue generated out of commercial mining activities carried out using the Klondike process. Such royalty is conditional upon mining activities yielding no less than three ounces per ton gold equivalent. If the yield is less than such amount, no royalty is payable. No additional consideration was paid for this license agreement.

EXAMINATION OF NEW TECHNOLOGIES

     On September 15, 1998, the Company announced that it had entered into an agreement in principle with Johnson, Lett whereby the Company would provide financial support to Johnson, Lett for a program of technical work to be conducted by Johnson, Lett. The Company will make monthly payments of U.S.$20,000 on a month-to-month basis to defray the cost of conducting intensive research and testing on ore samples from the Company's Franklin Lake Property ore. The Company also has a right of first negotiation to purchase any research and testing technology developed by Johnson, Lett in the course of the program. If an agreement for such a purchase is not reached and such technology is sold by Johnson, Lett to a third party, Johnson, Lett will be required to pay a break-up fee equal to the total of all the monthly U.S.$20,000 payments paid by the Company. The parties expect to negotiate and execute a definitive agreement. Based on successful testing, the parties intend to move toward the development of a pilot plant.

RISKS INHERENT IN MINING

     The business of mining generally is subject to a number of risks and hazards, including gold bullion losses, environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement or hazardous weather conditions or other unfavorable operating conditions and other acts of God. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Production costs also can be affected by unforeseen changes in ore grades and recoveries, permitting requirements, environmental factors, work interruptions, operating circumstances, unexpected changes in the quantity or quality of reserves, unstable or unexpected ground conditions, and technical issues.

     The Company maintains property and liability insurance against risks which are typical in the operation of its business and in amounts which it believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. There can be no assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. For example, coverage for environmental liability generally is limited and may be totally unavailable.

     The Company's property consists partly of recorded mineral claims which have not been surveyed, and therefore, the precise area and location of such claims may be in doubt. As a development company there are risks involved in obtaining all necessary permits and licenses and maintaining them on a current basis. While the Company has taken steps to minimize the effects of such matters (including the receipt of an order of the Superior Court of the State of California quieting title on the P+K claims) there is no assurance that one or more of such factors could not have a materially adverse impact on the Company. Such steps include examining title of properties and when feasible obtaining title reports. While the Company has obtained the usual industry standard title report with respect to its property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native claims that have priority. Title may also be affected by other undetected defects.

COMPETITION

     The Company experiences significant competition from other mining exploration and development companies with operations similar to those of the Company. Many of the mining companies with which the Company competes have much larger operations and financial strength much greater than of the Company.

REGULATIONS AND GOVERNMENT RULES

     The Company's mining operations and exploration activities are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. The Company may in the future be subject to clean-up liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable laws of states, provinces and countries which establish clean-up liability for the release of hazardous substances. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with the compliance with such laws, regulations and permits could become such that the Company would not proceed with the development of a project or the operation or further development of a mine.

     Amendments to current laws and regulations governing operations and activities of mining companies are actively considered from time to time and could have a material adverse impact on the Company.

     The Company's operations are subject to various laws and regulations in Venezuela and the United States with respect to its mining activities in such locations. Environmental and other laws and regulations are continually evolving in all regions in which the Company conducts its activities. The Company cannot determine the impact of future changes in such laws and regulations on the Company's future financial position, due to the uncertainty surrounding the ultimate form and scope of such laws and regulations. The following is a list of some of the laws and regulations which impact the Company's operations in such countries:

     Venezuela. Venezuelan legal counsel has advised the Company that pursuant to Venezuelan environmental legislation, in order to carry out mining activities in Venezuela, the Company must obtain a "Permit to Occupy the Land" and an "Authorization to Appropriate Renewable Natural Resources" from the Ministry of the Environment and Renewable

Resources ("MARN"). Furthermore, the Republic of Venezuela requires that any entity engaging in prospecting and mining, provide the Republic with so-called "special advantages" which typically mean that the applicants must cooperate on aspects such as road construction, supply of staples and support to educational institutions in the area being mined or prospected. The Company has obtained the foregoing permits and cooperates with the Republic and MARN.

     United States. The primary statutes and laws that the Company is required to comply with regarding the Franklin Lake Property are as follows:

     1. The Inyo County ordinances for water wells, septic systems, building codes and zoning.

     2. The California Health and Safety Code, Sections 25500-25545 (Business Plan provisions).

     3. The California Hazardous Waste Control Law (California Health and Safety Code Sections 25100-25250.25).

     4. The California Porter-Cologne Water Quality Control Act (California Water Code Sections 13000-13999.19) and the Federal Clean Water
          Act (33 U.S.C. Section 1251 et seq.) The Porter-Cologne Act and State Water Resources Control Board regulations regarding waste discharge permits. (California Water Code Section 13050 et seq. and 23 CCR
          Section 2571 et seq.)

     5. The California and Federal Clean Air Acts (1988 Cal. Sta. Ch. 1568 and 42 U.S.C. Section 7401 et seq.)

     6.   The Great Basin Air Pollution Control District Rules.

     7. The Federal Land Policy and Management Act and the BLM Regulations promulgated thereunder. (43 CFR Parts 3802 and 3809, and 43 U.S.C.
          Section 1700 et seq.)

     8. The Federal General Mining Law of 1872, as amended (the "General Mining Law").

     9. The California Surface Mining and Reclamation Act found at California Public Resources Code Section 2710 et seq.

     10.  California laws applicable to the State Lands Commission lands.

     11.  The Federal Resource Conservation and Recovery Act. (42 U.S.C.
          Section 6901 et seq.)

     12. The California Department of Fish and Game Stream Alteration Permit issues. (California Fish and Game Code Section 1603.)

     13. California OSHA and Federal MSHA statutes and regulations. (Title 8 California Code of Regulations.)

     The Company believes that it is in substantial compliance with all applicable laws and regulations.

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, which governs mining claims and related activities on U.S. Federal lands. Although no such legislation has been adopted to date, there can be no assurances that such legislation will not be adopted in the future. If ever adopted, such legislation, could, among other things, impose royalties on gold production from currently unpatented mining claims located on U.S. Federal lands. If such legislation is ever adopted, it could reduce the amount of future exploration and development activity conducted by the Company on such U.S. Federal lands. In addition, in 1992, a holding fee of U.S.$100 per claim was imposed upon unpatented mining claims located on U.S. Federal lands. In October 1994, a moratorium on the processing of new patent applications was approved. While such moratorium currently remains in effect, its future is unclear. Approximately 90% of the Company's U.S. claims are located on unpatented mining claims on U.S. Federal lands, the remainder being located on state or private land.



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

RISKS RELATED TO VENEZUELA

     GENERAL POLITICAL AND ECONOMIC CONSIDERATIONS

     Venezuela has excellent economic potential which has attracted many major mining companies. In recent years, however, there have been disputes, from time to time, between the government of Venezuela and its Congress whereby restrictions have been imposed on certain constitutional freedoms and other rights such as the protection against arbitrary search and seizure, free travel rights, the right to private property and others. Additionally, numerous banks have experienced financial problems and some have failed.

     The economy of Venezuela differs greatly from that of Canada and the United States in such respects as general development, wealth distribution, rate of inflation, volatility of the rate of growth of gross domestic product, capital reinvestment and resource self-sufficiency among others. Venezuelan governmental authorities have exercised and continue to exercise substantial influence over many aspects of the private sector. Such influence has been historically exerted through direct governmental ownership of industrial concerns. Accordingly, governmental actions could have a significant effect on the economy of Venezuela which in turn could and likely would impact the Company's business in Venezuela. Expropriation, including nationalization, confiscatory taxation, political, economic or social instability or other developments if instituted by or suffered under the Venezuelan government could adversely affect the overall financial condition of the Company's business in Venezuela. In addition to these factors, it may be more difficult for the Company to successfully prosecute and defend any litigation in a court located in Venezuela, in the event that any such litigation arises.

     EXCHANGE RATE RISKS

     Companies involved in international business transactions whose revenues and costs are denominated in foreign currencies face business risks related to fluctuations in exchange rate values. Specifically, such companies' profitability may be adversely affected by changes in the real values of foreign currencies which are not fully offset by favorable changes in revenues and/or costs generated or incurred by such companies.

     In 1994, the Venezuelan government instituted a fixed exchange rate for its currency called the Bolivar. Such rate was artificially set and did not reflect economic reality at any given time. The laws implementing the fixed exchange rate required that all foreign exchange of investments in and sale of exports from Venezuela (including the repatriation of investments and returns on investments) must be sold to the Central Bank of Venezuela (the "Central Bank") at the fixed exchange rate. At the date of inception, the fixed exchange rate against the U.S. Dollar was 170 Bolivars for each U.S. Dollar. On April 21, 1996, the Venezuelan Government repealed the fixed exchange rate and now maintains a floating exchange rate which, as of September 25, 1998 was 580 Bolivars per U.S. dollar. The Company can make no assurances that the Venezuelan Government will not reinstate a fixed exchange rate in the future.

     RESTRICTIONS AND CONTROLS ON FOREIGN INVESTMENTS

     The repatriation of foreign investments in Venezuela is and may continue to be restricted or controlled to varying degrees. In order to purchase foreign (non Venezuelan) currency for payment and servicing of foreign debt, the Company must enroll in the register of the Venezuelan government and obtain a "Debt Registration Approval" therefrom. The Company must file its application for the foreign exchange purchase authorization with the Technical Exchange Management Office ("OTAC"), through banks, together with the documents specified by OTAC. The Ministry of Finance is required to establish the terms and conditions for recognition and obtainment of the Debt Registration Approval. The Company has applied for Debt Registration Approval. Although the Company believes that it will obtain such approval, the Company can make no assurances the Debt Registration Approval will be granted. If the Company is unable to obtain such approval, the Company may be unable to repatriate its investment from Venezuela.

     The foregoing registrations and approvals can be cumbersome and time consuming and there is no guarantee that the Company will be successful in obtaining such registrations and approvals. If the Company experiences significant delays in receiving such approvals, the Company's financial condition, earnings, liquidity and ability to pay dividends may be adversely affected.

     The Company can make no assurances that additional or different restrictions or adverse policies applicable to the Company would not be imposed in the future by the Venezuelan government.

     DIAMOND PRICES SET BY VENEZUELAN GOVERNMENT

     The Ministry of Mines in Venezuela sets the prices of rough cut diamonds that are mined from properties in Venezuela. Such prices may from time to time not reflect the world market price for rough cut diamonds. As a result, rough cut diamonds may not be sold for as much as may be obtained if there was no artificially determined price for rough cut diamonds. Since the price for rough cut diamonds is not very high compared to the price of a finished diamond of gem quality, the Company believes that this artificially set price will not have a material adverse effect on its financial condition, earnings, liquidity or ability to pay dividends. As further discussed below, the Company currently plans to have the cutting and finishing of the rough cut diamonds done outside of Venezuela.


     THE COMPANY'S PLANS TO DEAL WITH FOREIGN EXCHANGE CONTROLS

     In an attempt to lessen the potential effects on the Company's financial condition, earnings, liquidity and ability to pay dividends, the Company plans to utilize one of its non-Venezuelan subsidiaries to engage in value added services with respect to its rough-cut diamond production in Venezuela. In such circumstance, the Company's Venezuelan subsidiaries would sell its rough-cut diamonds to the non-Venezuelan subsidiary at the price set by the Venezuelan Ministry of Mines. The non-Venezuelan subsidiary would pay for the diamonds in U.S. Dollars. The Venezuelan subsidiary would then use such amounts for its ongoing operations of currently owned properties as well as for the acquisition of additional properties.

     The non-Venezuelan subsidiary would then have the rough-cut diamonds expertly cut and finished into gem quality stones outside of Venezuela. Such diamonds would then be sold on the open market for U.S. Dollars. This "value-added" aspect of production is the step that would produce the greatest amount of profit for the Company since it turns the relatively low value rough diamonds into high value finished gems. The profits made from such value-added steps would not be subject to Venezuelan foreign exchange controls.

     The Company believes but can give no assurances that it will be permitted to export rough diamonds from Venezuela. If the Venezuelan government imposes controls on the export of rough-cut diamonds from Venezuela, the Company's financial condition, earnings and liquidity and ability to pay dividends could be materially adversely impacted.

LEGAL PROCEEDINGS

     ALBERTA SECURITIES COMMISSION

     On May 27, 1997, the ASC issued the ASC Notice to the Company and its officers and directors, under which a hearing was scheduled for June 26, 1997. The ASC Notice alleged that the Company contravened Alberta securities laws. Firstly, the ASC alleged that the Company failed to disclose information as to assay results with respect to the Franklin Lake property and failed to correct false or misleading news releases regarding such assay results. Secondly, the ASC alleged that the Company's directors were late in filing some of their insider reports with the ASC and violated Canadian insider trading laws. Thirdly, the ASC alleged that the Company failed to file certain Material Change Reports regarding Company affairs.

     The hearing was initially scheduled for June 26, 1997 and was subsequently rescheduled several times. The hearing commenced on May 4, 1998 and has been ongoing since that time, although the hearing officers have heard evidence on a very limited basis. Generally, evidenced is presented for a period of days or weeks and then the panel recesses for a period of weeks or months and then reconvenes. Currently, the ASC has completed its case in chief and has presented its evidence and counsel for the Company's present and past directors (that are defendants) is now providing evidence in response to the ASC's allegations. The hearing is set to resume on October 21st for a few days and again in November for a few days. It is anticipated that the matter will not be completed until February, 1999, at the earliest.

     The Company's Board of Directors believes that it will be able to demonstrate that its disclosures properly complied with applicable law. The Company is also reviewing the insider reports of the officers and directors and their various securities transactions and preliminarily believes that the ASC's allegations in this regard are substantially incorrect or mistaken.

     Because of the potential penalties and censures that could be imposed by the ASC, the Company believes that an unfavorable result in its dispute with the ASC may have a material adverse affect on the Company's assets, liquidity, capital, results of operation and financial position and it ability to carry on its business.

     VENEZUELA

     Legal proceedings were commenced against several of the Company's Venezuelan subsidiaries by Nelly Downing, Jose Agustin Catala, Marianna Almeida and Florelisa Gonzalez and certain other individuals claiming amounts owing, which the Company disputed. The Claimants also obtained an embargo seizing assets of the Company's Venezuelan subsidiaries and proceeded to illegally attempt to dispose of these assets. The Company disputed these embargoes and those sales. Through advice received from the Company's Venezuelan counsel, it was determined that the best way to preserve the assets of the Company was to enter into settlements for the disputed amounts. The settlements included payments for legal fees incurred by the claimants. As a result of the actions by the Company and its legal counsel, all of the seized assets were returned and the outstanding claims were settled.

     ALBERTA STOCK EXCHANGE ("ASE")

     The ASE halted trading in the Common Stock on May 30, 1996 as of result of a dispute over compliance with listing requirements, assaying methods, assay results and press releases. Trading of the Common Stock was subsequently suspended by the ASE on September 3, 1996. On January 22, 1997, the ASE issued a Notice of Hearing (the "ASE Notice") to delist the Common Stock. The ASE alleged that numerous press releases disclosing significant concentrations of precious metals and samples taken from the Franklin Lake property were not replicated or verified by consultants retained by the ASE. The Company vehemently disagreed with the ASE's allegations and believed that the ASE consultants incorrectly handled the ore samples and made several procedural errors in their analysis of such samples.

     Specifically, the ASE issued a Notice of Hearing and Particulars which specified 36 allegations against the Company. As a result of the settlement agreement 35 of the 36 allegations were withdrawn. The Company also agreed to the admission of non-compliance with one of the ASE's regulations; namely;
Section 10 of Circular Number 4 with respect to News Releases 96-13, 97-1, 97-3, 97-4 and 97-5. This Circular requires approval from the ASE for any assay methodology used if other than a fire assay methodology. In addition, this regulation requires the issuing company to process all samples using both the non-standard assay methodology as well as the conventional fire assay methodology. At the time, the Company did not have the financial resources to process every sample using both methodologies. Consequently, the Company tried to obtain approval from the ASE for the non-standard assay methodology. Unfortunately, ASE did not grant such approval even though the Company's stock was not trading at the time of the request. Since the Board of Directors believed that the information was materially important to its shareholders, Company disclosed the information contained in News Releases 96-13, 97-1, 97-3, 97-4 and 97-5.

     In response to the actions of the ASE, on May 31, 1997, the Company and over 120 of the Company's shareholders filed a class action lawsuit in the Court of Queen's Bench of Alberta entitled Naxos Resources Ltd. et al v. the ASE, Thomas Cumming, Tim Daly and Patricia Johnston, Associated Mining Consultants Ltd. and Jack Stanley, Action No. 9701-07853. The Company and its shareholders alleged that the ASE breached its fiduciary duty owed to the Company's shareholders and acted recklessly and in bad faith, and, alternatively, negligently, in respect to the actions taken by the ASE by halting the trading of the Company's Common Stock and the ASE's conduct subsequent thereto. The Company further alleged the ASE breached its contract with the Company regarding the reinstatement of the Company's

Common Stock for trading. The Company and its shareholders also alleged that Associated Mining Consultants, the ASE's independent consulting firm, and/or Jack Stanley fraudulently, deliberately or negligently falsified a report concerning the results obtained by Ledoux & Company. The Company alleged that Jack Stanley and Associated Mining Consultants Ltd. fraudulently or negligently misrepresented that the results obtained by Ledoux & Company were caused by contamination or deliberate enrichment.

     The Company and its shareholders claimed as damages the total loss of market capitalization on the ASE, estimated to be approximately $200,000,000, loss of business and financial opportunities and investments from potential investors otherwise seeking to invest in the Company in the amount of $5,000,000 and punitive damages in the sum of $1,000,000.

     The Company further claimed specific performance in respect to the contract and the immediate reinstatement of the trading of the Company's Common Stock on the ASE, together with an injunction enjoining the ASE from proceeding with the ASE delisting hearing scheduled for July 14, 1997.

     On July 18, 1997, the Company reached a comprehensive settlement with the ASE whereby the Company agreed to voluntarily delist its common stock from the ASE without prejudice and the ASE agreed to withdraw 35 of the 36 allegations made against the Company. The Company admitted non-compliance with one of the ASE's regulations with respect to certain news releases. The specific regulation required the Company to process its ore samples using both conventional fire assay and non-standard assay methodology. Although the Company had requested approval from the ASE to perform only non-standard assays, such approval was not received.

     BCRI

     On July 6, 1994, the Company filed a legal action in the Supreme Court of British Columbia in Vancouver designated as No. C943814 of the Vancouver Registry against B.C. Research Inc. ("BCRI") and Hugh Wynne-Edwards ("Edwards") (a director of BCRI), alleging breach of various contracts, negligent misrepresentation, fraud, conversion and negligence arising out of metallurgical test services contracted for Edwards and BCRI. The amount of damages that the Company sought to recover under such suit was unspecified and was subject to evidentiary investigation of its claims.

     On July 19, 1994, BCRI filed a legal action in the Supreme Court of British Columbia in Vancouver designated as No. C944041 of the Vancouver Registry against the Company and Sidney W. Kemp ("Kemp"), a director of the Company and the Company's legal counsel alleging breach of various contracts and breach of guaranty arising out of the purported performance of metallurgical services on behalf of the Company. BCRI sought a judgment of $153,316.94 and other unspecified damages and interest.

     In January 1996, BCRI agreed to dismiss all actions against Kemp, and the Company, in turn, agreed to dismiss all actions against Edwards. The Company also agreed to and did pay into trust the disputed amount of $153,316.94 plus interest, pending a resolution of the dispute.

     On November 4, 1997, without admitting any liability, the Company agreed to pay the sum of $145,000 in full settlement of the above action and was released by BCRI.

     RODRIGUEZ

     In early calendar year 1996, the Company was successful in obtaining an order of the Court in Caracas permitting seizure of Rodriguez' assets and bank accounts and appointing the Company's subsidiary, Dos Cerros Caracas, administrator of the CAMYC-1.11 concession. In a related action, Dos Cerros Caracas sued Rodriguez in the Venezuelan Courts claiming U.S. $3.5 million in damages for, among other causes, fraud, misuse and lack of payment for use of equipment.


     The litigation commenced by the Company against Rodriguez was settled in August of 1996. The terms of the settlement involve the payments to Rodriguez of U.S. $50,000 (paid) and a further U.S.$200,000 upon legal transfer of the concession to the Company. U.S.$250,000 of an additional U.S.$750,000 was to be paid by the Company in monthly payments to be paid every 30 days in the amount of U.S.$31,250. The first payment was to be paid 30 days after the register of the document legally transferring the concession to the Company. The remaining balance of U.S. $500,000 was to be paid after the first U.S. $500,000 was paid. The balance of U.S. $500,000 was to be paid on a royalty basis with minimum payments of U.S. $50,000 per month. This settlement was renegotiated in October of 1997 to provide for splitting of proceeds from the concession as opposed to specified payments by the Company to Rodriguez. Specifically, the settlement provides that gross total product from the concession will be divided 70% to the Company and 30% to Rodriguez.

     VANCOUVER SUN

     On March 2, 1996, the Vancouver Sun published an article containing what the Company believed to be defamatory and libelous statements. The Company and its President, Jimmy John, demanded a printed retraction of the article. Having failed to receive such retraction, the Company filed a lawsuit with the B.C. Supreme Court on March 5, 1996, titled Naxos Resources Ltd. and Jimmy John v. Donald Babick et. al., Case No. C 961464, claiming defamation against the owner of the Vancouver Sun, Donald Babick, John Criuckshank, David Baines (the author) and others. The Company sought unspecified general and special damages, interests and costs. This case was voluntarily dismissed in August 1998.

     The Company's wholly-owned California subsidiary, Naxos Resources (U.S.A) Ltd., similarly filed a complaint for unspecified damages and injunctive relief on March 14, 1996, in the Superior Court for the State of California, County of Los Angeles, titled Naxos Resources (U.S.A) Ltd. v. Southam Inc. et. al., Case No. BC 145932. In August 1996, the Court dismissed the California lawsuit for lack of personal jurisdiction over the defendant. The Company appealed this decision in September 1996 and voluntarily dismissed such appeal in June 1997.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a resource development company engaged through its subsidiaries in the exploration and, if warranted, development of mineralized properties in the United States, Canada and Venezuela. The Company is in the development stage and has not yet earned any revenues; as a development stage company all exploration and development stage expenditures are expensed as incurred.

     During the past five years, the Company has funded its activities through the issuance of equity capital. Although the Company is continuously seeking external sources of financing, there can be no assurance that the Company will successfully raise sufficient capital to fund operations. Should the Company be able to raise equity capital, depending on the issuance price of the shares, current shareholders' interests may experience dilution to the extent of additional shares of Common Stock issued in such financings. See "Business and Properties of the Company - Limited Operations -- Funding."

     The Company's consolidated financial statements were prepared on a going concern basis which assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability to continue as a going concern is dependent on the Company's ability to generate profitable operations in the future, maintain adequate financing and achieve a positive cash flow.

     In December 1997, Mr. John Norton of South Africa, the Company's Director of Mining, moved to Canada to assist the Company with its efforts at its Franklin Lake Property. Under his supervision, the Company's assaying program has been fully revamped with new assay protocols being established and changes to its splitting, sampling and drilling procedures instituted in accordance with standard industry practices.

     In March 1998, Jimmy John resigned his position as President of the Company and was appointed Chairman of the Board. Simultaneously, Mr. Sidney Kemp, a director and officer of the Company was elected President. Since such time, Mr. Kemp has guided the implementation of a comprehensive drill program at the Company's Franklin Lake Property as well as a methodical sample preparation and assay procedure utilizing three independent assay labs and two independent engineering firms. Additionally, Mr. Kemp, together with the Board of Directors of the Company, believes that the Company is at a juncture where additional qualified mining industry personnel are needed and thus will be hired over the coming fiscal year. To this end, Mr. Kemp implemented an industry advisory panel of business and legal experts to assist the Company in its development and eventual transition to leadership under an mining industry executive. After the Company's most recent annual general meeting of shareholders in July 1998, the Board of Directors terminated the services of the industry advisory panel.

LIQUIDITY AND CAPITAL RESOURCES

     CASH BALANCES

     At July 31, 1998, the Company's cash balance was $2,643,347, compared to $1,318,823 at July 31, 1997. At October 31, 1997, the Company's cash balance was $2,211,897, at October 31, 1996 the cash balance was $249,667 and at October 31, 1995, the cash balance was $352,634.

     CASH PROCEEDS FROM EQUITY FINANCING

     During the nine months ended July 31, 1998, the Company raised net cash proceeds from equity financing in the amount of $5,587,450, compared to $3,441,434 for the nine months ended July 31, 1997. During fiscal 1997, the Company raised net cash proceeds from equity financing in the amount of $6,148,626 compared to fiscal 1996 where net cash proceeds were $5,995,913 and fiscal 1995 where net cash proceeds were $3,973,440.

     CONTINUED DEPENDENCE UPON EQUITY INVESTMENTS

     As a development stage company, The Company is not in a position to fund its cash requirements through current operations. The Company continues to raise the capital necessary for continued operations, capital expenditures, acquisitions and development and exploration activities through the use of limited offerings of Common Stock and warrants. To date, the Company has generally been able to raise such capital as needed. However, the Company is uncertain about its continued ability to raise such funds and can make no assurances that future limited offerings will occur or that any such limited offerings will raise the necessary capital for the Company.

     As a result of the controversies surrounding Bre-X Minerals Ltd.'s Indonesian mineral properties and a few other junior resource companies, the Company believes that the ability of junior resource companies, like the Company, to raise capital has been adversely impacted. If the Company is unable to secure adequate capital for operations and exploration and development it may be unable to continue as a going concern and in such circumstance, shareholders may lose some or all of the value of their shares of Common Stock.

     The Company will likely continue its efforts with such limited offerings, until either or both of the Franklin Lake Property in California and the Venezuelan properties provide the Company with sufficient income, profit and cash flow with which to fund continued operations, capital expenditures, acquisition and development and exploration activities. From time to time, the Venezuelan government has imposed certain restrictions on investment by foreign persons and entities that may impact the Company's operations in Venezuela and ability to fully repatriate its investment in Venezuela. For a comprehensive discussion of the aforementioned limits, see "Business and Properties of the Company -- Regulations and Governmental Rules" and "-- Risks Related to Venezuela."

     FUNDS INVESTED BY THE COMPANY IN EXPLORATION, DEVELOPMENT AND ACQUISITION

     During the nine months ended July 31, 1998, the Company invested $1,719,669 in the exploration and development of its mineral properties, compared to $1,051,719 in the nine months ended July 31, 1997. During fiscal year 1997, the Company invested $1,640,330 in the exploration and development of its mineral properties, compared to $2,311,689 in fiscal 1996 and $1,697,125 in fiscal 1995; this investment consisted primarily of $1,447,587, $1,985,118, and $1,488,381 invested in the Franklin Lake Property in 1997, 1996 and 1995, respectively, and $174,522, $117,077, and $184,212 invested in developing the Venezuelan properties in 1997, 1996 and 1995, respectively. In addition, the Company invested $149,000 compared to $68,000 in 1996 and nil in 1995 in the acquisition of several Venezuelan properties and concessions.

     By October 31, 1993, the Company had invested $1,588,009, on the proposed acquisition of Dos Cerros Caracas, in other diamond and gold concessions in Venezuela, and on the initial exploration and development of these Venezuelan properties. The acquisition of 436218 (which owns Dos Cerros Caracas and all other Venezuelan properties) was completed during the third quarter of fiscal 1994. The Company has accounted for the acquisition of 436218 as a reorganization of assets under common control.

     SHAREHOLDERS' EQUITY

     Shareholders' equity at July 31, 1998 was $5,549,747 compared to $7,645,417 at July 31, 1997. Shareholders' equity improved significantly between fiscal year ending October 31, 1992 and fiscal year ending October 31, 1997. At October 31, 1997, shareholders' equity was $6,049,219, lower than the balance of $7,034,267 at October 31, 1996. At

October 31, 1996, shareholders' equity was $7,034,267, significantly higher than the balance of $4,474,634 at October 31, 1995. Shareholders' equity had improved for fiscal 1995 from $3,524,565 at October 31, 1994.

     The Company more than sextupled the number of shares of Common Stock outstanding from approximately 5 million at October 31, 1989 to over 29.2 million at October 31, 1997 and 31.2 million at July 31, 1998 in order to fund its property acquisitions and its exploration and development efforts. Of the approximately 24.2 million shares issued between November 1, 1989 and October 31, 1996, 1.6 million of these shares were issued directly for property purchased by the Company, 400,000 shares were issued to acquire the metallurgical license from Klondike, approximately 800,000 shares were issued during 1991 for debt settlement, 561,000 shares were issued in connection with the acquisition of 436218, 310,000 shares were issued for plant and equipment, and approximately 20.5 million of these shares were issued for cash and the proceeds used to acquire property, fund exploration and development, and fund general and administrative costs and working capital.

     At July 31, 1998, the Company had working capital in the amount of $2,089,566 compared to $1,199,285 at July 31, 1997. At October 31, 1997, the
Company had working capital in the amount of $1,724,843 compared to $(25,691) and $184,405 at October 31, 1996 and 1995, respectively.

     CASH USED IN INVESTING ACTIVITIES

     Cash used in investing activities during the nine months ended July 31, 1998, totaled $746,814 compared to $64,203 for the nine months ended July 31, 1997. Cash used in investing activities during fiscal year 1997 totaled $170,437, including $149,000 as final payment to acquire certain mining rights on the La Hoyada Diamond and Gold Concession. The Company also generated $96,373 from the sale of certain equipment. Cash used in investing activities during fiscal years 1996 and 1995 totaled $1,819,107 and $749,049, respectively.

     CASH RAISED IN FINANCING

     Cash provided by financing activities, namely the issuance of shares of Common Stock and warrants and the exercise of options during the nine months ended July 31, 1998 totaled $5,587,450, compared to $3,441,434 for the nine months ended July 31, 1997. Cash provided by financing activities for fiscal years 1997 totaled a net amount of $6,148,626 compared to $5,995,913 and $3,973,440 for fiscal years 1996 and 1995, respectively.

     CASH USED IN OPERATING ACTIVITIES

     Cash used by the Company in operating activities during the nine months ended July 31, 1998 totaled $4,409,186, compared to $2,308,075 for the nine months ended July 31, 1997. The Company incurred a net loss of $6,086,922 in the nine months ended July 31, 1998, compared to a net loss of $2,830,284 for the nine months ended July 31, 1997. Cash used by the Company in operating activities during fiscal year 1997 totaled $4,312,333. The Company incurred a net loss of $7,133,674. Cash used in operating activities during fiscal year 1996 and 1995 totaled $4,279,773 and $3,164,283, respectively, including the net loss of $5,126,791 and $3,537,371, respectively.

     SHORT AND LONG TERM LIQUIDITY

     With respect to the Company's short-term liquidity, the Company's "current ratio" (current assets divided by current liabilities) as of July 31, 1998 was
3.59 compared to 7.60 as of July 31, 1997. The Company's current ratio as of October 31, 1997 was 3.95 compared to 0.94 as of October 31, 1996 and 1.65 as of October 31, 1995. The greater the current ratio, the greater the short-term liquidity of the Company.

     With respect to the Company's long-term liquidity, the Company will continue to depend almost exclusively on equity financing through private placements and warrant and option exercises until such time, if ever, that the Company's properties yield commercially viable reserves that are being extracted and sold. See "Business and Properties of the Company -- Limited Operations -- Funding."

     U.S. GAAP RECONCILIATIONS

     During fiscal 1996, the Company changed its method of accounting for investments in joint ventures from the equity method to the proportionate consolidation method. Under U.S. GAAP, the investments would be accounted for using the equity method. This change in policy has no effect on the 1996 financial statements as the Company no longer has any joint venture investments. However, for fiscal 1995, the investment in joint venture would increase by $590,388, deposits and advances would decrease by $7,338 and resource properties would decrease by $583,050 under U.S. GAAP.

     The acquisition of the Shumway Lake claims, Kamloops Division, British Columbia, from two directors, was accounted for at cost to the Company in the amount of $180,000, the deemed issuance price of 900,000 shares of Common Stock issued to the sellers of the Shumway Lake claims.

     ROYALTY/NET PROFIT INTEREST OBLIGATIONS

     The Company continues to have obligations to pay royalties to various parties. Such royalty payments are generally a percentage of operations and thus fluctuate in dollar amount depending on the success of the Company's operations. The following royalty agreements continue to exist:

     JOR Agreement - A royalty of fifteen percent (15%) is payable to Rodriguez on all diamonds and gold produced by mechanized means on the Company's property near Santa Elena. The Company has suspended royalty payments under the JOR Agreement. During the previous year, the Company negotiated a settlement to the legal proceedings. See "Legal Proceedings" and "Business and Properties of the Company -- Properties -- La Hoyada - Dos Cerros Caracas Concessions."

     P+K Acquisition Agreement - In accordance with the P+K Acquisition Agreement, the Company must pay an underlying royalty of four percent (4%) of all net smelter or refinery returns on the P+K claims. Since the Company is not in production, no royalty payments are payable. A further royalty of one percent (1%) is payable to Merl Cloutier and/or Ashley Resources Inc. of one percent (1%) of net smelter returns in the event that the property commences commercial production. The Company has an option to buy out the royalty payments by October 31, 2000 for a cash payment of U.S.$1,500,000. Advance royalties of U.S.$30,000 were paid for each of fiscal 1997, 1996 and 1995 on this property. The Company expects to pay U.S.$30,000 in advance royalties for fiscal year 1998.

     License Agreement (Groves, Blackman and Klondike) - Pursuant to the Klondike License, net profit interests are payable only if the Franklin Lake Property and the licensed technique is used. Since such property is not currently in production, no net profit interests are payable and none of them have been paid. See "Description of Business and Properties Business and Properties of the Company -- Properties -- The Klondike License." No net profit interests are due or payable on this property as of September 25, 1998. Since no production has yet occurred, the Company is unable to determine the amount, if any, of net profit interests which may be payable in the future.

     Stefania - Pursuant to an agreement with TEMCA, royalties are payable in the amount of ten percent (10%) of all products coming from alluvial mining operations and five percent (5%) of all products coming from vein mining operations. No royalties are due or payable on this property as of September 25, 1998. Since no production has yet occurred, the Company is unable to determine the amount, if any, of royalties which may be payable in the future.

     Reditus - Pursuant to several agreements with Reditus, royalties are payable in the amount of three percent (3%) of the proceeds realized from the sale or disposition of gold and diamonds from the concession. As of September 25, 1998, production had only recently begun and thus the Company is unable to determine if, and the amount of, any royalty due and payable.

RESULTS OF OPERATIONS

     During the nine months ended July 31, 1998 and the three fiscal years ended October 31, 1997, the Company did not generate any significant revenues from operations and the Company remained primarily involved in the exploration of natural resource properties.

     Nine Months Ended July 31, 1998 Compared to Nine Months Ended July 31, 1997

     During the nine months ended July 31, 1998, the Company incurred mineral exploration costs totaling approximately $1,719,669. During the nine months ended July 31, 1997, the Company incurred mineral exploration costs totaling approximately $1,051,719. Of this amount, $885,985 was spent on the Company's Franklin Lake Property and approximately $165,243 was incurred to develop the Company's Venezuelan properties.

     The operating loss for the nine months ended July 31, 1998 was $6,256,916 compared to an operating loss of 2,833,706 for the nine months ended July 31, 1997.

     The net loss for the nine months ended July 31, 1998 was $6,086,922 compared to a net loss of $2,830,284 for the nine months ended July 31, 1997. Loss per share was $0.20 for the nine months ended July 31, 1998 compared to a loss per share of $0.11 per share for the nine months ended July 31, 1997. The weighted average number of shares used in the calculation of loss per share rose to 30,130,748 for the nine months ended July 31, 1998 from 26,919,073 for the nine months ended July 31, 1997.

     Fiscal Year Ended October 31, 1997 Compared to Fiscal Year Ended October 31, 1996

     During fiscal year 1997, the Company incurred mineral exploration costs totaling approximately $1,640,330. Of this amount, $1,447,587 was spent on the Company's Franklin Lake Property and approximately $174,522 was incurred to develop the Company's Venezuelan properties. The Company incurred mineral exploration costs totaling approximately $2,311,689 during fiscal year 1996, including approximately $1,985,118 for the Franklin Lake Property and approximately $117,077 in exploration costs for the Venezuelan properties.

     The operating loss for fiscal year 1997 was $7,133,008 compared to an operating loss of $5,151,081 for fiscal year 1996.

     The net loss for fiscal year 1997 totaled $7,133,674 compared to a loss of $5,126,791 for fiscal 1996. Loss per share was $0.26 for fiscal year 1997 compared to a loss per share of $0.20 for fiscal year 1996. The weighted average number of shares used in the calculation of loss per share rose to 27,408,768 in fiscal year 1997 from 25,191,287 in fiscal year 1996.

     To date, the Company has not implemented environmental loss contingencies since the Company is not yet in the production stage and therefore has not experienced any significant environmental concerns.

     Fiscal Year Ended October 31, 1996 Compared to Fiscal Year Ended October 31, 1995

     During fiscal year 1996, the Company incurred mineral exploration costs totaling approximately $2,311,689. Of this amount, over $1,985,118 was spent on the Company's Franklin Lake Property and approximately $117,077 was incurred to develop the Company's Venezuelan properties. The Company incurred mineral exploration costs totaling approximately $1,697,000 during fiscal year 1995, including approximately $1,488,000 for the Franklin Lake Property and approximately $184,000 in exploration costs for the Venezuelan properties.

     The net operating loss for fiscal year 1996 was $5,151,081 as compared to an operating loss of $3,593,267 for fiscal year 1995.

     The net loss of fiscal year 1996 totaled $5,126,791 compared to a loss of $3,537,371 for fiscal 1995. Loss per share was $0.20 for fiscal year 1996 compared to a loss per share of $0.16 for fiscal year 1995. The weighted average number of shares used in the calculation of loss per share rose to 25,191,287 in fiscal year 1996 from 21,769,951 in fiscal year 1995.

                            MANAGEMENT OF THE COMPANY

     Listed below are the names of the directors of the Company and the date on which they began serving in such capacity. Each director has held office for a term expiring at the next annual general meeting of shareholders, unless that director's office is vacated in accordance with the articles of the Company.

                                    Directors

Name                       Age      Date First Elected
----                       ---      ------------------
Sidney Kemp                38       April 1993
Ian M. Gordon(1)(2)        49       April 1992
Jimmy John                 68       July 1998
Stanley R. Combs(1)(2)     49       July 1998
Dr. Paul del Giudice(2)    45       July 1998
Barry Riback               41       September 1998
Mark G. Summers(1)         40       July 1998


(1)  Member of the Audit Committee of the Board of Directors.

(2)  Member of the Compensation Committee of the Board of Directors.

     SIDNEY KEMP, President and a director of the Company, is a resident of British Columbia, Canada. Since 1991, he has been a partner in Walker & Company, barristers and solicitors, the corporate solicitor for the Company.

     IAN M. GORDON, Secretary/Treasurer and a director of the Company, is a resident of British Columbia, Canada. Since 1989, he has served as Vice President, Secretary/Treasurer of Systems Auditing Inc., a private British Columbia-based company concerned with electronic systems marketing and since September 1993 has served as the President. Between 1989 and 1993, Mr. Gordon was a director of Xinex Labs, Inc., a British Columbia-based private company which conducts research and development in communications and data systems.

     JIMMY JOHN, a director of the Company, is a resident of British Columbia, Canada. From 1990 through March 1998, he was director/President of the Company. Upon his resignation as President in March 1998, Mr. John became Chairman of the Board. Mr. John has over 20 years experience in exploration and development of natural resource properties and corporate management.

     STANLEY R. COMBS, a director of the Company, is a resident of Coral Springs, Florida. Mr. Combs is currently Director of Planning and Construction for Claire's Stores, Inc., and has been employed by Claire's Stores since 1991.

     DR. PAUL DEL GIUDICE, a director of the Company, is a resident of Bedford, New Hampshire. Dr. Giudice is an anesthesiologist and has worked at Optima Health in Manchester, New Hampshire since 1986.

     MARK G. SUMMERS, a director of the Company, is a resident of Mahwah, New Jersey. Mr. Summers has been president and chief executive officer of Printperfect Express, Inc. in Harrison, New Jersey since 1978.

     BARRY RIBACK, a director of the Company, is a resident of British Columbia, Canada. He has been employed since 1984 with Systems Auditing, Inc. , a private British Columbia-based company concerned with electronic systems marketing. His duties include all sales and marketing.

                               Executive Officers

     An executive officer ("Executive Officer") of the Company for the fiscal year ending October 31, 1997, means an individual who at any time during the year was:

     a. the chair of the Company, if that individual performed the functions of the office on a full-time basis;
     b. a vice-chair of the Company, if that individual performed the functions of the office on a full-time basis;
     c.   the President of the Company;
     d. a Vice-President of the Company in charge of a principal business unit, division or function such as sales, finance or production; or
     e. any officer of the Company or any of its subsidiaries or any other person who performed a policy- making function in respect of the Company;

whether or not the individual was also a director of the Company or any of its subsidiaries. Listed below are the names of all of the Executive Officers of the Company together with their office(s) and the date on which they began serving in such capacity. The officers are generally appointed annually by the board of directors following the annual general meeting of shareholders and serve until the earlier of their resignation or removal by the board of directors.

                               Executive Officers

                                                          Date of First
Name                           Position                    Appointment
-----------------         --------------------            -------------
Jimmy John (1)                 President                     June 1989
Sidney Kemp (2)                President                    March 1998
Ian M. Gordon (3)         Secretary/Treasurer               April 1992
Fred Arkoosh (4)        Chief Operating Officer             August 1996
John Norton                Manager of Mining                August 1997

(1)  Jimmy John resigned as President on March 12, 1998.
(2) Sidney W. Kemp was appointed Secretary on June 2, 1997 and interim President on March 12, 1998, the date on which Jimmy John resigned as President. On that same date he resigned as Secretary.
(3) Ian Gordon resigned as Secretary on June 2, 1997 and was reappointed Secretary on March 12, 1998.
(4) Mr. Arkoosh completed his duties as interim Chief Operating Officer in September, 1997. No replacement has yet been named.

     Please see the information presented above in "Directors" for the business experience of Messrs. John, Kemp and Gordon for the past five years.

     FRED ARKOOSH, JR., a resident of Omaha, Nebraska, served as Chief Operating Officer of the Company from August 1996 through September 23, 1997. He is President and Chief Operating Officer of Wilkinson Manufacturing of Omaha, Nebraska and has held such position since 1980.

     JOHN NORTON, Manager of Mining for the Company, is a resident of Johannesburg, South Africa. Mr. Norton has been a Plant Superintendent, a Production Supervisor, and a Metallurgical Manager dealing with platinum, gold, uranium, and base metals. He has worked in diverse places such as Ghana, South Africa, Peru, Tanzania, Zaire, the Middle East, India, U.S.S.R., Zimbabwe, Mali and Venezuela. He has been employed by Metallurgical Design and Management Ltd., Monarch Resources Venezuela, Severin Mining and Development, Westrand Consolidated Mining Co., Impala Platinum Refineries among others during his 17 year mining career.

     There are no family relationships between any director or Executive Officer. There are no arrangements or understandings between any director or Executive Officer and any other party relating to their selection as an officer or director.

     Audit Committee

     The Company maintains an Audit Committee. The general function of the Audit Committee is to review the overall audit plan and the Company's system of internal controls, to review the results of the external audit, and to resolve any potential problems with the Company's Auditors. During the year ended October 31, 1997, one meeting of the Audit Committee was held.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

CASH COMPENSATION

     The aggregate cash compensation (including salaries, fees, director's fees, commissions, bonuses paid for services rendered during the most recently completed fiscal year, bonuses paid during the most recently completed fiscal year for services rendered in a previous year, and any compensation other than bonuses earned during the most recently completed fiscal year the payment of which was deferred) paid to such Executive Officers by the Company and its subsidiaries for services rendered during the fiscal period ended October 31, 1997, was $42,000. Other than as herein set forth, the Company did not pay any additional compensation to its Executive Officers (including personal benefits or properties paid or distributed which compensation was not offered on the same terms to all full time employees).

     Legal fees totaling $217,423 were paid by the Company during fiscal year 1997 to Walker and Company, the Company's legal counsel, of which Sidney Kemp, the current President and a director of the Company, is a partner. Such fees represent more than 5% of Walker and Company's income for such year and have similarly represented more than 5% of Walker and Company's income in each of fiscal years 1996 and 1995.

STOCK OPTION PLANS

     Since the Company's 1996 Annual Meeting, the Company has had in place three Stock Option Plans, for each of the directors and employees of the Company. In order to facilitate a smooth transition into the United States market and to conform to applicable U.S. securities laws, the 1995 Directors' Stock Option Plan was adopted at the Company's 1995 Annual Meeting (the "1995 Directors' Plan").

     The 1996 Directors' Stock Option Plan was adopted at the Company's 1996 Annual Meeting, and subsequently amended at the Company's 1997 Annual Meeting (the "1996 Directors' Plan") and contains the following terms and conditions:

     - the incentive stock options granted must be non-transferable other than by will or by the laws of descent and distribution;

     - a maximum of 800,000 common shares may be optioned and sold under the plan, excluding those common shares that constitute the unexercised portion of any cancelled, terminated or expired stock options;

     - 50,000 incentive stock options will be automatically granted annually to each director of the Company elected at each annual meeting of the Company;

     - the 50,000 incentive stock options will be granted as of the day of the annual meeting in accordance and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company;

     - the price per incentive stock option will be set at the maximum allowable discounted price as determined as of the day of the Company's annual meeting in accordance and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company; and

     - the stock options will be exercisable after six months from the date of grant for a period of two and a half years.

     At the end of the Company's most recent fiscal year, under the 1995 Directors' Plan, there were 250,000 stock options granted, while under the 1996 Directors' Plan there were 500,000 stock options granted. The two Directors' Plans are identical with the exception that the term for the stock options granted under the 1996 Directors' Plan is for three years while the 1995 Directors' Plan is for two years.

     In conjunction with the creation of the Directors' Plans, the Employees' Stock Option Plan for 1995 (the "1995 Employees' Plan") was approved and adopted at the Company's 1995 Annual Meeting and contains the following terms and conditions that are different from the 1996 Employees' Plan (see below):

     - Executive Officers of the Company will be entitled to options in the range of 50,000 to 350,000 shares;

     - Management/key employees will be entitled to options in the range of 25,000 to 75,000 shares;

     - Staff will be entitled to options in the range of 10,000 to 30,000 shares; and

     - Consultants will be entitled to options in the range of 25,000 to 150,000 shares.

     The 1996 Employees' Stock Option Plan (the "1996 Employees' Plan") was approved and adopted at the Company's 1996 Annual Meeting, and subsequently amended at the Company's 1997 Annual Meeting, and contains the following amended terms and conditions:

     - the incentive stock options granted are non-transferable other than by will or the laws of descent and distribution;

     - a maximum of 1,500,000 common shares may be optioned and sold under the plan, excluding those common shares that constitute the unexercised portion of any cancelled, terminated or expired stock options;

     - Executive Officers of the Company will be entitled to options in the range of 50,000 to 500,000 shares;

     - Management/Key Employees will be entitled to options in the range of 25,000 to 150,000 shares;

     - Staff will be entitled to options in the range of 10,000 to 50,000 shares;

     - Consultants will be entitled to options in the range of 25,000 to 150,000 shares;

     - the stock options will be exercisable after six months from the date of grant for a period of one and a half years; and

     - the price per incentive stock option will be set at the maximum allowable discount price as determined as of the day of the grant of the options in accordance and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company.

     At the end of the Company's most recent fiscal year, under the 1995 Employees' Plan there were 975,000 stock options granted and 198,000 stock options were exercised, while under the 1996 Employees' Plan there were 1,425,000 stock options granted and none exercised. The two Employees' Plans are identical with the exception of the maximum ranges of the number of stock options to be granted to Employees.

     Any Employee Stock Option that may be granted from time to time shall be at the discretion of the Company's Compensation Committee and further approved by the Board of Directors. The terms of any such stock options will be recommended by the Compensation Committee for approval by a majority of disinterested directors of the Board of Directors in accordance with the written Employees' Plan, and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company and with the applicable U.S. securities laws.

     At the 1998 Annual Meeting, the 1998 Directors' Stock Option Plan (the "1998 Directors' Plan") and the 1998 Employees' Stock Option Plan (the "1998 Employees' Plan") were approved and adopted. The 1998 Directors' Plan contains the following terms and conditions:

     - the incentive stock options granted are non-transferable other than by will or the laws of descent and distribution;

     - a maximum of 800,000 common shares may be optioned and sold under the plan, excluding those common shares that constitute the unexercised portion of any cancelled, terminated or expired stock options;

     - 50,000 incentive stock options will be automatically granted to each director of the Company elected at the Company's annual meeting;

     - the 50,000 incentive stock options will be granted as of the day of the annual meeting in accordance and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company;

     - the stock options will be exercisable after six months from the date of grant for a period of two and a half years; and

     - the price per incentive stock option will be set at the maximum allowable discount price as determined as of the day of the grant of the options in accordance and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company.

The 1998 Employees' Plan contains the following terms and conditions:

     - the incentive stock options granted must be non-transferable other than by a will or by the laws of descent and distribution;

     - a maximum of 1,500,000 common shares may be optioned and sold under the plan, excluding those common shares that constitute the unexercised portion of any cancelled, terminated or expired stock options;

     - Executive Officers of the Company will be entitled to options in the range of 50,000 to 500,000 shares;

     - Management/Key Employees will be entitled to options in the range of 25,000 to 150,000 shares;

     - Staff will be entitled to options in the range of 10,000 to 50,000 shares;

     - Consultants will be entitled to options in the range of 25,000 to 150,000 shares;

     - the stock options will be exercisable after six months from the date of grant for a period of two and a half years; and

     - the price per incentive stock option will be set at the maximum allowable discount price as determined as of the day of the grant of the options in accordance and with the approval of the regulatory authorities having jurisdiction over the affairs of the Company.

OTHER

     Except as set out herein, the Company has not paid any other cash compensation to any of its Executive Officers, directors or employees in its most recently completed fiscal year.

SUMMARY COMPENSATION TABLE

     The Named Executive Officers of the Company are defined as follows:

     a. the Chief Executive Officer or the President of the Company, despite the amount of compensation paid to that individual;
     b. each of the Company's four most highly compensated Executive Officers, other than the Chief Executive Officer, who were serving as Executive Officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeded U.S.$100,000.00; or
     c. any additional individual for whom disclosure would have been provided under (b) but for the fact the individual was not serving as an Executive Officer of the Company at the end of the most recently completed fiscal year.

     The following table provides a summary of compensation earned during the last fiscal year ended October 31, 1997, by the only Named Executive Officer of the Company, the President. There are no Named Executive Officers whose combined salary and bonus exceeds U.S.$ 100,000.00.

                           SUMMARY COMPENSATION TABLE


                                   Annual Compensation                         Long Term Compensation
                            -------------------------------         -----------------------------------------
                                                                              Awards                  Payouts
                                                                    ---------------------------       -------
                                                                                      RESTRICTED
                                                      OTHER          SECURITIES       SHARES OR
NAME                                                 ANNUAL            UNDER          RESTRICTED                   ALL OTHER
AND                                                  COMPEN-        OPTIONS/SARS        SHARE           LTIP        COMPEN-
PRINCIPAL                    SALARY      BONUS       SATION           GRANTED           UNITS         PAYOUTS       SATION
POSITION           YEAR    (CDN$)(1)      ($)          ($)              (#)              ($)            ($)           ($)
---------------    ----     -------      -----       -------        ------------      ----------      -------      ----------
   Jimmy John      1995      38,000        Nil         Nil            270,000            Nil            Nil           Nil
  President -      1996      42,000        Nil         Nil            400,000            Nil            Nil           Nil
      CEO          1997      42,000        Nil         Nil            550,000            Nil            Nil           Nil


(1) The Company entered into a Management Agreement with Mr. Jimmy John on December 22, 1989. This agreement was subsequently amended on February 4, 1993 and again on August 1, 1994. Pursuant to the Management Agreement, Mr. John provided management and administrative services to the Company for which he received a monthly salary. The Management Agreement also provided that Mr. John would be reimbursed for all reasonable out-of-pocket expenses. The Management Agreement continues in effect for Mr. John's services as Chairman of the Board.

INCENTIVE PLANS

     LONG-TERM INCENTIVE PLAN AWARDS

     During the most recently completed fiscal year, the Company did not grant any long-term incentive plan awards to any of its Executive Officers, directors or employees. Long term incentive plan means any plan which provides compensation as an incentive for performance to occur over a period longer than one fiscal year.

     Stock Options

     The following sets forth details of individual grants of options to purchase or acquire securities of the Company or any of its subsidiaries made during the most recent fiscal year ended October 31, 1997, to each of the Named Executive Officers of the Company. The Company has no plan for any of its employees involving stock appreciation rights ("SAR's").

Named Executive Officer Option/SAR Grants During the Most Recently Completed Fiscal Year


                                           PERCENTAGE OF                             MARKET VALUE
                                               TOTAL                                OF SECURITIES
                                            OPTIONS/SARS                              UNDERLYING
                         SECURITIES          GRANTED TO                              OPTIONS/SARS
                           UNDER            EMPLOYEES IN          EXERCISE OR        ON THE DATE OF
       NAME               OPTIONS/          FISCAL YEAR           BASE PRICE             GRANT
                        SARS GRANTED          (%)(3)            (CDN$/SECURITY)      (CDN$/SECURITY)   EXPIRATION DATE
    -----------         ------------       -------------        ---------------     ----------------   ----------------
    Jimmy John             250,000             14.04               $2.25(2)             $1.34          January 15, 1999
                           250,000             14.04               $3.00(2)             $2.09           April 28, 1999


(1) Based on an aggregate 1,780,000 stock options granted to employees of the Company pursuant to the 1995 and 1996 Employees' Plan during the Company's most recently completed fiscal year.

(2) Subsequent to fiscal year end, on September 11, 1998, these stock options were repriced to Cdn$0.80.

     The following table sets forth details of each exercise of options during the most recent fiscal year ended October 31, 1997, by each of the Named Executive Officers and the fiscal year-end value of unexercised options, on an aggregated basis.

Named Executive Officer Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values


                           SECURITIES                                UNEXERCISED          VALUE OF UNEXERCISED IN THE
                           ACQUIRED ON                              OPTIONS/SARS AT          MONEY OPTIONS/SARS AT
                           SECURITIES          AGGREGATE               YEAR-END                     YEAR-END
                           ACQUIRED ON           VALUE                    (#)                        (CDN$)
                             EXERCISE          REALIZED              EXERCISABLE/                 EXERCISABLE/
        NAME                   (#)               ($)                UNEXERCISABLE                UNEXERCISABLE
     -----------          ------------       -----------           ----------------       ----------------------------
     Jimmy John              195,000             Nil(1)               730,000 / 0                $4,428,800(2)

(1) Options covering 175,000 of the 195,000 shares were exercised while trading of the Common Stock was halted on the ASE and the remaining 20,000 was exercised when the market price equaled the exercise price.

(2) Based on the closing price of Cdn$8.81 on October 31, 1997 at an exchange rate of Cdn$1.41 to U.S.$1.00.

OPTIONS AND SAR REPRICINGS

     The following table sets out the only Options or SAR's held by any Named Executive Officer that were repriced downward by the Company during the most recently completed fiscal year. The reason these options were repriced was to bring the price of the options in line with the market value of the Company's stock due to the market price decreasing significantly since the date of granting the options. Also, the stock options were repriced downwards pursuant to the terms and conditions of the stock option plans and in accordance with the rules and policies of the regulatory authorities having jurisdiction over the affairs of the Company.

       Named Executive Officer Table of 10-Year Option and SAR Repricing


                                                        MARKET                                                        LENGTH OF
                                   SECURITIES          PRICE OF              EXERCISE                                  ORIGINAL
                                      UNDER           SECURITIES AT        PRICE AT TIME                                 TERM
                                  OPTIONS/SAR'S         TIME OF            OF REPRICING              NEW               REMAINING
                                   REPRICED OR        REPRICING OR              OR                 EXERCISE           AT DATE OF
                 DATE OF             AMENDED           AMENDMENT            AMENDMENT               PRICE            REPRICING OR
NAME            REPRICING              (#)           (CDN$/SECURITY)      (CDN$/SECURITY)      (CDN$/SECURITY)         AMENDMENT
----            ---------              ---           ---------------      ---------------      ---------------         ---------
Jimmy John      April 15, 1997         130,000             $2.61                5.76                $3.00(1)           13 months

(1) Subsequent to fiscal year end, on September 11, 1998, these stock options were repriced to Cdn$0.80.

OPTION/SAR GRANTS TO DIRECTORS AND REPRICING OF OPTION/SAR GRANTS TO DIRECTORS

     On May 29, 1997, the Company granted options to purchase an aggregate of 250,000 shares of its common stock to members of its Board of Directors. Such options were exercisable at Cdn$3.00 and expire May 29, 2000.

RETIREMENT AND PENSION PLANS

     The Company has no retirement plans or pension plans for any of its Named Executive Officers, directors or employees.

EMPLOYMENT/MANAGEMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     The Company entered into a Management Agreement with Mr. Jimmy John on December 22, 1989. This agreement was subsequently amended on February 4, 1993 and again on August 1, 1994. Pursuant to the Management Agreement, Mr. John provided management and administrative services to the Company for which he received a monthly salary. The Management Agreement also provided that Mr. John would be reimbursed for all reasonable out-of-pocket expenses. The Management Agreement continues in effect for Mr. John's services as Chairman of the Board. There are no employment agreements or other compensating plans or arrangements with regard to any of the Named Executive Officers which provide for specific compensation in the event of resignation, retirement, other termination of employment or from a change of control of the Company or from a change in a Named Executive Officer's responsibilities following a change in control.

COMPOSITION OF COMPENSATION COMMITTEE

     During the most recently completed year Ian Gordon, Carl Campbell and Antony Moilliet served as members of the Company's Compensation Committee.

     Messrs. Campbell and Moilliet are no longer members of the Board of Directors or the Compensation Committee. None of the above listed members of the Compensation Committee were, during the fiscal year, considered an Executive Officer of the Company or any of its subsidiaries except for Ian Gordon who is the Corporate Secretary/Treasurer.

                              [PERFORMANCE GRAPH]

(1) It is the position of the Board of Directors that this table is prepared on the basis that there is no value for the Issuer's stock in 1996 as this was when the Issuer's shares were halted on and delisted from the ASE.
(2) The value of the Issuer's stock in 1997 was based on a close price of US$6.25 and an exchange rate of Cdn$1.41 to U.S.$1.00.

REPORT ON EXECUTIVE COMPENSATION

     When determining the method and amount of compensation, the Compensation Committee based their decisions on very simplistic policies and based their decisions on the following criteria and factors:

     - level of services, expertise, business contacts and skills provided to the Company;

     - degree of involvement and participation in the day to day operations of the Company;

     -    amount of finances available to the Company; and

     -    amount of outstanding options already granted.

At this time there is no direct relationship between corporate performance and executive compensation.

COMPENSATION OF DIRECTORS

     During the most recently completed fiscal year, the Company has paid no cash compensation (including salaries, fees, directors' fees, commissions, bonuses paid for services rendered during the most recently completed fiscal year, bonuses paid during the most recently completed fiscal year for services rendered in a previous year, and any compensation other than bonuses earned during the most recently completed fiscal year, the payment of which was deferred) to any of the directors for services rendered in such capacity.

     Executive Officers of the Company, who also act as directors of the Company, do not receive any additional compensation for services rendered in such capacity, other than as paid by the Company to such Executive Officers in their capacity as Executive Officers. (See "Compensation of Executive Officers and Directors".)

     Walker & Company, a law firm in which the current President and a director of the Company is a partner, received from the Company an aggregate of $216,771.60 for professional services rendered.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

     After the close of fiscal year 1997, on January 21, 1998, the Company loaned to Mr. Jimmy John $733,107.45 pursuant to the terms and conditions of a Loan Agreement between the Company and Mr. John. The loan is due and payable without interest upon the earliest of (i) January 21, 2000, (ii) the date of voluntary resignation of Mr. John as a director of the Company, and (iii) 120 days after the date of removal of Mr. John as a director of the Company. The Loan Agreement was subsequently amended by an Amending Agreement dated March 18, 1998, between the Company and Mr. John. The Amending Agreement provided that the Loan Agreement was to be amended by increasing the number of days in which Mr. John had to repay the loan after he was removed as a director. The number of days were increased from 120 days to 180 days.

     Other than as set forth herein, no other director, Executive Officer, nor any of their respective associates or affiliates is or has been at any time since the beginning of the last completed fiscal year indebted to the Company or any of its subsidiaries.

                             PRINCIPAL SHAREHOLDERS

     As far as known to the Company, the Company is not owned or controlled, directly or indirectly, by another corporation or any foreign government.

     The table below lists, as of September 25, 1998 persons and/or companies known to the Company to own more than 5% or of the Common Stock.

                              Naxos Resources Ltd.
                          Greater than 10% Shareholders
                            As of September 25, 1998


 Title                                                                           Amount        Percent
of Class          Identity of Person                                             Owned       of Class(1)
--------          ------------------                                             -----       -----------
Common            St. Michael Trust Corp. as Trustee of the                     3,860,211       10.50%
                  Jimmy John Family Trust


                  TOTAL GREATER THAN 5% SHAREHOLDERS                            3,860,211        10.50%
                                                                               ==========        ======


(1) Based on the total of 31,176,406 outstanding shares of Common Stock as of September 25, 1998, currently exercisable stock options for 2,644,600 shares of Common Stock and share purchase warrants for 2,959,267 shares of Common Stock.

     The tables below list, as of September 25, 1998, the total amount and percentage ownership of the Common Stock by the directors and officers of the Company, individually and as a group.

                              Naxos Resources Ltd.
              Shareholdings of Directors and Officers Individually
                            As of September 25, 1998

 Title                                                                            Amount       Percent
of Class          Directors                                                      Owned(1)     of Class(2)
--------          ---------                                                      ---------    -----------
Common            Sidney W. Kemp                                                   304,000       0.83%
                  Ian M. Gordon                                                    300,000       0.82
                  Jimmy John                                                     1,829,622       4.97
                  Stanley R. Combs                                                 113,000       0.31
                  Dr. Paul del Giudice                                             486,284       1.32
                  Barry Riback                                                      50,000       0.14
                  Mark G. Summers                                                  130,000       0.35

             Executive Officers
             ------------------
             Sidney W. Kemp, President                                       See above
             Ian M. Gordon, Treasurer/Secretary                              See above
             Jimmy John, Chairman                                            See above
             John Norton, Mining Director                                    45,000(3)       0.12%
             Fred Arkoosh, Interim Chief Operating Officer                   Not available(4)

(1) Includes all outstanding shares of Common Stock and currently exercisable stock options/warrants as follows: Kemp (300,000/0), Gordon (300,000/0), John (780,000/0), Combs (50,000/0), Giudice (50,000/90,000),
     Riback (50,000/0) and Summers (60,000/10,000).

(2) Based on the total of 31,176,406 outstanding shares of Common Stock, currently exercisable stock options for 2,644,600 shares of Common Stock and currently exercisable share purchase warrants for 2,959,267 shares of Common Stock.

(3)  Includes all shares issuable upon the exercise of options (45,000).

(4)  Not available because of a dispute between the Company and Mr. Arkoosh.

                              Naxos Resources Ltd.
               Shareholdings of Directors and Officers as a Group
                            As of September 25, 1998

 Title                                                                            Amount       Percent
of Class          All Directors and Officers as a Group                          Owned(1)     of Class(2)
--------          -------------------------------------                          ---------    -----------
Common            All Directors and Officers as a Group                          3,499,406       9.51%

(1) Includes all outstanding shares of Common Stock, all shares issuable upon the exercise of currently exercisable share purchase warrants and stock options. Also includes 203,000 shares and warrants held by Mrs. Jimmy John and 38,500 shares and options held by Gregory John, Jimmy John's son.

(2) Based on the total of 31,176,406 outstanding shares of Common Stock, currently exercisable stock options for 2,644,600 shares of Common Stock and currently exercisable share purchase warrants for 2,959,267 shares of Common Stock.

     There are currently no arrangements known to the Company the operation of which may at a subsequent date result in a change of control of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     As of September 25, 1998, there were 31,176,406 Common Shares outstanding. The principal attributes of the classes and series of capital stock of Dekka will be identical to those of the corresponding shares of the Company, other than differences in shareholders' rights under the CBCA and the DGCL.

     The holders of Dekka Shares will be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to receive the remaining property of the Company upon dissolution.

     At the Company's 1994 annual meeting held April 27, 1995, the shareholders approved the implementation of a Shareholders' Rights Plan (the "Rights Plan"). The Board of Directors subsequently approved the Rights Plan. The Rights Plan is designed to afford the Company's Board of Directors the opportunity to withstand an unsolicited takeover attempt, while providing the Board of Directors sufficient time to evaluate the offer and its adequacy and to consider alternative measures or transactions that may be appropriate in responding to the offer and in order to ensure that the shareholders receive equal treatment in the event of a change in control of the Company.

                                  LEGAL MATTERS

     Certain matters of Canadian law in connection with the Continuance will be passed upon by Russell & DuMoulin, Vancouver, British Columbia. Sidney W. Kemp, a member of Walker & Company, is President and a director of the Company and an affiliate thereof. Certain legal matters in connection with the shares of Dekka Capital Stock to be issued in connection with the Continuance will be passed upon for the Company by Mitchell, Silberberg & Knupp LLP, Los Angeles, California, on behalf of the Company.

                                     EXPERTS

     The consolidated balance sheets of Naxos Resources Ltd. as at October 31, 1997 and 1996 and the consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended October 31, 1997, 1996 and 1995, and cumulative from inception in fiscal 1986 to October 31, 1997, prepared in accordance with Canadian generally accepted accounting principles, have been included herein and in the registration statement in reliance upon the report of Deloitte & Touche, independent Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                 OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     Management knows of no matters to come before the Meeting other than as set forth in the Notice of the Meeting. However, if other matters which are not now known to Management should properly come before the Meeting, the accompanying proxy will be voted on such matters in accordance with the best judgment of the persons voting the proxy.

                              DIRECTORS' STATEMENT

     The undersigned, President of Naxos Resources Ltd., a Canadian corporation, hereby certifies that the contents of this Circular/Prospectus and the sending of it to each shareholder and director, to the auditors of the Company and to the appropriate regulatory authorities were approved by the board of directors of the Company.

                                   CERTIFICATE

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

                                                    -------------------------
                                                         Sidney W. Kemp
                                                           President

_________________ __, 1998

Index to Financial Statements.

Auditors' Report of Deloitte & Touche .....................................................     F-2

Consolidated Balance Sheets at October 31, 1997 and October 31, 1996 ......................     F-3

Consolidated Statements of Operations for the years ended October 31, 1997,
October 31, 1996 and October 31, 1995 and cumulative from inception .......................     F-4

Consolidated Statements of Shareholders' Equity from inception to
October 31, 1997 ..........................................................................     F-5

Consolidated Statements of Cash Flows for the years ended October 31, 1997,
October 31, 1996, October 31, 1995 and cumulative from inception ..........................     F-7

Notes to Consolidated Financial Statements for the years ended October 31, 1997,
October 31, 1996 and October 31, 1995 .....................................................     F-8

Consolidated Balance Sheet at July 31, 1998 and July 31, 1997 (unaudited) .................     F-19

Consolidated Statements of Operations for the Nine Months Ended July 31, 1998,
    July 31, 1997 and cumulative from inception to July 31, 1998 (unaudited)...............     F-20

Consolidated Statements of Shareholders' Equity from Inception to July 31, 1998 (unaudited)     F-21

Consolidated Statements of Cash Flows for the Nine Months Ended July 31, 1998,
    July 31, 1997 and cumulative from inception to July 31, 1998 (unaudited) ..............     F-22

Notes to Consolidated Financial Statements for the
    Nine Months Ended July 31, 1998 and July 31, 1997 (unaudited) .........................     F-23

                         [DELOITTE & TOUCHE LETTERHEAD]



                                AUDITORS' REPORT


To the Shareholders of Naxos Resources Ltd. (Exploration Stage Company)

We have audited the consolidated balance sheets of Naxos Resources Ltd. as at October 31, 1997 and 1996 and the consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended October 31, 1997, 1996 and 1995, and cumulative from inception in fiscal 1986 to October 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 1997 and 1996 and the results of its operations and the changes in its cash flows for the years ended October 31, 1997, 1996 and 1995 and cumulative from inception to October 31, 1997 in accordance with accounting principles generally accepted in Canada applied on a consistent basis.


(signed)

CHARTERED ACCOUNTANTS
Vancouver, British Columbia
April 20, 1998

                                     [LOGO]

NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(In Canadian Dollars)



OCTOBER 31,                                                                                1997                1996
                                                                                       ------------        ------------
ASSETS
      Cash                                                                             $  2,211,897        $    249,667

      Prepaids, deposits and advances                                                        98,067             143,707
                                                                                       ------------        ------------

          Total current assets                                                            2,309,964             393,374

      Cash in trust (Note 11)                                                                    --             200,000
      Resource properties (Notes 2 and 3)                                                   735,008           1,834,528
      Plant & equipment, net (Note 4)                                                     3,589,368           5,025,430
                                                                                       ------------        ------------

      Total assets                                                                     $  6,634,340        $  7,453,332
                                                                                       ============        ============


LIABILITIES AND SHAREHOLDERS' EQUITY


      Account payable                                                                  $    585,121        $    419,065
                                                                                       ------------        ------------
          Total current liabilities                                                         585,121             419,065
                                                                                       ------------        ------------


      Commitments and contingencies (Notes 3 and 11)

      Shareholders' equity (Notes 6 and 7)

         Common shares, an unlimited number
         authorized without par value, 29,236,015 and
         26,529,934 issued and outstanding at
         October 31, 1997 and 1996, respectively                                         32,196,753          26,048,127
         Deficit accumulated during the
         exploration stage                                                              (26,147,534)        (19,013,860)
                                                                                       ============        ============

      Total shareholders' equity                                                          6,049,219           7,034,267
                                                                                       ============        ============
      Total liabilities and shareholders' equity                                       $  6,634,340        $  7,453,332
                                                                                       ============        ============

      Approved on behalf of the Board:


      "Sidney Kemp"                  "Ian Gordon"
      Sidney Kemp, Director     Ian Gordon, Director


      See notes to consolidated financial statements

NAXOS RESOURCES LTD. (EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Canadian Dollars)

                                              Cumulative
Years Ended October 31,                       From Inception          1997               1996                1995
                                              ------------        ------------        ------------        ------------
Operating Costs and Expenses

     Mineral exploration                      $ 11,780,060        $  1,640,330        $  2,311,689        $  1,697,125
     Writedown of resource properties            1,261,620           1,248,520              13,100                  --
     Professional fees                           4,347,647           1,007,268             812,535             692,421
     Mill testing                                1,229,878             950,603             279,275                  --
     Research and development (Note 5)             347,500             347,500                  --                  --
     Travel                                      1,029,935             160,438             233,074             221,656
     Salaries and benefits                         412,235             117,327             109,089              62,430
     Investor relations                            894,225              99,257             237,006             236,764
     Office                                        677,102              72,179             209,560             169,131
     Rent                                          267,397              50,252              82,000              45,974
     Automobile                                    191,453              48,863              56,133              38,856
     Transfer agent fees                           132,785              15,089              18,721              18,754
     Interest and bank charges                     117,056               4,638              13,761              10,763
     Filing fees                                    72,082               2,400               3,571               2,953
     Management fees                               309,123                  --              44,778              91,111
     Depreciation                                3,319,581           1,368,344             726,789             305,329
                                              ------------        ------------        ------------        ------------
     Total operating costs and expenses         26,389,679           7,133,008           5,151,081           3,593,267
                                              ------------        ------------        ------------        ------------


Other income (expense)

     Interest income                               108,414              19,411              26,118              14,327
     Joint venture equity income                   216,856                  --                  --              22,064
     Foreign exchange gain (loss)                  (45,126)            (20,077)             (1,828)             19,505
     Writedown of license agreement               (167,999)                 --                  --                  --
     Gain on settlement of debt                    130,000                  --                  --                  --
                                              ------------        ------------        ------------        ------------
      Total other income (expense)                 242,145                (666)             24,290              55,896
                                              ------------        ------------        ------------        ------------
Net loss                                      $(26,147,534)       $ (7,133,674)       $ (5,126,791)       $ (3,537,371)
                                              ============        ============        ============        ============



Loss per share                                             $        (0.26)       $       (0.20)        $       (0.16)
                                                           ==============        =============         =============

Weighted average number of common shares outstanding           27,408,768            25,191,287            21,769,951
                                                           ==============        =============         =============



See notes to consolidated financial statements

 NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FROM INCEPTION TO OCTOBER 31, 1997
(In Canadian Dollars)


                                                         Common        Common                         Deficit
                                                         Shares        Shares                        Accumulated
                                                      Without Par    Without Par        Common        During the          Total
                                                         Value         Value         Shares to be    Exploration       Shareholders'
                                                         Shares        Amount           Issued          Stage              Equity
                                                        ---------    ------------    ------------     ------------     ------------
Issuance of common shares for cash                      1,620,000    $     57,000    $         --     $         --     $     57,000
Net loss                                                       --              --              --          (10,249)         (10,249)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1986                            1,620,000          57,000              --          (10,249)          46,751
Issuance of common shares for cash                      1,025,000          51,500              --               --           51,500
Net loss                                                       --              --              --          (64,540)         (64,540)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1987                            2,645,000         108,500              --          (74,789)          33,711
Issuance of common shares for cash                        150,000           9,000              --               --            9,000
Net loss                                                       --              --              --          (20,671)         (20,671)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1988                            2,795,000         117,500              --          (95,460)          22,040
Issuance of common shares for cash                      1,876,332         363,225              --               --          363,225
Issuance of common shares for resource property           300,000          40,500              --               --           40,500
Net loss                                                       --              --              --         (247,866)        (247,866)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1989                            4,971,332         521,225              --         (343,326)         177,899
Issuance of common shares for cash                      1,947,225       1,240,500              --               --        1,240,500
Issuance of common shares for resource property           400,000          54,000              --               --           54,000
Issuance of common shares for services                     24,014          85,250              --               --           85,250
Common shares to be issued                                     --              --         560,000               --          560,000
Net loss                                                       --              --              --       (2,759,079)      (2,759,079)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1990                            7,342,601       1,900,975         560,000       (3,102,405)        (641,430)
Issuance of common shares for cash                      2,759,027       1,117,950        (560,000)              --          557,950
Issuance of common shares for resource property           165,000         169,750              --               --          169,750
Issuance of common shares for debt settlement             789,240         358,168              --               --          358,168
Common shares to be issued for resources property              --              --          94,915               --           94,915
Net loss                                                       --              --              --         (650,082)        (650,082)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1991                           11,055,868       3,546,843          94,915       (3,752,487)        (110,729)
Issuance of common shares for cash                      1,958,636       1,230,450              --               --        1,230,450
Issuance of common shares for resource property           876,483         753,665         (94,915)              --          658,750
Issuance of common shares for license                     400,000         168,000              --               --          168,000
Net loss                                                       --              --              --       (1,423,468)      (1,423,468)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1992                           14,290,987       5,698,958              --       (5,175,955)         523,003
Issuance of common shares for cash                      2,456,413       2,923,415              --               --        2,923,415
Issuance of common shares to acquire subsidiary           311,000              40              --               --               40
Common shares to be issued                                     --              --         100,000               --          100,000
Net loss                                                       --              --              --       (1,882,810)      (1,882,810)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1993                           17,058,400       8,622,413         100,000       (7,058,765)       1,663,648
Issuance of common shares for cash                      3,394,000       4,883,100        (100,000)              --        4,783,100
Issuance of common shares to acquire subsidiary            25,000          87,500              --               --           87,500
Issuance of common shares to a director                   250,000         281,250              --               --          281,250
Net loss                                                       --              --              --       (3,290,933)      (3,290,933)
                                                        ---------    ------------    ------------     ------------     ------------
Balances at October 31, 1994                           20,727,400      13,874,263              --      (10,349,698)       3,524,565

Issuance of common shares for cash (Note 6)             2,083,591       3,973,440              --               --        3,973,440
Issuance of common shares for resource properties         231,000         474,220              --               --          474,220
Issuance of common shares for plant and equipment          18,000          39,780              --               --           39,780
Net loss                                                       --              --              --       (3,537,371)      (3,537,371)
                                                       ----------    ------------    ------------     ------------     ------------
Balances at October 31, 1995                           23,059,991      18,361,703              --      (13,887,069)       4,474,634
Issuance of common shares for cash (Note 6)             3,160,236       5,995,913              --               --        5,995,913
Issuance of common shares for plant and equipment
(Note 6)                                                  309,707       1,690,511              --               --        1,690,511
Net loss                                                       --              --              --       (5,126,791)      (5,126,791)
                                                       ----------    ------------    ------------     ------------     ------------
Balances at October 31, 1996                           26,529,934      26,048,127              --      (19,013,860)       7,034,267
Issuance of common shares for cash (Note 6)             2,706,081       6,148,626              --               --        6,148,626
Net loss                                                       --              --              --       (7,133,674)      (7,133,674)
                                                       ----------    ------------    ------------     ------------     ------------
Balances at October 31, 1997                           29,236,015    $ 32,196,753    $         --     $(26,147,534)    $  6,049,219
                                                       ==========    ============    ============     ============     ============

NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Canadian Dollars)


Years Ended October 31,                             Cumulative              1997                1996                  1995
                                                       from                                                         Restated
                                                    Inception                                                       (Note 2)
OPERATING ACTIVITIES
Net Loss                                          $(26,147,534)       $ (7,133,674)       $ (5,126,791)       $ (3,537,371)

Adjustments to reconcile net loss to net
cash used in operating activities:
  Depreciation                                       3,319,581           1,368,344             726,789             305,329
  Writedown of resource properties                   1,261,620           1,248,520              13,100                  --
  Writedown of license agreement                       167,999                  --                  --                  --
  Issuance of common shares for services                85,250                  --                  --                  --
  Issuance of common shares for mineral
    expenditures                                     1,017,915                  --                  --                  --
  Loss (gain) on disposal of plant and
    equipment                                           (4,127)             (7,218)                 --                  --
  (Increase) decrease in prepaids,
    deposits and advances                              (98,067)             45,640             (27,769)             43,083
  Increase in accounts payable, net                    585,121             166,056             134,898              24,676
  Issuance of common shares for debt
   settlement                                          639,418                  --                  --                  --
                                                  ------------        ------------        ------------        ------------
Net cash used in operating activities              (19,172,824)         (4,312,333)         (4,279,773)         (3,164,283)
                                                  ------------        ------------        ------------        ------------
INVESTING ACTIVITIES
Acquisition of plant and equipment                  (5,108,475)            (21,437)         (1,551,107)           (749,059)
Proceeds on sale of plant and equipment                 96,373              96,373                  --                  --
Cash in trust                                               --             200,000            (200,000)                 --
Acquisition of resource properties                  (1,434,960)           (149,000)            (68,000)                 --
                                                  ------------        ------------        ------------        ------------
Net cash used in investing activities               (6,447,062)            125,936          (1,819,107)           (749,059)
                                                  ------------        ------------        ------------        ------------
FINANCING ACTIVITIES
Issuance of common shares for cash
  (Note 6)                                          27,994,119           6,148,626           5,995,913           3,973,440
Repayment of long-term debt                           (162,336)                 --                  --                  --
                                                  ------------        ------------        ------------        ------------
Net cash provided by financing activities           27,831,783           6,148,626           5,995,913           3,973,440
                                                  ------------        ------------        ------------        ------------
NET INCREASE (DECREASE) IN CASH                      2,211,897           1,962,229            (102,967)             60,098
CASH AT BEGINNING OF PERIOD                                 --             249,667             352,634             292,536
                                                  ------------        ------------        ------------        ------------
CASH AT END OF PERIOD                             $  2,211,897        $  2,211,897        $    249,667        $    352,634
                                                  ============        ============        ============        ============
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash paid in the period for interest            $     94,187        $         --        $      7,247        $      3,195
                                                  ============        ============        ============        ============

SUPPLEMENTAL DISCLOSURES OF
NONCASH INVESTING AND
FINANCING ACTIVITIES


Resource property acquired for
 equipment                              $   80,000       $   80,000       $       --       $       --
                                        ==========       ==========       ==========       ==========

Issuance of common shares for
 resource properties                    $  562,114       $       --       $       --       $  474,220
                                        ==========       ==========       ==========       ==========

Issuance of common shares for
 plant and equipment                    $1,730,291       $       --       $1,690,511       $   39,780
                                        ==========       ==========       ==========       ==========

Issuance of common shares for
  license agreement                     $  168,000       $       --       $       --       $       --
                                        ==========       ==========       ==========       ==========

Long-term debt                          $  957,180       $       --       $       --       $       --
                                        ==========       ==========       ==========       ==========

Cancellation of debt on return of
 plant and equipment                    $  794,844       $       --       $       --       $       --
                                        ==========       ==========       ==========       ==========



See notes to consolidated financial statements


                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


1.       SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of presentation

     The Company follows accounting principles generally accepted in Canada. Information with respect to generally accepted accounting principles in the United States is provided in Note 13.

     (b) Principles of consolidation

     These financial statements include the accounts of Naxos Resources Ltd. and its wholly-owned subsidiaries, Naxos Resources (U.S.A.) Ltd., Franklin Mining Corporation, 491607 B.C. Ltd., 436218 B.C. Ltd., Paud Financial Services Corporation, Caratoro Enterprises Ltd., Resecro International Limited, Siresco International Limited, Naultgaid International Limited, Inversiones Dos Cerros, C.A. (Caracas), Inversiones Dos Cerros, C.A. (Bolivar), Desarrollos Mineros Guayura, C.A., Desarrollos Mineros Yuragua, C.A., Corporacion Minera Regency Holdings, C.A., Corporacion Tass, S.A., Naxos Resources de Venezuela, C.A., Minera Kimberly de Venezuela, C.A., Kimberly Eximport, C.A., Acico Arrendadora de Sistemas de Contruccion, S.R.L., Odett Operadora de Transport Terrestre, S.R.L., Procesadora Nova, C.A., Sindumaq Servicio Industrial de Maquinaria, S.R.L. and Xena Gerencia de Mantemiento de Campamento, S.R.L. All inter-company balances and transactions are eliminated.

     (c) Nature of exploration stage activities

     The Company, which commenced operations in fiscal 1986, is engaged in the acquisition, exploration and development of precious metals properties.

     (d) Mineral exploration expenditures

     Mineral exploration expenditures are charged to earnings until it is determined that a property has economically recoverable ore reserves; further expenditures are capitalized. Additional expenditures incurred to develop a mine are capitalized. Incidental revenues from mineral sales during the exploration phase are offset against mineral exploration expenses.

     Capitalized expenditures are accumulated and amortized using the unit-of-production method based upon the estimated proven reserves in each cost center as determined by independent engineers, or charged to income if any cost center is determined to be unsuccessful.


     (e)  Depreciation

          Depreciation is calculated using the declining balance method at the following annual rates:


Buildings                              5%
Furniture and fixtures                20%
Automobile                            30%
Equipment                             20% - 30%

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)



     (f) Foreign exchange

     The accounts of the Company's integrated foreign subsidiaries are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Exchange gains and losses related to current monetary items are included in income. Exchange gains and losses related to non-current monetary items are deferred and amortized over the remaining lives of the monetary items.

     (g) Restoration, rehabilitation and environmental expenditures

     Restoration, rehabilitation and environmental expenditures are charged to earnings as incurred during the exploration phase. Significant restoration, rehabilitation and environmental expenditures to be incurred subsequent to the cessation of exploration are accrued when their extent can be reasonably estimated.

     (h) Earnings (loss) per common share

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (SFAS 128), which established new standards for computing and presenting earnings per share effective for fiscal years ending after December 15, 1997. With SFAS 128, Primary earnings per share is replaced by Basic earnings per share which is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. In addition, SFAS 128 requires the presentation of Diluted earnings per share which includes the potential dilution that could occur if common stock equivalents or other potentially dilutive securities were exercised or converted into common stock. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive. Common equivalent shares consist of the common shares issuable upon the conversion of the convertible loan notes and special warrants (using the if-converted method) and incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

     (i) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)

     (j) Stock-based compensation

     The Company accounts for stock-based compensation using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common share over the exercise price at the date granted for all common stock options. As at October 31, 1997, no compensation cost has been recorded for any period under this method.

     The following unaudited pro forma financial information presents the net loss for the year and loss per common share had the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation.



                                                    1997                    1996                   1995
                                                    ----                    ----                   ----
Net loss for the year                           $10,165,286            $7,660,493              $4,312,479
Diluted loss per common share                   $0.37                  $0.30                   $0.20

     Using the fair value method for stock-based compensation, additional compensation costs of approximately $3,031,612 would have been recorded for the year ended October 31, 1997 (1996 - $2,533,702; 1995 - $775,108). This
     amount is determined using an option pricing model assuming no dividends are to be paid, immediate vesting, a weighted average annualized volatility of the Company's share price of 113% (1996 - 80%; 1995 - 89%) and a weighted average annualized risk free interest rate at 5.00% (1996 - 6.75%; 1995 - 8.50%).

     (k) Recent pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130), Reporting Comprehensive Income, which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of SFAS 130 on the Company's financial statements is not expected to be material.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information, which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 131 establishes new standards for the reporting of segmented information in annual financial statements and requires the reporting of certain selected segmented information on interim reports to shareholders. The Company has adopted SFAS 131 during the year ended October 31, 1997 (Note 12).

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


2.   CHANGE IN ACCOUNTING POLICY

     In 1996, the Company changed its method of accounting for its investment in the joint venture from the equity method to the proportionate consolidation method. As a result of this change resource properties increased by $583,050, prepaids, deposits and advances increased by $7,338 and investment in joint venture decreased by $590,388 as at October 31, 1995.


3.   RESOURCE PROPERTIES



Acquisition Costs:


                                       LA HOYADA     RIO GUARICHE     STEFANIA         OTHER            TOTAL
                                                                                     PROPERTIES
Balance, October 31, 1995              $761,800        $692,500        $312,220        $13,108        $1,779,628
                                       --------        --------        --------        -------        ----------
  Additions                              68,000              --              --             --            68,000
  Writedowns                                 --              --              --        (13,100)          (13,100)
                                       --------        --------        --------        -------        ----------
Balance, October 31, 1996               829,800         692,500         312,220              8         1,834,528
  Additions                             149,000              --              --             --           149,000
  Writedowns                           (728,800)       (207,500)       (312,220)            --        (1,248,520)
                                       --------        --------        --------        -------        ----------
Balance, October 31, 1997              $250,000        $485,000        $     --        $     8        $  735,008
                                       --------        --------        --------        -------        ----------


     (a) La Hoyada Diamond and Gold Concession

     The Company has acquired all the mining rights to the CAMYC No. 1.11 Concession, a producing diamond and gold concession in the Santa Elena region of south-eastern Venezuela for $1,390,000 U.S. ($640,000 U.S. paid). The balance of $750,000 U.S. was to be paid over a period of 14 months upon the date of the legal transfer of the Concession. During the year, the terms of this agreement were modified such that the balance of $750,000 U.S. was settled by the payment of $50,000 U.S., the transfer of property valued at $80,000 Cdn., and an agreement to pay the vendor 30% of gross revenues from production from the property.

     (b) Rio Guariche Gold Concession

     The Company owns certain mining concessions located near Kilometer 33, approximately 39 miles west of El Dorado, Venezuela.

     (c) Stefania Concession

     The Company has acquired all the mining rights to the Stefania Concession totalling 550 hectares in the Polaco area west of Santa Elena de Uairen in Bolivar State, Venezuela for $100,000 U.S. (paid) and the issuance of 94,000 shares of the Company (issued in 1995). As the Company has no current plans to do any additional exploration work on the property, it has decided to write-off its investment.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


     (d) Other Properties

          (i)  Franklin Lake Project

     The Company has a 100% interest in the Franklin Lake Project in Death Valley, California. The property consists of 556 placer mining claims (SKS, P + K, Arcan, and Alkali claims), 201 lode claims (FLL claims) and mineral prospecting permits covering State Lands adjacent to the claims. Production from certain of these claims is subject to net smelter return royalties from 2% to 5%. Advance royalties total $4,000 U.S. per month.

          (ii) Kilometre 88 Project

     The Company has obtained the rights to mine certain concessions in the Kilometre 88 mining district in Venezuela subject to a 3% gross royalty.

The breakdown of Mineral Exploration expenditures is:


                                              1997             1996             1995
                                        ----------       ----------       ----------
Mineral exploration, by nature of
expenditure
  Wages and benefits                    $  389,816       $  674,620       $  510,020
  Engineering                              368,825          223,996          229,657
  Assaying                                 376,682          538,294          340,785
  Supplies and chemicals                   122,848          492,146          368,342
  Claim and lease payments                 271,297          274,495          213,348
  Drilling                                  90,592           65,948               --
  Repairs and maintenance                   20,270           42,190           34,973
                                        ----------       ----------       ----------
                                        $1,640,330       $2,311,689       $1,697,125
                                        ==========       ==========       ==========

Mineral exploration, by property              1997             1996             1995
                                        ----------       ----------       ----------
  Franklin Lake Project                 $1,447,587       $1,985,118       $1,488,381
  La Hoyada Diamond and Gold Concession    174,522          117,077          184,212
  Other                                     18,221          209,494           24,532
                                        ----------       ----------       ----------
                                        $1,640,330       $2,311,689       $1,697,125
                                        ==========       ==========       ==========

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


4.   PLANT AND EQUIPMENT



                              1997                                                              1996
                 ---------------------------------------------------------------------------------------------------------
                    COST            ACCUMULATED         NET BOOK            COST           ACCUMULATED          NET BOOK
                                    DEPRECIATION          VALUE                            DEPRECIATION           VALUE
                 -----------        -----------        -----------       -----------        -----------        -----------

Land             $   221,530        $        --        $   221,530       $   221,530        $        --        $   221,530
Buildings            606,931            (59,843)           547,088           606,931            (48,843)           558,088
Furniture and
  fixtures            87,644            (46,748)            40,896            87,046            (34,542)            52,504
Equipment          5,712,704         (2,932,850)         2,779,854         5,850,252         (1,656,944)         4,193,308
                 -----------        -----------        -----------       -----------        -----------        -----------

                 $ 6,628,809        $(3,039,441)       $ 3,589,368       $ 6,765,759        $(1,740,329)       $ 5,025,430
                 -----------        -----------        -----------       -----------        -----------        -----------


     Included in the depreciation provision for the year is $200,000 related to the writedown of certain equipment to estimated net recoverable value.

5. RESEARCH AND DEVELOPMENT

     On September 25, 1997, the Company entered into an agreement to acquire certain rights to a proprietary technology for the assaying and extraction of precious metals from ores for total potential consideration of $5,000,000 US plus 10,000,000 restricted common shares as follows:

     (a) For $250,000 US (paid), the Company has the exclusive right (extended to April 20, 1998) to evaluate the technology to determine if it wishes to become the exclusive licensee. The Company is seeking a further extension to continue its evaluation of the technology.

     (b) The Company can then elect to become the exclusive licensee worldwide for the technology (solely with respect to mineral rights and ores owned by Naxos, its majority owned subsidiaries and majority owned joint ventures) for an additional $250,000 plus 2,000,000 restricted shares. The Company can elect to pay either $2,375,000 US plus 1,000,000 restricted shares or $4,750,000 and no shares. If no election and payment is made, the Company's rights terminate.

     (c) The Company can then elect to acquire 100% of the right, title and interest in the technology by paying the balance of cash ($5,000,000 US less amounts previously paid) and shares (10,000,000 shares less shares previously delivered). This payment must be made by April 23, 1998. If the Company does not make this payment, the license granted becomes non-exclusive.

     Until the Company commits to the exercise of the option, all costs related to the acquisition of the option and the evaluation of the technology are charged to operations.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)

6. SHARE CAPITAL

     Issuance of common shares for cash is comprised of:



                                       1997                              1996
                                       ----                              ----
                             SHARES           AMOUNT           SHARES           AMOUNT
                           ----------       ----------       ----------       ----------
Private placements          1,800,380       $4,004,328               --       $       --
Exercise of warrants          710,701        1,666,548        1,831,500        3,536,200
Exercise of options           195,000          477,750        1,328,736        2,459,713
                           ----------       ----------       ----------       ----------
                            2,706,081       $6,148,626        3,160,236       $5,995,913
                           ==========       ==========       ==========       ==========




     On July 23, 1997, the Company entered into private placement agreements for a total of 1,600,380 units (including 10,000 units total with a director) at $1.25 US each for proceeds of $2,000,475 US. Each unit consists of one common share and one non-transferable share purchase warrant exercisable within two years at $1.50 US per share.

     On September 15, 1997, the Company entered into private placement agreements for a total of 200,000 units at $5.00 US each for proceeds of $1,000,000 US. Each unit consists of one common share and one non-transferable share purchase warrant exercisable within two years at $6.00 US per share. The agreement contains an antidilution provision whereby the placees are entitled to a prorata adjustment of the number of common shares and the exercise price of the share purchase warrants in the event that the Company sells securities at a price less than $5.00 US per share within twelve months of the date of closing.

     At October 31, 1997, the following share purchase warrants were outstanding:


EXPIRY DATE                 EXERCISE PRICE             NUMBER OF SHARES
-----------                 --------------             ----------------
January 6, 1998                  $2.65                             6,833
January 12, 1998                 $2.25                           315,000
January 26, 1998                 $2.50                           286,827
February 23, 1999                $3.05                           801,000
July 23, 1999                    $1.50 US                      1,448,880
September 15, 1999               $6.50 US                        200,000
                                                               ---------
                                                               3,058,540
                                                               ---------



     In 1996 the Company issued 200,000 common shares as partial consideration ($640,000 U.S.) for the acquisition of a 150 ton per day mill located in Kilometre 88, Venezuela. In addition, 17,241 common shares were issued as a finder's fee for the mill. The Company also issued 92,466 common shares in consideration ($434,000 U.S.) for the acquisition of certain mining equipment.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


     7.   SHARE PURCHASE OPTIONS

                                                                    NUMBER OF SHARES
---------------------------------------------------------------       ----------
Balance at October 31, 1994                                            1,695,000
Granted at $2.00 - $2.45 per share                                       820,000
Exercised at $1.75 per share                                            (466,764)
Expired at $1.75 per share                                              (125,000)
---------------------------------------------------------------       ----------
Balance at October 31, 1995                                            1,923,236
Granted at $4.25 - $5.76 per share                                       887,500
Exercised at $1.75 - $2.45 per share                                  (1,328,736)
Cancelled at $1.75 - $2.25 per share                                     (85,000)
---------------------------------------------------------------       ----------
Balance at October 31, 1996                                            1,397,000
Granted at $2.25 Cdn - $6.00 US per share                              2,385,000
Exercised at $2.45 Cdn per share                                        (195,000)
Cancelled at $3.00 Cdn per share                                        (372,500)
Expired at $2.00 Cdn - $2.45 Cdn per share                              (314,500)
---------------------------------------------------------------       ----------
Balance at October 31, 1997                                             2,900,00
===============================================================       ==========

                                                                     NUMBER OF SHARES
Exercisable at $3.00 per share expiring  January 23, 1998                 15,000
Exercisable at $3.00 per share expiring  April 4, 1998                   125,000
Exercisable at $3.00 per share expiring  May 17, 1998                    480,000
Exercisable at $3.00 per share expiring  September 13, 1998              250,000
Exercisable at $3.00 per share expiring  January 15, 1999                100,000
Exercisable at $2.25 per share expiring  January 15, 1999                275,000
Exercisable at $3.00 per share expiring  January 18, 1999                 15,000
Exercisable at $3.00 per share expiring  April 10, 1999                  100,000
Exercisable at $3.00 per share expiring  April 25, 1999                   35,000
Exercisable at $3.00 per share expiring  April 28, 1999                  285,000
Exercisable at $3.00 per share expiring  June 20, 1999                   250,000
Exercisable at $3.00 per share expiring  August 1, 1999                  600,000
Exercisable at $6.00 per share expiring  October 6, 1999                  45,000
Exercisable at $6.00 US per share expiring  October 6, 1999               75,000
Exercisable at $3.00 per share expiring  May 29, 2000                    250,000
---------------------------------------------------------------       ----------
Balance at October 31, 1997                                            2,900,000
===============================================================       ==========



The exercise price of all incentive stock options granted under the stock option program approximates fair market value of such shares on the date of the grant. As such, no compensation resulted from the granting of such options.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


8. RELATED PARTY TRANSACTIONS

     Related party transactions not disclosed elsewhere in these financial statements consist of legal fees of $217,423 (1996 - $191,316; 1995 - $281,583) to a law firm of which a director is a partner.

9. INCOME TAXES

     At October 31, 1997, the Company had net operating loss carryforwards for Canadian income tax purposes of approximately $4,600,000 which, if not utilized to reduce Canadian taxable income in future periods, will expire during the years 1998 through 2004.

     At October 31, 1997, the Company had net operating loss carryforwards for U.S. income tax purposes of approximately $5,300,000 which, if not utilized to reduce U.S. taxable income in future periods, will expire during the years 2005 through 2012.

     No tax benefits have been recognized in the statements of operations from the availability of operating loss carryforwards due to the uncertainty of their realization.

     The Financial Accounting Standards Board has issued Statement 109, Accounting for Income Taxes. Statement 109 changes the method U.S. companies use to account for income taxes from the deferred method to an asset and liability method. The Company prepares its financial statements using Canadian generally accepted accounting principles, and will not change its method of accounting for income taxes. However, the Company is required to disclose the effect of Statement 109, if any, for U.S. financial disclosure purposes in fiscal 1994. The Company has determined that Statement 109 has no impact on its financial position or results of operations.

10. FINANCIAL INSTRUMENTS

     The fair value of the Company's cash, prepaids, deposits and advances, cash in trust, and accounts payable as at October 31, 1997 and October 31, 1996 is estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

11. CONTINGENCY AND LEGAL CLAIM

     (a) In 1994, the Company filed a legal action against a supplier alleging various claims including breach of various contracts, negligent misrepresentation, fraud, conversion and negligence arising out of a contract for metallurgical test services. The amount of damages that the Company seeks to recover under such suit is as of yet unspecified.

          Subsequently the supplier filed a legal action against the Company alleging various claims including breach of contract and breach of guaranty arising out of the purported performance of metallurgical services on behalf of the Company for a total of $153,000 plus interest.

          In 1996, the Company agreed to place $200,000 into trust pending the outcome of these lawsuits. Subsequent to October 31, 1997, the Company paid the supplier $145,000 in full settlement of the claim. This amount is included in accounts payable at October 31, 1997.

     (b) During the year, certain employees and professional advisors of the Company's Venezuelan operations commenced legal action against the Company seeking settlement of various outstanding amounts. Prior to October 31, 1997, the Company settled these legal actions on the payment of $350,000 US.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended October 31, 1997, 1996 and 1995
                              (In Canadian Dollars)


12. SEGMENTED INFORMATION

     The Company considers itself to be operating in one segment, the mining segment. The geographic breakdowns of non-current assets are as follows:


                                    U.S.A.                  VENEZUELA             ALL OTHER             TOTAL
                                    ------                  ---------             ---------             -----
        October 31, 1997            $1,366,866              $2,924,912            $32,598               $4,324,376
        October 31, 1996            $1,589,149              $5,226,521            $44,288               $6,859,958


13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     The consolidated financial statements have been prepared in accordance with Canadian GAAP and accordingly has accounted for its investment in the joint venture using the proportionate consolidation method. Under United States GAAP, the investment would be accounted for using the equity method. Under United States GAAP, investment in joint venture would increase by $590,388, deposits and advances would decrease by $7,338 and resource properties would decrease by $583,050 as at October 31, 1995.

14. COMPARATIVE FIGURES

     Certain of the prior years' amounts have been reclassified to conform with the current year's presentation.


15. SUBSEQUENT EVENTS

     Subsequent events not disclosed elsewhere in these financial statements include:

     (a) On December 10, 1997, the Company entered into private placement agreements for a total of 175,999 units at $6.00 US each for proceeds of $1,055,994 US. Each unit consists of one common share and one non-transferable share purchase warrant exercisable within two years at $6.625 US per share.

     (b) On January 21, 1998, the Company loaned a director $733,107 to be used to exercise existing warrants for shares of the Company. The loan does not bear interest and is for a period not to exceed 24 months. The director has deposited the shares acquired into escrow as security for the loan.

     (c) Options for 199,900 common shares at $3.00 per share were exercised for proceeds of $599,700.

     (d) Warrants for 710,660 common shares at $1.50 US to $3.05 Cdn. per share were exercised for proceeds of $1,724,925.

     (e) On March 27, 1998, the Company awarded a drilling contract on the Franklin Lake Property for a total contract price of $565,000 US.

NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(In Canadian Dollars)
(Unaudited)


                                                                   July 31, 1998       October 31, 1997
                                                                   ------------------------------------
ASSETS

         Cash                                                      $   2,643,347          $   2,211,897
         Prepaids, deposits and advances                                 253,382                 98,067
                                                                   ------------------------------------
             Total current assets                                      2,896,729              2,309,964

         Loan Receivable                                                 733,107                     --
         Resource properties                                                   8                735,008
         Plant & equipment, net                                        2,727,066              3,589,368
                                                                   ------------------------------------
         Total assets                                              $   6,356,910          $   6,634,340
                                                                   ====================================

LIABILITIES AND SHAREHOLDERS' EQUITY

         Accounts payable                                          $     807,163          $     585,121
                                                                   ------------------------------------
             Total current liabilities                                   807,163                585,121
                                                                   ------------------------------------

         Shareholders' equity
           Common shares, an unlimited number
           authorized without par value,
           31,176,406 and 29,236,015 issued and
           outstanding at July 31, 1998 and
           October 31, 1997, respectively                             37,784,203             32,196,753
           Deficit accumulated during the exploration stage          (32,234,456)           (26,147,534)
                                                                   ------------------------------------
         Total shareholders' equity                                    5,549,747              6,049,219
                                                                   ------------------------------------

         Total liabilities and shareholders' equity                $   6,356,910          $   6,634,340
                                                                   ====================================


         See notes to consolidated financial statements

NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Canadian Dollars)
(Unaudited)


                                                               Cumulative
Nine Months Ended July 31,                                    From Inception              1998                  1997
                                                              -------------          -------------          -------------
Operating Costs and Expenses
         Mineral exploration                                  $  13,499,729          $   1,719,669          $   1,051,719
         Writedown of resource properties                         1,996,620                735,000                     --
         Professional fees                                        5,407,227              1,059,580                349,368
         Mill testing                                             1,851,216                621,338                329,803
         Investor relations                                       1,320,781                426,556                 90,870
         Salaries and benefits                                      738,101                325,866                 84,223
         Travel                                                   1,287,452                257,517                102,948
         Office                                                     809,170                132,068                 52,515
         Rent                                                       327,434                 60,037                 36,319
         Automobile                                                 213,008                 21,555                 40,697
         Transfer agent fees                                        143,321                 10,536                 12,079
         Filing fees                                                 79,069                  6,987                  2,000
         Interest and bank charges                                  121,254                  4,198                  3,136
         Management fees                                            309,123                     --                     --
         Research and development                                   347,500                     --                     --
         Depreciation                                             4,195,590                876,009                678,029
                                                              -------------          -------------          -------------
         Total operating costs and expenses                      32,646,595              6,256,916              2,833,706
                                                              -------------          -------------          -------------

Other Income (Expense)
         Interest income                                            162,920                 54,506                  3,585
         Joint venture equity income                                216,856                     --                     --
         Foreign exchange gain (loss)                                70,362                115,488                   (163)
         Writedown of license agreement                            (167,999)                    --                     --
         Gain on settlement of debt                                 130,000                     --                     --
                                                              -------------          -------------          -------------
         Total other income                                         412,139                169,994                  3,422
                                                              -------------          -------------          -------------

Net loss                                                      $ (32,234,456)         $  (6,086,922)         $  (2,830,284)
                                                              =============          =============          =============

Loss per share                                                                       $       (0.20)         $       (0.11)
                                                                                     =============          =============

Weighted average number of common shares outstanding                                    30,130,748             26,919,073
                                                                                     =============          =============


See notes to consolidated financial statements

NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FROM INCEPTION TO JULY 31, 1998
(In Canadian Dollars)
(Unaudited)


                                                         Common         Common            Common         Deficit
                                                     Shares Without  Shares Without       Shares       Accumulated         Total
                                                       Par Value      Par Value           to be        During the      Shareholders'
                                                         Shares         Amount            Issued     Exploration Stage    Equity
                                                     --------------  -------------    -------------  ----------------- -------------
Issuance of common shares for cash                      1,620,000    $      57,000    $          --  $          --     $     57,000
Net loss                                                       --               --               --        (10,249)         (10,249)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1986                            1,620,000           57,000               --        (10,249)          46,751
Issuance of common shares for cash                      1,025,000           51,500               --             --           51,500
Net loss                                                       --               --               --        (64,540)         (64,540)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1987                            2,645,000          108,500               --        (74,789)          33,711
Issuance of common shares for cash                        150,000            9,000               --             --            9,000
Net loss                                                       --               --               --        (20,671)         (20,671)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1988                            2,795,000          117,500               --        (95,460)          22,040
Issuance of common shares for cash                      1,876,332          363,225               --             --          363,225
Issuance of common shares for resource property           300,000           40,500               --             --           40,500
Net loss                                                       --               --               --       (247,866)        (247,866)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1989                            4,971,332          521,225               --       (343,326)         177,899
Issuance of common shares for cash                      1,947,225        1,240,500               --             --        1,240,500
Issuance of common shares for resource property           400,000           54,000               --             --           54,000
Issuance of common shares for services                     24,014           85,250               --             --           85,250
Common shares to be issued                                     --               --          560,000             --          560,000
Net loss                                                       --               --               --     (2,759,079)      (2,759,079)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1990                            7,342,601        1,900,975          560,000     (3,102,405)        (641,430)
Issuance of common shares for cash                      2,759,027        1,117,950         (560,000)            --          557,950
Issuance of common shares for resource property           165,000          169,750               --             --          169,750
Issuance of common shares for debt settlement             789,240          358,168               --             --          358,168
Common shares to be issued for resources property              --               --           94,915             --           94,915
Net loss                                                       --               --               --       (650,082)        (650,082)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1991                           11,055,868        3,546,843           94,915     (3,752,487)        (110,729)
Issuance of common shares for cash                      1,958,636        1,230,450               --             --        1,230,450
Issuance of common shares for resource property           876,483          753,665          (94,915)            --          658,750
Issuance of common shares for license                     400,000          168,000               --             --          168,000
Net loss                                                       --               --               --     (1,423,468)      (1,423,468)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1992                           14,290,987        5,698,958               --     (5,175,955)         523,003
Issuance of common shares for cash                      2,456,413        2,923,415               --             --        2,923,415
Issuance of common shares to acquire subsidiary           311,000               40               --             --               40
Common shares to be issued                                     --               --          100,000            --          100,000
Net loss                                                       --               --               --     (1,882,810)      (1,882,810)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1993                           17,058,400        8,622,413          100,000     (7,058,765)       1,663,648
Issuance of common shares for cash                      3,394,000        4,883,100         (100,000)            --        4,783,100
Issuance of common shares to acquire subsidiary            25,000           87,500               --             --           87,500
Issuance of common shares to a director                   250,000          281,250               --             --          281,250
Net loss                                                       --               --               --     (3,290,933)      (3,290,933)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1994                           20,727,400       13,874,263               --    (10,349,698)       3,524,565
Issuance of common shares for cash                      2,083,591        3,973,440               --             --        3,973,440
Issuance of common shares for resource properties         231,000          474,220               --             --          474,220
Issuance of common shares for plant and equipment          18,000           39,780               --             --           39,780
Net loss                                                       --               --               --     (3,537,371)      (3,537,371)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1995                           23,059,991       18,361,703               --    (13,887,069)       4,474,634
Issuance of common shares for cash                      3,160,236        5,995,913               --             --        5,995,913
Issuance of common shares for plant and equipment         309,707        1,690,511               --             --        1,690,511
Net loss                                                       --               --               --     (5,126,791)      (5,126,791)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1996                           26,529,934       26,048,127               --    (19,013,860)       7,034,267
Issuance of common shares for cash                      2,706,081        6,148,626               --             --        6,148,626
Net loss                                                       --               --               --     (7,133,674)      (7,133,674)
                                                      -----------------------------------------------------------------------------
Balances at October 31, 1997                           29,236,015       32,196,753               --    (26,147,534)       6,049,219
Issuance of common shares for cash                      1,695,947        5,587,450               --             --        5,587,450
Issuance of common shares pursuant
 to dilution provisions (Note 3)                          244,444               --               --             --               --
Net loss                                                       --               --               --     (6,086,922)      (6,086,922)
                                                      -----------------------------------------------------------------------------
Balances at July 31, 1998                              31,176,406    $  37,784,203    $          --  $ (32,234,456)    $  5,549,747
                                                      ==============================================================================

See notes to consolidated statements.

NAXOS RESOURCES LTD.
(EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Canadian Dollars)
(Unaudited)


                                                                  Cumulative from
Nine Months Ended July 31,                                           Inception                1998                  1997
                                                                  -----------------------------------------------------------
OPERATING ACTIVITIES
Net Loss                                                          $ (32,234,456)         $  (6,086,922)         $  (2,830,284)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation                                                        4,195,590                876,009                678,029
  Writedown of resource properties                                    1,996,620                735,000                     --
  Writedown of license agreement                                        167,999                     --                     --
  Issuance of common shares for services                                 85,250                     --                     --
  Issuance of common shares for  mineral expenditures                 1,017,915                     --                     --
  Loss (gain) on disposal of plant and equipment                         (4,127)                    --                     --
  (Increase) decrease in prepaids, deposits and advances               (253,382)              (155,315)                81,405
  Increase (decrease) in accounts payable, net                          807,163                222,042               (237,225)
  Issuance of common shares for debt settlement                         639,418                     --                     --
                                                                  -----------------------------------------------------------
Net cash used in operating activities                               (23,582,010)            (4,409,186)            (2,308,075)
                                                                  -----------------------------------------------------------
INVESTING ACTIVITIES
  Acquisition of plant and equipment                                 (5,549,602)              (441,127)                    --
  Proceeds on sale of plant and equipment                               523,793                427,420                  4,797
  Loan receivable                                                      (733,107)              (733,107)                    --
  Acquisition of resource properties                                 (1,434,960)                    --                (69,000)
                                                                  -----------------------------------------------------------
Net cash used in investing activities                                (7,193,876)              (746,814)               (64,203)
                                                                  -----------------------------------------------------------
FINANCING ACTIVITIES
  Issuance of common shares for cash                                 33,581,569              5,587,450              3,441,434
  Repayment of long-term debt                                          (162,336)                    --                     --
                                                                  -----------------------------------------------------------
Net cash provided by financing activities                            33,419,233              5,587,450              3,441,434
                                                                  -----------------------------------------------------------
NET INCREASE IN CASH                                                  2,643,347                431,450              1,069,156
CASH AT BEGINNING OF PERIOD                                                  --              2,211,897                249,667
                                                                  -----------------------------------------------------------
CASH AT END OF PERIOD                                             $   2,643,347          $   2,643,347          $   1,318,823
                                                                  ===========================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid in the period for interest                            $      94,187          $          --          $          --
                                                                  ===========================================================

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
   Resource property acquired for equipment                       $      80,000          $          --          $          --
                                                                  -----------------------------------------------------------
   Issuance of common shares for resource properties              $     562,114          $          --          $          --
                                                                  -----------------------------------------------------------
   Issuance of common shares for plant and equipment              $   1,730,291          $          --          $          --
                                                                  -----------------------------------------------------------
   Issuance of common shares for license agreement                $     168,000          $          --          $          --
                                                                  -----------------------------------------------------------
   Long-term debt                                                 $     957,180          $          --          $          --
                                                                  -----------------------------------------------------------
   Cancellation of debt on return of plant and equipment          $     794,844          $          --          $          --
                                                                  -----------------------------------------------------------


See notes to consolidated financial statements

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                For the Nine Months Ended July 31, 1998 and 1997
                              (In Canadian Dollars)
                                   (Unaudited)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)     Basis of presentation

        The financial statements are prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and pursuant to the instructions of the United States Securities and Exchange Commission Regulation S-X. While these financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company's Form S-4 dated September 30, 1998.

        (b)     Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        (c)     Recent pronouncements

        In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130), Reporting Comprehensive Income, which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of SFAS 130 on the Company's financial statements is not expected to be material.

        In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information, which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 131 establishes new standards for the reporting of segmented information in annual financial statements and requires the reporting of certain selected segmented information on interim reports to shareholders. The Company has adopted SFAS 131 during the year ended October 31, 1997.

        In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), Reporting for Derivative Instruments and Hedging Activities, which standardizes the accounting for derivative instruments. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The impact on the Company's financial statements is not expected to be material.

                              NAXOS RESOURCES LTD.
                           (Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                For the Nine Months Ended July 31, 1998 and 1997
                              (In Canadian Dollars)
                                   (Unaudited)

2.      RESOURCE PROPERTIES

        During the quarter, the Company determined that is has no current plans to do any additional exploration work on the La Hoyada Diamond and Gold Concession and the Rio Guariche Gold Concession. Accordingly, it has decided to write-off its investment in these properties.

3.      SHARE CAPITAL

        Issuance of common shares for cash is comprised of:


                                    Shares           Amount
                                  ---------       -------------
Private placements                  648,387       $   2,892,325
Exercise of warrants                760,660           1,834,425
Exercise of options                 286,900             860,700
                                  -----------------------------
                                  1,695,947       $   5,587,450
                                  =============================

        On January 7, 1998, the Company completed private placement agreements for a total of 175,999 units at U.S.$6.00 each for gross proceeds of U.S.$1,055,994 (Cdn$1,499,511). Each unit consists of one common share and one non-transferable share purchase warrant exercisable within two years at U.S.$6.625 per share.

        On June 19, 1998, the Company completed private placement agreements for a total of 472,388 units at U.S.$2.25 each for gross proceeds of U.S.$1,062,873 (Cdn$1,563,604). Each unit consists of one common share and one non-transferable share purchase warrant exercisable within two years at U.S.$2.75 per share.

        On June 30, 1998, the Company issued an additional 244,444 common shares pursuant to the antidilution provisions of private placement agreements entered into on September 15, 1997.

                                  SCHEDULE "A"

                 SPECIAL RESOLUTION WITH RESPECT TO CONTINUANCE


          "BE IT RESOLVED, by way of special resolution, that:

          a. the Company be and is hereby authorized and directed to apply to the Director of Companies of the Federal jurisdiction for authorization to permit the Company to apply for a Certificate of Continuance under the Delaware General Corporation Law (the "DGCL") pursuant to Section 188 of the Canada Business Corporations Act;

          b. the Company is hereby authorized and directed to apply to the Secretary of State of the State of Delaware to continue the Company as a Delaware corporation under the new name of Dekka Mining Corporation under the DGCL;

          c. the Company be and is hereby and directed to adopt the Certificate of Incorporation and the Bylaws of Dekka Mining Corporation, as attached hereto, in substitution of the Company's Articles and By-Laws;

          d. the Board of Directors be and is hereby authorized, in its discretion, to abandon the Company's continuation and any related filings without further approval of the Company's shareholders;

          e. the Company's Board of Directors be and is hereby authorized and directed to do such acts and execute and deliver such documents as are required and acceptable to the regulatory authorities having jurisdiction over the Company's affairs to give effect to the Company's continuation into the State of Delaware."




                                    Sch. A-1

                                  SCHEDULE "B"

     SECTION 190 OF THE CANADIAN BUSINESS CORPORATIONS ACT

190. (1) RIGHT TO DISSENT. - Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

     (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

     (c) amalgamate otherwise than under section 184;

     (d) be continued under section 188; or

     (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

     (2) FURTHER RIGHT. - A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

     (3) PAYMENT FOR SHARES. - In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

     (4) NO PARTIAL DISSENT. - A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     (5) OBJECTION. - A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

     (6) NOTICE OF RESOLUTION. - The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

     (7) DEMAND FOR PAYMENT. - A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

     (a) his name and address;

     (b) the number and class of shares in respect of which he dissents; and

     (c) a demand for payment of the fair value of such shares.

     (8) SHARE CERTIFICATE. - A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.



                                    Sch. B-1

     (9) FORFEITURE. - A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

     (10) ENDORSING CERTIFICATE. - A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

     (11) SUSPENSION OF RIGHTS. - On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

     (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

     (b) the corporation fails to make an offer in accordance with subsection
     (12) and the dissenting shareholder withdraws his notice, or

     (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

     (12) OFFER TO PAY. - A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

     (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (13) SAME TERMS. - Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

     (14) PAYMENT. - Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (15) CORPORATION MAY APPLY TO COURT. - Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

     (16) SHAREHOLDER APPLICATION TO COURT. - If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

     (17) VENUE. - An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

     (18) NO SECURITY FOR COSTS. - A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or
     (16).

     (19) PARTIES. - On an application to a court under subsection (15) or (16),



                                    Sch. B-2

     (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

     (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

     (20) POWERS OF COURT. - On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

     (21) POWERS OF COURT. - A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (22) FINAL ORDER. - The final order of a court shall be rendered against the corporation in favor of each dissenting shareholder and for the amount of the shares as fixed by the court.

     (23) INTEREST. - A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (24) NOTICE THAT SUBSECTION (26) APPLIES. - If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (25) EFFECT WHERE SUBSECTION (26) APPLIES. - If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

     (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (26) LIMITATION. - A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.



                                    Sch. B-3

                                  SCHEDULE "C"

                      FORM OF CERTIFICATE OF DOMESTICATION
                                       OF
                              NAXOS RESOURCES LTD.

The undersigned, Sidney W. Kemp, President, of Naxos Resources Ltd., in accordance with the provisions of Section 388 of Title 8 of the Delaware Code does hereby certify:

FIRST: The Corporation was first federally incorporated pursuant to the Canada Business Corporations Act on May 23, 1986, in Canada.

SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was Naxos Resources Ltd.

THIRD: The name of the Corporation as set forth in this certificate of incorporation is: Dekka Mining Corporation.

FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication was Canada.

IN WITNESS WHEREOF, I, being the President and duly authorized to sign this Certificate of Domestication on behalf of the Corporation have made, signed and sealed this Certificate of Domestication on this _____ day of_________________, 1998.

                                            -------------------
                                            Sidney W. Kemp
                                            President



                                    Sch. C-1

                                  SCHEDULE "D"

                      FORM OF CERTIFICATE OF INCORPORATION
                                       OF
                            DEKKA MINING CORPORATION

FIRST: The name of the corporation is Dekka Mining Corporation.

SECOND: The address of the corporation's registered office in the State of Delaware is 1201 North Market Street, Post Office Box 1347, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is Delaware Corporation Organizers, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is seventy five million (75,000,000) shares of common stock, having a par value of one cent ($.01) per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

NINTH: The name and mailing address of the incorporator is as follows:

                             Delaware Corporation Organizers, Inc.
                             P.O. Box 1347
                             Wilmington, Delaware 19899.

     I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this ___th day of _________________, 1998.

                                           DELAWARE CORPORATION ORGANIZERS, INC.


                                           By:_________________________________



                                    Sch. D-1

                                              Siobain M. Perkins, Vice President



                                    Sch. D-2

                                  SCHEDULE "E"

                                 FORM OF BYLAWS
                                       OF
                            DEKKA MINING CORPORATION
                            (A DELAWARE CORPORATION)

                            ARTICLE I - STOCKHOLDERS

     Section 1: Annual Meeting.

     An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

     Section 2: Special Meetings.

     Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

     Section 3: Notice of Meetings.

     Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     Section 4: Quorum.

     At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

     If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.



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     Section 5: Organization.

     Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

     Section 6: Conduct of Business.

     The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

     Section 7: Proxies and Voting.

     At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote or by his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

     All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

     Section 8: Stock List.

     A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.



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     The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

     Section 9: Consent of Stockholders in Lieu of Meeting.

     Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

     Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

                         ARTICLE II - BOARD OF DIRECTORS

     Section 1: Number and Term of Office.

     The number of directors who shall constitute the whole Board shall be such number as the Board of Directors shall from time to time have designated, except that in the absence of any such designation, such number shall be two (2). Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

     Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

     Section 2: Vacancies.

     If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

     Section 3: Regular Meetings.

     Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.



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     Section 4: Special Meetings.

     Special meetings of the Board of Directors may be called by one-third (1/3) of the directors then in office (rounded up to the nearest whole number) or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

     Section 5: Quorum.

     At any meeting of the Board of Directors, a majority of the total number of the whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

     Section 6: Participation in Meetings By Conference Telephone

     Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

     Section 7: Conduct of Business.

     At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 8: Powers.

     The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

     (1)  To declare dividends from time to time in accordance with law;

     (2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

     (3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

     (4) To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

     (5) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;



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     (6)  To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

     (7) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and,

     (8) To adopt from time to time regulations, not inconsistent with these By-laws, for the management of the Corporation's business and affairs.

     Section 9: Compensation of Directors.

     Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

                            ARTICLE III - COMMITTEES

     Section 1: Committees of the Board of Directors.

     The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

     Section 2: Conduct of Business.

     Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

                              ARTICLE IV - OFFICERS

     Section 1: Generally.

     The officers of the Corporation shall consist of a Chairman of the Board of Directors, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors,



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which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

     Section 2: Chairman of the Board.

     The Chairman of the Board shall preside at all meetings of the Board of Directors.

     Section 3: President.

     The President shall be the chief executive officer of the Corporation. The President shall preside at all meetings of the stockholders. Subject to the provisions of these By-laws and to the direction of the Board of Directors, he or she shall have general responsibility for the management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive officer or which are delegated to him or her by the Board of Directors. Subject to the direction of the Board of Directors, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers (other than the Chairman of the Board or any Vice Chairman), employees and agents of the Corporation.

     Section 4: Vice President.

     Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board to perform the duties and exercise the powers of the President in the event of the President's absence or disability.

     Section 5: Treasurer.

     The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

     Section 6: Secretary.

     The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

     Section 7: Delegation of Authority.

     The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

     Section 8: Removal.

     Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.



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     Section 9: Action with Respect to Securities of Other Corporations.

     Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

                                ARTICLE V - STOCK

     Section 1: Certificates of Stock.

     Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

     Section 2: Transfers of Stock.

     Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

     Section 3: Record Date.

     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record



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date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

     Section 4: Lost, Stolen or Destroyed Certificates.

     In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 5: Regulations.

     The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                              ARTICLE VI - NOTICES

     Section 1: Notices.

     Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

     Section 2: Waivers.

     A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

                           ARTICLE VII - MISCELLANEOUS

     Section 1: Facsimile Signatures.

     In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2: Corporate Seal.

     The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.



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     Section 3: Reliance upon Books, Reports and Records.

     Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

     Section 4: Fiscal Year.

     The fiscal year of the Corporation shall be as fixed by the Board of Directors.

     Section 5: Time Periods.

     In applying any provision of these By-laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

            ARTICLE VIII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1: Right to Indemnification.

     Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.



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

     Section 2: Right to Advancement of Expenses.

     The right to indemnification conferred in Section 1 of this ARTICLE VIII shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     Section 3: Right of Indemnitee to Bring Suit.

     If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

     Section 4: Non-Exclusivity of Rights.

     The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.



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     Section 5: Insurance.

     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6: Indemnification of Employees and Agents of the Corporation.

     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                             ARTICLE IX - AMENDMENTS

     These By-laws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.



                                    Sch. E-11

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

THE COMPANY

     The Company's Bylaws provide that, subject to the CBCA, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his office if he acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company shall also indemnify any such person in such other circumstances as the Act or law permits or requires.

     Section 124 of the CBCA provides:

     124. (1) INDEMNIFICATION. - Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

          (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     (2) INDEMNIFICATION IN DERIVATIVE ACTIONS. - A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

     (3) INDEMNITY AS OF RIGHT. - Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

          (a) was substantially successful on the merits in his defence of the action or proceeding; and

          (b) fulfils the conditions set out in paragraphs (1)(a) and (b).

     (4) DIRECTORS' AND OFFICERS' INSURANCE. - A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection
     (1) against any liability incurred by him

          (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

          (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

     (5) APPLICATION TO COURT. - A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

     (6) NOTICE TO DIRECTOR. - An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

     (7) OTHER NOTICE. - On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

     The Company has obtained directors and officers insurance in the amount of $2,000,000 for the benefit of the officers and directors of the Company for any loss incurred in connection with the performance of their duties and to the Company and its subsidiaries for any loss for which they have indemnified their respective directors or officers as permitted by law.

DEKKA

     Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Certificate of Incorporation of Dekka provides that no director of Dekka shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of Dekka also provide that Dekka may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company or Dekka pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM 21.  EXHIBITS


2        Form of Certificate of Domestication (included as Schedule "C" to the Circular/Prospectus)
3.1      Form of Certificate of Incorporation of Dekka (included as Schedule "D" to the Circular/Prospectus)
3.2      Form of Bylaws of Dekka (included as Schedule "E" to the Circular/Prospectus)
4.1      Form of Shareholder Rights Plan (9)
4.2      Directors' Stock Option Plan - 1995 (9)
4.3      Employees' Stock Option Plan - 1995 (9)
4.4      Directors' Stock Option Plan - 1996 (12)
4.5      Employees' Stock Option Plan - 1996 (13)
4.6      Director's Stock Option Plan - 1998 *
4.7      Employees' Stock Option Plan - 1998 *
5        Opinion of Mitchell, Silberberg & Knupp LLP regarding validity of securities being registered *
8.1      Opinion of Mitchell, Silberberg & Knupp LLP regarding tax matters *
8.2      Opinion of Russell & DuMoulin regarding tax matters *
10.1     Organization and Share Transfer Agreement for 436218 B.C. Ltd. et al., dated August - November 1993 (2)
10.2     Management Services Agreement Amendment between the Company and Jimmy John dated February 4, 1993 (2)
10.3     Rio Guariche Option Agreement, dated April 8, 1994 (2)
10.4     Acquisition Agreement between 436218 B.C. Ltd. and Dos Cerros, C.A. and Kenneth Baird (2)
10.5     Option Agreement for Stefania between Inversiones Dos Cerros,  C.A. (Caracas) and Consolidated First
         Northern Developments Inc., dated February 28, 1994 (2)
10.6     Amendments to Option Agreement with Gregory John and Dunstan Limited regarding Franklin Mining
         Corporation, dated April 30, 1991 and September 30, 1991 (2)
10.7     Option Agreement with Gregory John and Dunstan Limited regarding Franklin Mining Corporation, dated
         October 16, 1990 (1)
10.8     Agreement for Acquisition of 436218 B.C. Ltd. dated September 10, 1993 (2)
10.9     Lease Agreement with Amargosa Opera House regarding Franklin Mining Corporation Properties, dated
         April 25, 1991 (1)
10.10    Option Agreement for Shumway Lake Claims, dated April 20, 1989 (amended September 7, 1990) (1)
10.11    License Agreement between Lawrence Blackman and Dr. W.D. Groves and Naxos Resources Ltd., Franklin
         Mining Corporation and Naxos Resources (U.S.A.) Ltd., dated April 15, 1994 (2)
10.12    Signature page for Klondike as a party to the License Agreement between Lawrence Blackman and Dr. W.D.
         Groves and Naxos Resources Ltd., Franklin Mining Corporation and Naxos Resources (U.S.A.) Ltd., dated
         April 15, 1994 (3)
10.13    Rio Guariche Amendment Agreement, dated May 31, 1994 amending Rio Guariche Option Agreement dated
         April 8, 1994 (5)
10.14    Association and Management Agreement Between TEMCA and Inversiones Dos Cerros, C.A., dated November 17,
         1993 (2)
10.15    Lease Agreement on Franklin Lake Property, dated December 1, 1989 (amended March 11, 1990 and March 11,
         1992) (2)
10.16    Sale/Purchase Agreement for P+K Claims, dated March 22, 1992 (1)
10.17    Sale/Purchase Agreement for Arcan Property, dated April 6, 1992 (1)
10.18    Stock Acquisition Agreement between Inversiones Dos Cerros, C.A. (Caracas) and Oscar Bassio Penso and Miriam
         Abdala De Bossio for 100% of Desarrollos Mineros Yuragua, C.A., dated January 18, 1994 (2)
10.19    Stock Acquisition Agreement between Inversiones Dos Cerros, C.A. (Caracas) and Baudilio Catalino Gomez La Rosa
         and Adria Carvajal De Gomez for 100% of Desarrollos Mineros Guayura, C.A., dated January 18, 1994 (2)
10.20    Notice of Termination Letter, dated February 22, 1994 and corresponding Klondike License Agreement (2)
10.21    Option Agreement between Tombstone Aruba A.V.V. and Naxos Resources Ltd., dated January 26, 1996 (10)
10.22    Letter of Option between Queenstake Resources Ltd. and Naxos Resources Ltd., dated December 13, 1995 (10)
10.23    Alluvial Mining Agreement among Naxos Resources Ltd., Vengold Inc., Caratoro Enterprises Ltd. and Lexitor
         Management Ltd., dated December 19, 1995 (CST) (10)
10.24    Alluvial & Saprolite Mining Agreement among Naxos Resources Ltd., Venezuelan Mining Company Ltd.,
         Vengold Inc. and Caratoro Enterprises Ltd., dated December 19, 1995 (Tapaya) (10)
10.25    Alluvial & Saprolite Mining Agreement among Naxos Resources Ltd., Venezuelan Mining Company Ltd.,
         Vengold Inc. and Caratoro Enterprises Ltd., dated December 19, 1995 (Vipago) (10)

10.26    Alluvial & Saprolite Mining Agreement among Naxos Resources Ltd., Caratoro Enterprises Ltd., Reditus
         Investments A.V.V. and Vengold Inc., dated December 19, 1995 (Minex) (10)
10.27    Asset Agreement among Naxos Resources Ltd., Reditus Investments A.V.V., Vengold Inc. and Caratoro
         Enterprises Ltd., dated December 19, 1995 (10)
10.28    Tristar Letter of Intent, dated July 27, 1995 (10)
10.29    Loan Agreement between Naxos Resources Ltd and Jimmy John dated January 31, 1998 (11)
10.30    Amending Agreement dated March 18, 1998 to the Loan Agreement between Naxos Resources Ltd. and Jimmy
         John dated January 31, 1998 (11)
10.31    Management Services Agreement between the Company and Jimmy John, dated December 22, 1989 *
10.32    Management Services Agreement Amendment between the Company and Jimmy John, dated August 1, 1994 *
23.1     Consent of Deloitte & Touche, Chartered Accountants *
23.2     Consent of Mitchell Silberberg & Knupp LLP (included in the opinion filed as Exhibit 5 to this
         Registration Statement) *
23.3     Consent of Russell & DuMoulin (included in the opinion filed as Exhibit 8.2 to this Registration Statement) *
99       Form of Proxy

* To be filed by amendment

(1)      Incorporated by reference from Form 10 filed on May 21, 1993
(2)      Incorporated by reference from Form 20-F/A filed on April 25, 1994
(3)      Incorporated by reference from Form 20-F Annual Report filed on April 29, 1994
(4)      Incorporated by reference from Form 20-FR/A2 filed on September 9, 1994
(5)      Incorporated by reference from Form 20-FR/A2 filed on September 9, 1996
(6)      Incorporated by reference from Form 20-FR/A3 filed on October 20, 1994
(7)      Incorporated by reference from Form 20-FR/A4 filed on November 10, 1994
(8)      Incorporated by reference from Form 20-FR/A5 filed on December 19, 1995
(9)      Incorporated by reference from Form 20-F filed on April 29, 1995
(10)     Incorporated by reference from Form 20-F Annual Report filed on April 30, 1996
(11)     Incorporated by reference from Form 20-F Annual Report filed on April 29, 1998
(12)     Incorporated by reference from Registration Statement on Form S-8 filed on June 20, 1997
         (Registration No. 333-7098)
(13)     Incorporated by reference from Registration Statement on Form S-8 filed on June 20, 1997
         (Registration No. 333-7096)

ITEM 22.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on September 30, 1998.

                                            NAXOS RESOURCES LTD.


                                            By: /s/ SIDNEY W. KEMP
                                                --------------------------------
                                                Sidney W. Kemp
                                                President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Sidney W. Kemp and Ian
M. Gordon, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                          TITLE                                    DATE

/s/ SIDNEY W. KEMP                   President and Director                     September 30, 1998
-----------------------------        (Chief Executive Officer)
Sidney W. Kemp

/s/ IAN M. GORDON                    Treasurer, Secretary and                   September 30, 1998
-----------------------------        Director (Chief Financial Officer)
Ian M. Gordon

/s/ JIMMY JOHN                       Director and Chairman                      September 30, 1998
-----------------------------        of the Board
Jimmy John

/s/ STANLEY R. COMBS                 Director                                   September 30, 1998
-----------------------------
Stanley R. Combs

/s/ PAUL DEL GIUDICE                 Director                                   September 30, 1998
-----------------------------
Paul del Giudice, M.D.

/s/ BARRY RIBACK                     Director                                   September 30, 1998
-----------------------------
Barry Riback

/s/ MARK G. SUMMERS                  Director                                   September 30, 1998
-----------------------------
Mark G. Summers

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER       DESCRIPTION

2        Form of Certificate of Domestication (included as Schedule "C" to the Circular/Prospectus)
3.1      Form of Certificate of Incorporation of Dekka (included as Schedule "D" to the Circular/Prospectus)
3.2      Form of Bylaws of Dekka (included as Schedule "E" to the Circular/Prospectus)
4.1      Form of Shareholder Rights Plan (9)
4.2      Directors' Stock Option Plan - 1995 (9)
4.3      Employees' Stock Option Plan - 1995 (9)
4.4      Directors' Stock Option Plan - 1996 (12)
4.5      Employees' Stock Option Plan - 1996 (13)
4.6      Director's Stock Option Plan - 1998 *
4.7      Employees' Stock Option Plan - 1998 *
5        Opinion of Mitchell, Silberberg & Knupp LLP regarding validity of securities being registered *
8.1      Opinion of Mitchell, Silberberg & Knupp LLP regarding tax matters *
8.2      Opinion of Russell & DuMoulin regarding tax matters *
10.1     Organization and Share Transfer Agreement for 436218 B.C. Ltd. et al., dated August - November 1993 (2)
10.2     Management Services Agreement Amendment between the Company and Jimmy John dated February 4, 1993 (2)
10.3     Rio Guariche Option Agreement, dated April 8, 1994 (2)
10.4     Acquisition Agreement between 436218 B.C. Ltd. and Dos Cerros, C.A. and Kenneth Baird (2)
10.5     Option Agreement for Stefania between Inversiones Dos Cerros,  C.A. (Caracas) and Consolidated First
         Northern Developments Inc., dated February 28, 1994 (2)
10.6     Amendments to Option Agreement with Gregory John and Dunstan Limited regarding Franklin Mining
         Corporation, dated April 30, 1991 and September 30, 1991 (2)
10.7     Option Agreement with Gregory John and Dunstan Limited regarding Franklin Mining Corporation, dated
         October 16, 1990 (1)
10.8     Agreement for Acquisition of 436218 B.C. Ltd. dated September 10, 1993 (2)
10.9     Lease Agreement with Amargosa Opera House regarding Franklin Mining Corporation Properties, dated
         April 25, 1991 (1)
10.10    Option Agreement for Shumway Lake Claims, dated April 20, 1989 (amended September 7, 1990) (1)
10.11    License Agreement between Lawrence Blackman and Dr. W.D. Groves and Naxos Resources Ltd., Franklin
         Mining Corporation and Naxos Resources (U.S.A.) Ltd., dated April 15, 1994 (2)
10.12    Signature page for Klondike as a party to the License Agreement between Lawrence Blackman and Dr. W.D.
         Groves and Naxos Resources Ltd., Franklin Mining Corporation and Naxos Resources (U.S.A.) Ltd., dated
         April 15, 1994 (3)
10.13    Rio Guariche Amendment Agreement, dated May 31, 1994 amending Rio Guariche Option Agreement dated
         April 8, 1994 (5)
10.14    Association and Management Agreement Between TEMCA and Inversiones Dos Cerros, C.A., dated November 17,
         1993 (2)
10.15    Lease Agreement on Franklin Lake Property, dated December 1, 1989 (amended March 11, 1990 and March 11,
         1992) (2)
10.16    Sale/Purchase Agreement for P+K Claims, dated March 22, 1992 (1)
10.17    Sale/Purchase Agreement for Arcan Property, dated April 6, 1992 (1)
10.18    Stock Acquisition Agreement between Inversiones Dos Cerros, C.A. (Caracas) and Oscar Bassio Penso and Miriam
         Abdala De Bossio for 100% of Desarrollos Mineros Yuragua, C.A., dated January 18, 1994 (2)
10.19    Stock Acquisition Agreement between Inversiones Dos Cerros, C.A. (Caracas) and Baudilio Catalino Gomez La Rosa
         and Adria Carvajal De Gomez for 100% of Desarrollos Mineros Guayura, C.A., dated January 18, 1994 (2)
10.20    Notice of Termination Letter, dated February 22, 1994 and corresponding Klondike License Agreement (2)
10.21    Option Agreement between Tombstone Aruba A.V.V. and Naxos Resources Ltd., dated January 26, 1996 (10)
10.22    Letter of Option between Queenstake Resources Ltd. and Naxos Resources Ltd., dated December 13, 1995 (10)
10.23    Alluvial Mining Agreement among Naxos Resources Ltd., Vengold Inc., Caratoro Enterprises Ltd. and Lexitor
         Management Ltd., dated December 19, 1995 (CST) (10)
10.24    Alluvial & Saprolite Mining Agreement among Naxos Resources Ltd., Venezuelan Mining Company Ltd.,
         Vengold Inc. and Caratoro Enterprises Ltd., dated December 19, 1995 (Tapaya) (10)
10.25    Alluvial & Saprolite Mining Agreement among Naxos Resources Ltd., Venezuelan Mining Company Ltd.,
         Vengold Inc. and Caratoro Enterprises Ltd., dated December 19, 1995 (Vipago) (10)
10.26    Alluvial & Saprolite Mining Agreement among Naxos Resources Ltd., Caratoro Enterprises Ltd., Reditus
         Investments A.V.V. and Vengold Inc., dated December 19, 1995 (Minex) (10)
10.27    Asset Agreement among Naxos Resources Ltd., Reditus Investments A.V.V., Vengold Inc. and Caratoro
         Enterprises Ltd., dated December 19, 1995 (10)
10.28    Tristar Letter of Intent, dated July 27, 1995 (10)
10.29    Loan Agreement between Naxos Resources Ltd and Jimmy John dated January 31, 1998 (11)
10.30    Amending Agreement dated March 18, 1998 to the Loan Agreement between Naxos Resources Ltd. and Jimmy
         John dated January 31, 1998 (11)
10.31    Management Services Agreement between the Company and Jimmy John, dated December 22, 1989 *
10.32    Management Services Agreement Amendment between the Company and Jimmy John, dated August 1, 1994 *
23.1     Consent of Deloitte & Touche, Chartered Accountants *
23.2     Consent of Mitchell Silberberg & Knupp LLP (included in the opinion filed as Exhibit 5 to this
         Registration Statement) *
23.3     Consent of Russell & DuMoulin (included in the opinion filed as Exhibit 8.2 to this Registration Statement) *
99       Form of Proxy

* To be filed by amendment

(1)      Incorporated by reference from Form 10 filed on May 21, 1993
(2)      Incorporated by reference from Form 20-F/A filed on April 25, 1994
(3)      Incorporated by reference from Form 20-F Annual Report filed on April 29, 1994
(4)      Incorporated by reference from Form 20-FR/A2 filed on September 9, 1994
(5)      Incorporated by reference from Form 20-FR/A2 filed on September 9, 1996
(6)      Incorporated by reference from Form 20-FR/A3 filed on October 20, 1994
(7)      Incorporated by reference from Form 20-FR/A4 filed on November 10, 1994
(8)      Incorporated by reference from Form 20-FR/A5 filed on December 19, 1995
(9)      Incorporated by reference from Form 20-F filed on April 29, 1995
(10)     Incorporated by reference from Form 20-F Annual Report filed on April 30, 1996
(11)     Incorporated by reference from Form 20-F Annual Report filed on April 29, 1998
(12)     Incorporated by reference from Registration Statement on Form S-8 filed on June 20, 1997
         (Registration No. 333-7098)
(13)     Incorporated by reference from Registration Statement on Form S-8 filed on June 20, 1997
         (Registration No. 333-7096)